As filed with the Securities and Exchange Commission on
                               October 5, 2000
                           Registration No. 333-46010


  ----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                             ----------------------

                             ADMIRALTY BANCORP, INC.
             (Exact name of Registrant as Specified in Its Charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   65-0405207
                     (I.R.S. Employer Identification Number)

                          4400 PGA BOULEVARD, SUITE 100
                        PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 624-4701
          (Address, including zip code, and telephone number, including area code, of agent for service)

                             WARD KELLOGG, PRESIDENT
                             ADMIRALTY BANCORP, INC.
                          4400 PGA BOULEVARD, SUITE 100
                        PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 624-4701

            (Name, address, including zip code and telephone number,
                   including area codes, of agent for service)

                                 WITH A COPY TO
                            ROBERT A. SCHWARTZ, ESQ.
                        JAMIESON, MOORE, PESKIN & SPICER
                               177 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                                         [ ] ___________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                                         [ ] ___________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                                         [ ] ___________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                                         [ ] ___________________

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ADMIRALTY BANCORP, INC.
                         Cross Reference Sheet Form SB-2

Items of Form SB-2                                            Prospectus Caption or Location

1.     Front of Registration Statement and Outside
       Front Cover Page of Prospectus . . . . . . . . . . .   Facing Page of Registration Statement;
                                                              Front Cover Page of Prospectus

2.     Inside Front and Outside Back Cover Pages of
       Prospectus . . . . . . . . . . . . . . . . . . . . .   Inside Front
                                                              Cover Page;
                                                              Outside Back Cover Page;
                                                              TABLE OF CONTENTS

3.     Summary Information and Risk Factors . . . . . . . .   OFFERING SUMMARY;
                                                              RISK FACTORS
4.     Use of Proceeds . . . . . . . . . . . . . . . . . .    USE OF PROCEEDS
5.     Determination of Offering Price . . . . . . . . . .    THE OFFERING - Determination of Offering Price
6.     Dilution . . . . . . . . . . . . . . . . . . . . . .   Not Applicable
7.     Selling Security Holders . . . . . . . . . . . . . .   Not Applicable
8.     Plan of Distribution . . . . . . . . . . . . . . . .   THE OFFERING - Sale of Class B Common Stock
9.     Legal Proceedings . . . . . . . . . . . . . . . . .    THE COMPANY - Legal Proceedings
10.    Directors, Executive Officers, Promoters and
       Control Persons . . . . . . . . . . . . . . . . . .    MANAGEMENT - Board of Directors & Executive
                                                              Officers

11.    Security Ownership of Certain Beneficial
       Owners and Management . . . . . . . . . . . . . . .    MANAGEMENT - Stock Ownership of Management and
                                                              Certain Shareholders
12.    Description of Securities . . . . . . . . . . . . .    DESCRIPTION OF THE COMPANY'S SECURITIES

13.    Interest of Named Experts and Counsel . . . . .        Not Applicable
14.    Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities .       Not Applicable

15.    Organization Within Last Five Years . . . . . . .      MANAGEMENT - Certain Transactions with
                                                              Management

16.    Description of Business . . . . . . . . . . . . .      THE COMPANY
17.    Management's Discussion and Analysis or
       Plan of Operation . . . . . . . . . . . . . . . .      MANAGEMENT'S DISCUSSION AND
                                                              ANALYSIS OF FINANCIAL CONDITION AND
                                                              RESULTS OF OPERATIONS

18.    Description of Property . . . . . . . . . . . . .      THE COMPANY - Physical Facilities
19.    Certain Relationships and Related Transactions         MANAGEMENT - Certain Transactions
                                                              with Management

20.    Market for Common Equity and
       Related Stockholder Matters . . . . . . . . . . .      OFFERING SUMMARY; DESCRIPTION
                                                              OF THE COMPANY'S SECURITIES
21.    Executive Compensation . . . . . . . . . . . . .       MANAGEMENT - Compensation of
                                                              Board of Directors; Compensation of Executive
                                                              Officers; Management Stock Option Plan
22.    Financial Statements . . . . . . . . . . . . . .       INDEX TO CONSOLIDATED FINANCIAL
                                                              STATEMENTS

23.    Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure . . . . . . . . . . . . . . . . . . .       Not Applicable


PROSPECTUS

                             ADMIRALTY BANCORP, INC.

                           700,000 to 1,100,000 SHARES
                                       of
                              Class B Common Stock

               (Intended Offering Price $8.00 - $11.00 Per Share)

         We are a financial holding company under the Bank Holding
Company Act of 1956, as amended, incorporated under the laws of Delaware. Our Class B Common Stock is traded on the NASDAQ National Market under the symbol "AAABB".

         Our subsidiary is Admiralty Bank, a Florida state chartered commercial bank. The bank is a full service commercial bank which operates through its main office located in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. We also own an interest in Admiralty Insurance Services, LLC, which provides a full range of insurance services to the bank's customers and the public.


         We are offering shares of Class B Common Stock on a best efforts basis. The shares are being sold through the efforts of certain of our officers and directors, without the use of an underwriter or broker. The subscription period for the offering will end on the earlier of (i) our receipt of subscriptions for a minimum of 700,000 shares, or (ii) at 5:00 p.m., Florida time, on January 15, 2001, although we reserve the right to continue to solicit subscriptions even if we have accepted subscriptions for 700,000 shares. The subscription period may be extended, at our discretion, for additional periods not to exceed 180 days. Until we accept subscriptions, funds will be held by us. There is no minimum subscription amount per subscriber.

                                ----------------

         THE PURCHASE OF THE COMMON STOCK INVOLVES VARIOUS INVESTMENT RISKS WHICH SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS. AMONG OTHER FACTORS, PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE OFFERING PRICE MAY EXCEED HISTORICAL MARKET PRICES OF THE COMPANY'S CLASS B COMMON STOCK. SEE "MARKET PRICE AND DIVIDENDS ON THE CLASS B COMMON STOCK" ON PAGE 12 OF THIS PROSPECTUS.



         Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock are not bank deposits and are not secured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

================================================================================
                                 Price to Public         Proceeds to Company (1)
--------------------------------------------------------------------------------

Per Share. . . . . . . . .
--------------------------------------------------------------------------------

Total  (Minimum/Maximum) .
================================================================================

(1) Before deduction of expenses of the offering payable by the company estimated at $100,000.


                The date of this Prospectus is ___________, 2000

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                  Offering Summary ......................................   1

                  Consolidated Selected Financial and Other Data.........   2

                  Risk Factors ..........................................   5

                  Use of Proceeds .......................................  10

                  The Offering ..........................................  10

                  Capitalization.........................................  11

                  Market Price of and Dividends on the Common Stock......  12

                  Management's Discussion and Analysis of Financial
                           Condition and Results of Operations ..........  13

                  The Company............................................  44

                  Supervision and Regulation ............................  45

                  Management ............................................  49

                  Description of the Company's Securities ...............  56

                  Transfer Agent ........................................  60

                  Legal Matters..........................................  60

                  Experts ...............................................  60

                  Where You Can Find Additional Information .............  60

                  Table of Contents to Financial Statements ............. F-1

                                OFFERING SUMMARY

         The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements and notes. References to "we", "our", "us", the "company" and "Admiralty" refer to Admiralty Bancorp, Inc. and its subsidiaries on a consolidated basis, unless stated otherwise. References to the "bank" refer to Admiralty Bank, unless stated otherwise.

Admiralty Bancorp, Inc.

         Admiralty Bancorp, Inc is a financial holding company under the Bank Holding Company Act of 1956, as amended, incorporated under the laws of Delaware. We are the holding company for Admiralty Bank, a Florida state chartered commercial bank and member of the Federal Reserve System. The bank is a full service commercial bank, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of south and central Florida. The bank operates through its main office located in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.

         We intend to use the proceeds of this offering to fund our expansion and provide capital for the associated loan growth. Our products include traditional commercial loans, Small Business Administration loans, lines of credit, mortgage products and insurance services.

         As of June 30, 2000, we had total assets of $192.2 million, net loans of $137.1 million, total deposits of $153.4 million and total shareholders' equity of $20.0 million. See page F-2.

         The following is a summary of our financial highlights and strategy:

         o Rapid Asset Growth -- From December 31, 1997, twenty one days before the current management team acquired control of the bank, through June 30, 2000, our assets have increased $144.0 million to $192.2 million, an increase of 299%. During that same period, our loan portfolio has increased from $22.9 million to $137.1 million, and the percentage of our assets characterized as non-performing has decreased from 0.25% to 0.10% of total assets.

         o Significant Earnings Increase -- We produced a net profit of $252 thousand in 1999, an increase of $696 thousand from a pro forma (which assumes that the change in control by which current management gained control of the company occurred on January 1, 1998 rather than January 22, 1998) net loss of $444 thousand for the year ended December 31, 1998. In the first six months of 2000, we produced a net profit of $438 thousand.

         o Community-Based Institution-- Through the recent wave of bank consolidations in south Florida, many locally based community banks serving the Palm Beach, Broward and Brevard Counties, Florida area have been acquired by larger, regional and multi-state institutions. A number of these institutions are headquartered outside of the State of Florida. We are committed to serving our local communities by providing customers access to bank officers and decision-makers. We believe the recent wave of bank consolidations created opportunities for us to enhance the value of our franchise. We have elected to focus on building our franchise through branch expansion. Our branch expansion plans are designed to foster rapid growth and we believe build our franchise value. We believe these activities enhance our long-term prospects.

         o Product Line Expansion -- In April 2000, we entered into a joint venture agreement with USI

                  Florida to form Admiralty Insurance Services, LLC, which provides customers of Admiralty Bank and the public with a full range of insurance products.

Risk Factors

         There are many risks associated with an investment in the company. Before you decide to purchase our Class B common stock, you should read the Risk Factors section beginning on page 5 of this prospectus.

The Offering

Securities Offered . . . . . . .    700,000 to 1,100,000 shares of Class B
                                    Common Stock.

Class B Common Stock Outstanding
Prior to the Offering . . . . . .   2,346,499 shares(1).

Class B Common Stock Outstanding
         After the Offering . . .   3,046,499 shares(1) if minimum number of
                                    shares are sold.

                                    3,446,499 shares(1) if maximum number of shares are sold.


Use of Proceeds. . . . . . . . .    The net proceeds of this offering will be
                                    used to provide capital to grow our
                                    franchise, particularly through our
                                    expansion into the Orlando area, and to
                                    ensure acceptable capital levels are
                                    maintained during our growth.

Market For Securities . . . . . .   Our Class B common stock trades on the
                                    NASDAQ National Market under the symbol
                                    "AAABB."

------------
(1) Does not include 1,958,165 shares of Class B stock reserved for issuance pursuant to the conversion rights of the Class A common stock, unexercised warrants and unexercised options under the company's stock option plans.

Consolidated Selected Financial and Other Data

         You should read the following selected information in conjunction with our consolidated financial statements and the notes to the consolidated financial statements, appearing in this prospectus on page F-1. The selected financial data at or for the periods ended June 30, 2000, and June 30, 1999 were derived from our unaudited financial statements. The selected financial data at or for the periods ended December 31, 1999 and 1998 were derived from our audited consolidated financial statements for the respective periods.

                                            As of or for the six                            As of or for
                                             month period ended          As of or for      the year ended
                                                 June 30,                the year ended    December 31, 1998
                                             2000       1999           December 31, 1999    (Pro Forma)(1)
                                          ------------------------------------------------------------------
                                              (In Thousands, Except Per Share Data and Percentages)
                                            INCOME STATEMENT DATA
Interest and dividend income............  $ 6,679         $ 3,166              $ 7,930          $ 4,249
Interest expense                            2,744             853                2,448            1,165
                                          -------         -------              -------          -------
     Net interest and dividend income...    3,935           2,313                5,482            3,084
Provision for loan losses...............      443              72                  525              385
                                          -------         -------              -------          -------
Net interest and dividend income            3,492           2,241                4,957            2,699
after provision for loan losses.........
Non-interest income.....................      501             515                1,075              853
Non-interest expense....................    3,233           2,588                5,396            3,990
                                          -------         -------              -------          -------
Income (loss) before income taxes.......      760             168                  636             (438)
Income tax expense......................      322             111                  384                0
                                          -------         -------              -------          -------
Income (loss) before minority interest..      438              57                  252             (438)

Minority interest in loss
  of subsidiaries.......................        0               0                    0               (6)
                                          -------         -------              -------          -------
Net income (loss).......................  $   438         $    57              $   252          $  (444)
                                          -------         -------              -------          -------

                                               PER SHARE DATA
Net income - basic and diluted -
  Class A(2)............................      n/a             n/a                  n/a            $0.44
Net income - basic and diluted -
  Class B(2)............................      n/a             n/a                  n/a           $(1.06)
Net Income - basic and diluted..........    $0.15           $0.02                $0.09              n/a
Book value (3)..........................    $7.05           $6.83                $6.89            $6.85

                                             BALANCE SHEET DATA
Total Assets............................ $192,231        $107,424             $139,962          $80,748
Total Loans.............................  138,519          70,868              100,857           47,414
Allowance for loan losses...............   (1,463)           (698)              (1,017)            (602)
Investment securities (4)...............   36,551          14,963               27,682           10,074
Goodwill, net...........................    3,463           3,755                3,540            3,834
Deposits................................  153,435          87,474              110,273           60,718
Shareholders' equity....................   20,033          19,456               19,574           19,502

                                          SELECTED OPERATING RATIOS
Return on average assets................     0.53%           0.13%                0.23%           (0.77%)
Return on average shareholders' equity..     4.45%           0.59%                1.29%           (3.96%)
Net interest margin (5).................     5.13%           5.80%                5.64%            6.21%

SELECTED ASSET QUALITY DATA,
CAPITAL AND ASSET QUALITY RATIOS

Equity/assets...........................    10.42%          18.11%               13.99%           19.51%
Non-accrual loans/total loans...........     0.14%           0.15%                0.15%            0.23%
Non-performing assets/total loans and
  other real estate owned...............     0.14%           0.17%                0.26%            0.25%
Allowance for loans losses/
  total loans...........................     1.06%           0.98%                1.01%            1.27%

Allowance for loan losses/non-
  performing assets.....................   750.26%         596.58%              388.17%          514.94%

     Net charge-offs (recoveries)/
       average total loans..............     0.00%          (0.04%)               0.15%            0.56%


(1) Financial information for the year ended December 31, 1998 is based upon the Pro Forma Consolidated Income Statement for that time period which assumes the change in control of the company occurred on January 1, 1998.

(2) For the year ended December 31, 1998, the company reported earnings per share using the two class method of reporting due to differences in the dividend rights for the Class A and Class B common stock. In January 1999, the Board of Directors adopted a new dividend policy pursuant to which the Class A and Class B shares are treated equally, and the company now reports earnings per share as if it had one class of stock outstanding. Refer to Note 2 to the consolidated financial statements on page F-22.

(3) Book value per common share is calculated by dividing the aggregate outstanding Class A common shares multiplied by the conversion ratio, and Class B common shares into total shareholders' equity at the respective dates.

(4) Investment securities include Federal Reserve Bank stock and Federal Home Loan Bank stock.

(5) The net interest margin is calculated by dividing net interest income by average interest earning assets.

                                  RISK FACTORS

         You should consider the following risk factors in addition to the other information in this prospectus before investing in our common stock.

         Certain statements in this prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "believes," "expects," is or are "expected" and "anticipated." These forward-looking statements are based on our current expectations. The risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements.

Shares of Class B stock may trade on the NASDAQ National Market at a price below the offering price.

         The offering price of the shares of Class B stock in this offering has not been determined by the market price, but rather, by the company's own valuation of the shares. The purchase price of the shares in this offering may be higher than the amount that the shares trade for on the NASDAQ National Market. Therefore, an investor in this offering who later wishes to sell his or her shares may realize a loss on the sale if the market price has not risen above the offering price.

If our planned expansion into Orlando, Florida is not profitable, the losses could have a substantial adverse impact upon the company.

         In order to expand the bank into Orlando, Florida, we will be required to commit a substantial amount of the company's resources, including financial resources and the time, energy and expertise of our management. In addition, the expansion into Orlando will require that we hire additional management and staff. If we are not able to attract sufficient deposits, originate sufficient loans, or cause the Orlando branch(es) to become profitable for any reason, such failure may have a significant adverse effect on the company.

         In addition, the success of the Orlando branch is heavily dependent upon the performance of a few executive officers, including primarily Randy Burden. Although Mr. Burden has commenced his employment with the bank, we do not have an employment agreement with Mr. Burden and the loss of Mr. Burden's services could substantially impact the success of our Orlando expansion.

The issuance of additional shares in the future may result in dilution.

         In connection with our public offering of the shares in 1998, we issued warrants to purchase shares of the Class B stock at an exercise price of $9.74 per share. Presently 1,089,595 of these warrants are outstanding. In addition, options to purchase 372,613 shares of Class B stock are outstanding. The exercise of these warrants or options, although in excess of book value, could substantially dilute your voting interest as a stockholder.

Our continued rapid growth may negatively affect profitability.

         Since December, 1997, our asset size has grown 299%. Our business plan calls for our continued rapid expansion. This expansion may detrimentally impact our future profitability in several ways, including through potential loan losses and the need for future provisions to the loan loss reserve, and an increase in operating and other non-interest expenses associated with growth.

         Our continued rapid growth and success also depends on the ability of our officers and key employees to manage our growth effectively, to attract and retain skilled employees and to expand the capabilities of our management information systems. Accordingly, there can be no assurance that we will be successful in managing our expansion and the failure to do so would adversely affect our financial position.

Defensive measures contained in the Certificate of Incorporation limit the ability of shareholders to exert control over the board of directors.

         Our Certificate of Incorporation contains certain provisions which have been adopted as defensive measures to protect the company against an unsolicited hostile takeover bid. These provisions may also have significant effects in limiting the ability of our shareholders to effect an immediate change in the composition of the board of directors and to otherwise exercise their voting power to affect the composition of the board. In general, these provisions provide for (i) a classified board of directors; (ii) that directors may not be removed by shareholders without cause; (iii) that the affirmative vote of 80% of the outstanding shares of common stock are required to approve a merger, consolidation or sale of substantially all of the company's assets, unless the proposed transaction is approved by a majority of the board of directors; and
(iv) prior notice of any shareholder nominations and proposals.

Changes in local economic conditions could adversely affect our loan portfolio.

         Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers in Palm Beach, Broward, and Brevard Counties, Florida, in which we have branches. Therefore, any decline in the economy of Florida or these particular areas could have an adverse impact on us.

         Our loans, the ability of borrowers to repay these loans and the value of collateral securing these loans are impacted by economic conditions. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in our primary market areas are strong and have aided our recent growth, we cannot assure you that these conditions will continue to prevail. We cannot assure you that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on us.

Our allowance for loan losses may not be adequate to cover actual losses.

         Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. We believe that our allowance for loan losses is adequate to cover losses inherent in the loan portfolios. However, a significant portion of the loans that we have made are not yet "seasoned". In other words, these loans have not been in repayment for a period of time long enough for us to know with a high level of probability what percentage of the borrowers will default or not fully perform on their obligations. Therefore, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of our operations.

         Risks within the loan portfolio are analyzed on a continuous basis by management, by independent internal and external loan review functions and by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although we believe that our allowance for loan losses is adequate to cover anticipated losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. The need to take additional provisions could adversely affect our earnings.

We are in competition with many other banks, including larger commercial banks which have greater resources than us.

         The banking industry within the State of Florida is highly competitive. The bank's principal market area is served by branch offices of large commercial banks and thrift institutions. A number of these institutions have substantially greater resources to expend upon advertising and marketing than we do, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal upon our judgment that large and mid-size financial institutions do not adequately serve small businesses in our principal market area and our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "home town" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.

The company is dependent on the bank as a source for dividends on the common stock.

         Admiralty Bancorp, Inc. is a legal entity separate and distinct from the bank. The company has no material assets other than its ownership of the bank and its interest in Admiralty Insurance Services. Earnings of the company are wholly dependent on the earnings of the bank, as the company has engaged in no significant operations of its own. Accordingly, the earnings of the company, and its ability to pay dividends on the common stock, are largely dependent on the receipt by the company of earnings of the bank in the form of dividends. Any restriction on the ability of the bank to pay dividends could significantly and adversely affect the ability of the company to pay dividends with respect to the common stock. The bank's ability to pay dividends or make other capital distributions to the company is governed by regulations imposed by the Florida Department of Banking and the Federal Reserve, the Bank's primary regulators.

We may be subject to higher operating costs as a result of government regulation.

         We are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Legislative and regulatory changes may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors.

We cannot predict how changes in technology will impact our business.

         The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

         o    telecommunications;
         o    data processing;
         o    automation;
         o    Internet-based banking;
         o    telebanking; and
         o    debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend, to a certain extent, on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments in the future. We cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

There is a risk that we may not be repaid in a timely manner, or at all, for loans we make.

         The risk of nonpayment (or deferred or delayed payment) of loans is inherent in commercial banking. Such non payment, or delayed or deferred payment of loans to the bank, if they occur, may have a material adverse effect on our earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, the bank maintains an allowance for loan losses created through charges against earnings. As of June 30, 2000, the bank's allowance for loan losses was $1.5 million. The bank's marketing focus on small to medium-size businesses may result in the assumption by the bank of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. We seek to minimize our credit risk exposure through credit controls which include evaluation of potential borrowers, available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.

The laws that regulate our operations are designed for the protection of depositors and the public, but not our shareholders.

         The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business.

The potential impact of changes in monetary policy and interest rates may negatively affect our operations.

         Our operating results may be significantly affected (favorably or unfavorably) by market rates of interest which, in turn, are affected by prevailing economic conditions, by the fiscal and monetary policies of the United States government and by the policies of various regulatory agencies. Our earnings will depend primarily upon our interest rate spread (i.e., the difference between income earned on our loans and investments and the interest paid on our deposits). Like many financial institutions, we may be subject to the risk of fluctuations in interest rates, which, if significant, may have a material adverse effect on our operations.

                                 USE OF PROCEEDS

         The net proceeds of this offering are estimated to be $6.9 million, assuming a price to the public of $10.00 per share after deducting offering expenses of $100,000 if the minimum number of shares are sold, and $10.9 million after deducting offering expenses if the maximum number of shares are sold. These proceeds will be used to support the expansion of our Admiralty Bank franchise through, among other things, our entry into the Orlando, Florida market, and to assist the bank in maintaining acceptable capital levels while it continues to grow. In addition, a larger capital base will permit the bank to make larger loans, and to better penetrate its market areas.

                                  THE OFFERING

General

         We are offering a minimum of 700,000 and a maximum of 1,100,000 shares of our Class B common stock at a price of between $8.00 and $11.00 per share, for a total price of between $5.6 million to $7.7 million if the minimum number of shares are sold and $8.8 million to $12.1 million if the maximum number of shares are sold, before deducting offering expenses estimated to be $100 thousand. There is no minimum number of shares required for a purchaser to participate in this offering. The maximum purchase for any individual investor is 100,000 shares of Class B stock, unless we, in our sole discretion, accept a subscription for a greater number of shares.

Determination of Offering Price


         We have determined the offering price of the Class B stock in this offering through our own valuation of the shares and based upon the amount of additional capital needed for the planned bank expansion, rather than on the trading value of the Class B stock on the NASDAQ National Market. Among the factors we took into consideration in determining the price for the Class B stock were the price paid by investors in the company's initial public offering in 1998 for shares of the Class B stock ($10.50 per share) and the price originally paid by subscribers in the company's initial private placement of the Class A units consisting of a share of Class A stock and a common stock purchase warrant ($10.00 per unit). In addition, we reviewed the price to book value multiple indicated by the proposed offering range (i.e., at an offering price of $10.00 per share, the price would indicate a price to book value ratio of 140.65%). We also considered the price at which newly chartered banks frequently offer their stock, in light of the fact that our expansion into the Orlando area represented a new undertaking both for us and for the Orlando area. Finally, we reviewed our recent growth history and the potential of community banking within the state of Florida. Based upon the illiquid nature of the company's trading market in the Class B stock, we did not believe the market price was the best indicator of the true valuation of the Class B stock. The offering price may be substantially higher than the market price for the shares on the NASDAQ National Market.


Offering Period


         The subscription period for the offering will end on the earlier of (i) our receipt of subscriptions for a minimum of 700,000 shares, or (ii) at 5:00 p.m., Florida time, on January 15, 2001, although we reserve the right to continue to solicit subscriptions even if we have accepted subscriptions for 700,000 shares. The subscription period may be extended, at our discretion, for additional periods not to exceed 180 days (i.e., until July 14, 2001).


Sale of Class B Common Stock


         We are offering shares of our Class B stock on a best efforts basis. The shares are being sold through the efforts of certain of our officers and directors without the use of an underwriter. We will not pay any commissions on the sales of our stock. We will, however, reimburse these individuals for reasonable expenses they incur in connection with the offering.


How to Subscribe


         We will offer shares of our Class B stock to the public who may subscribe for whole shares. There is no minimum subscription amount per subscriber. If you wish to subscribe for shares of our Class B stock, you must complete the following steps before the offer ends:


         1) Complete and sign the subscription agreement which accompanies this prospectus;

         2) Make full payment of the entire purchase price for the shares subscribed in United States currency by check, bank draft, or money order payable to Admiralty Bancorp, Inc.; and

         3) Deliver the subscription agreement, together with the payment described above, to Admiralty Bancorp,

             Inc., 4400 PGA Boulevard, Palm Beach Gardens, Florida, 33410.


         Subscription funds will be held by us pending receipt of subscriptions for a minimum of 700,000 shares, although we reserve the right to continue to solicit subscriptions even if we have accepted subscriptions for 700,000 shares. We will not pay interest on subscriptions. In the event we do not receive subscriptions for 700,000 shares, we will terminate the offering and return all subscription funds, without interest.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2000 and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock by this prospectus, at an assumed offering price of $10.00 per share.

                                                                     June 30, 2000
                                                                     -------------
                                                                      As Adjusted for this offering
                                                          Actual          Minimum        Maximum
                                                          -----------------------------------------
                                                             (unaudited) (Dollars in thousands)
Shareholders' equity
Preferred stock, no par value, 2,000,000 shares
     authorized, no shares issued or outstanding.........$    --         $    --         $    --
Common Stock Class A, no par value, 1,000,000 shares
    authorized, 454,250 shares issued and outstanding....  3,828           3,828           3,828
Common Stock Class B, no par value, 4,000,000 shares
   authorized, 2,329,561 shares issued and outstanding(1) 19,359          26,259          30,259
Accumulated deficit...................................... (2,999)         (2,999)         (2,999)
Accumulated other comprehensive loss, net................   (155)           (155)           (155)
                                                          --------------------------------------
          Total shareholders' equity.....................$20,033         $26,933         $30,933
                                                         =======         =======         =======

(1) Class B shares outstanding would be 3,029,561 if the minimum number of shares in this offering are issued and 3,429,561 if the maximum number of shares in this offering are issued.

The following tables set forth our capital ratios for both the bank and the company as of June 30, 2000, and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock offered by this prospectus at an assumed offering price of $10.00 per share, as well as the minimum required regulatory capital.

Admiralty Bank

--------------------------------------------------------------------------------------------------------------
                          June 30, 2000           As Adjusted               Required
                             Actual            Minimum/Maximum            Regulatory       Well Capitalized(2)
                           (unaudited)            (unaudited)               Minimum
--------------------------------------------------------------------------------------------------------------
Risk-based Capital: (1)
--------------------------------------------------------------------------------------------------------------
     Tier I capital            9.61%             14.02%/16.54%               4.00%                6.00%
--------------------------------------------------------------------------------------------------------------
     Total capital            10.57%             14.97%/17.49%               8.00%               10.00%
--------------------------------------------------------------------------------------------------------------
Leverage ratio                 8.35%             12.29%/14.58%            3.00 - 5.00%            5.00%
--------------------------------------------------------------------------------------------------------------

(1) The bank's capital ratios, as adjusted, are computed in a manner consistent with regulatory guidelines and assume that net proceeds from the offering are invested in assets that carry a 20% risk-weighting.

(2) For the company to remain qualified as a financial holding company, Admiralty Bank must remain "well capitalized" under FRB regulations.

         On July 31, 2000 the company made a capital contribution of $1,250 thousand to the bank to support the bank's continued growth.

Admiralty Bancorp, Inc.

---------------------------------------------------------------------------------------
                             June 30, 2000          As Adjusted             Required
                                Actual            Minimum/Maximum          Regulatory
                              (unaudited)           (unaudited)              Minimum
---------------------------------------------------------------------------------------
Risk-based Capital: (1)
---------------------------------------------------------------------------------------
     Tier I capital              10.72%            15.12%/17.63%              4.00%
---------------------------------------------------------------------------------------
     Total capital               11.68%            16.07%/18.58%              8.00%
---------------------------------------------------------------------------------------
Leverage ratio                    9.31%            13.26%/15.54%           3.00 - 5.00%
---------------------------------------------------------------------------------------

(1) The company's capital ratios, as adjusted, are computed in a manner consistent with regulatory guidelines and assume that net proceeds from the offering are invested in assets that carry a 20% risk-weighting.

Market Price and Dividends on the Class B Common Stock

         Since September 30, 1998 our Class B stock has been traded on the Nasdaq National Market under the symbol "AAABB." The following table shows the high and low bid price for the common stock on the Nasdaq National Market since our inception. High and low bid prices reported on the NASDAQ National Market reflect inter-dealer quotations, without retail markup, mark-down or commissions, and may not necessarily represent actual transactions.

                                 2000
                                 ----
                             High      Low
                             ----      ---
1st Quarter................ $9.00     $6.00
2nd Quarter................  6.88      5.25

                                 1999
                                 ----
                             High      Low
                             ----      ---
1st Quarter................ $8.64     $7.09
2nd Quarter................  9.18      7.09
3rd Quarter................  7.86      6.64
4th Quarter................  8.09      6.20

                                 1998
                                 ----
                             High      Low
                             ----      ---
4th Quarter................ $9.52     $8.41

         As of June 30, 2000, the company had 177 shareholders of record. The company paid a 12.91% stock dividend on its Class B common stock on January 23, 2000. The company has not paid cash dividends and does not anticipate paying cash dividends in the foreseeable future.

Subscriptions by Directors and Executive Officers

The following table sets forth the number of shares which certain directors and executive officers, and proposed future directors of the company, have expressed an interest in purchasing upon the consummation of this offering.


----------------------------------------------------------------------------------------------------
                                                                                 As a Percentage of
                                                                                   Shares Offered
      Name                   Amount                   Number of Shares(1)         Minimum    Maximum
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Randy O. Burden           $1,000,000                  100,000                     14.3%      9.1%
----------------------------------------------------------------------------------------------------
Douglas P. Hooker         $1,000,000                  100,000                     14.3%      9.1%
----------------------------------------------------------------------------------------------------
Patrick C. Mathes         $  500,000                   50,000                      7.1%      4.5%
----------------------------------------------------------------------------------------------------
Edward Gerrits            $  500,000                   50,000                      7.1%      4.5%
----------------------------------------------------------------------------------------------------

(1) Assuming an offering price of $10.00 per share.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

         The current management team and board of directors acquired the company on January 22, 1998. Prior to this change in control of the company and the company's public offering, the company was a privately held institution. The company's historical financial statements included in this prospectus for the year ended December 31, 1998, do not include the first 21 days of operations in January of 1998, prior to the change in control. However, to ensure comparability with period ended December 31, 1999, the income statement data discussed for the year ended December 31, 1998, are based upon pro forma data for the company assuming the change in control had occurred on January 1, 1998.

         On March 22, 1999, the board of directors resolved to treat both classes of the company's common stock equally, in terms of the amount of dividends declared and the form of payment of dividends. This resolution and new dividend policy was effective January 1, 1999. Accordingly, effective January 1, 1999, earnings per share is no longer being computed under the two class method.

                              RESULTS OF OPERATIONS

                Three Months Ended June 30, 2000 and June 30 1999

For the quarter ended June 30, 2000, we generated net income of $225 thousand, an increase from net income of $27 thousand for the second quarter of 1999.

At June 30, 2000, our total assets reached $192.2 million, an increase of 37.3% over total assets at December 31, 1999. Our net loans totaled $137.1 million, an increase of 37.3% over net loans at December 31, 1999, and our deposits totaled $153.4 million, an increase of 39.1% over total deposits at December 31, 1999. During the six months ended June 30, 2000, we also instituted a leveraged growth strategy designed to provide a measure of protection against falling interest rates and to enhance income. The strategy involved the purchase of a $10 million GNMA II mortgage-backed security with an 8% coupon funded initially by $9 million in 90 day FHLB advances at an initial rate of 6.10%.

Interest and Dividend Income. Total interest and dividend income increased $1.9 million, or 108.5%, to $3.7 million for the quarter ended June 30, 2000 from $1.8 million for the same period of 1999. This increase in interest income primarily relates to an increase in our average balance of earning assets and to a lesser extent to higher yield on the portfolio of interest earning assets. Average balances increased by $62.2 million for loans and $25.0 million for investment securities and the average balance of federal funds sold decreased $9.6 million. The average yield on the loan portfolio increased slightly to 9.4% in the second quarter of 2000, compared to 9.0% in the second quarter of 1999. The average yield on federal funds sold increased to 6.4% in 2000 from 4.7% in 1999 reflecting higher current market rates of interest. The average yield on investment securities, including Federal Reserve Bank and FHLB stocks increased to 7.1% in 2000 from 5.8% in 1999, primarily as a result of the purchase of longer term, mortgage-backed securities. During the three months ended June 30, 2000 the yield on our interest earning assets increased to 8.8% from the 7.9% earned during the three months ended June 30, 1999. This increase is due to a shift in the mix of the average earning assets out of federal funds sold and into higher yielding loans and investment securities and to higher market interest rates.

Interest Expense. Our interest expense for the second quarter of 2000 increased $1,058 thousand, or 205.0%, to $1,574 thousand from $516 thousand for the same period last year. The increase in interest expense reflects a 120.3% increase in average interest bearing liabilities at June 30, 2000, as compared to the same period in 1999. The average balance of time deposits, money market deposits and NOW deposits increased by $21.7 million, $26.7 million and $1.4 million, respectively, in the second quarter of 2000 as compared to the same period in 1999. The increase in money market deposit accounts reflects the success of our tiered-rate money market account which offers competitive rates based upon the size of the customer's account balance. In addition, the average balance of the our non-interest bearing demand deposits increased by $9.3 million, to $32.5 million for the three months ended June 30, 2000 from $23.2 million for the three months ended June 30, 1999. The Company's average cost of deposits for the three months ended June 30, 2000, increased to 3.7% from 2.6% for the comparable period of 1999. Additionally, we borrowed funds during the second quarter of 2000 while in the same period of 1999 we had no borrowed funds. The average balance of federal funds purchased was $609 thousand, the average balance of securities sold under agreement to repurchase was $9.1 million, and the average balance of advances from the FHLB was $9.2 million at average rates of 6.6%, 6.2% and 6.5%, respectively, during the three months ended June 30, 2000. Federal funds purchased were used primarily to fund loan growth in periods when loan growth out paced deposit growth. The funds obtained through the repurchase agreement and FHLB advances were used to purchase securities under a leveraged growth and interest rate risk reduction strategy. Our average cost of funds, deposits and borrowings, for the three months ended June 30, 2000, increased to 4.0% from 2.6% compared to the comparable period of 1999.

Net-Interest and Dividend Income. Net interest income for the three months ended June 30, 2000, increased by $850 thousand, or 68.4%, over the same period last year. Our net interest spread decreased 48 basis points to 3.78% for the three months ended June 30, 2000, from 4.26% for the comparable period of 1999, reflecting our higher cost of funds for the current period.

Provision for Loan Losses. The increase to $244 thousand from $57 thousand in the provision for loan losses for the three months ended June 30, 2000, compared to the comparable period of 1999, reflects the growth in the loan portfolio in the second quarter 2000 compared to the same period the prior year. Our expense for provision for loan losses maintained the reserve at a level management believes appropriate in light of our lending activities, the quality of the loan portfolio, historical experience, volume and type of lending conducted by us, the status of past due and non-performing loans, the general economic conditions of our lending area and other factors affecting collectibility of our loan portfolio. The provision for the three months ended June 30, 2000 was due to growth primarily in the non-residential real estate loan portfolio. We had net recoveries of $3 thousand and did not experience any material change in our level of classified loans during the three month period. While our management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.

Non-Interest Income. For the second quarter of 2000, total non-interest income increased $11 thousand, or 4.6%, over the same period of last year. The increase includes additional service charges and fees primarily resulting from growth in the deposit portfolio and an increase of $9 thousand on gain on sale of loans due to two small loans being sold in the three months ended June 30, 2000 versus no loan sales during the same period in 1999.

Non-Interest Expense. For the three month period ended June 30, 2000, we experienced increases in non-interest expense over non-interest expense for the comparable period of 1999. For the three month period ended June 30, 2000, our total non-interest expense was $1.7 million, compared to total non-interest expense of $1.3 million for the 1999 period. The increase in non-interest expense in the three month period of 2000 reflects increased compensation and employee benefit expense as we hired additional staff to administer growth in our loan and deposit portfolios, to staff our new in-house data processing and items processing departments and to staff our new full service Melbourne, Florida facility, which opened in March 2000. The increase in salary and benefit expenses also reflects salary adjustments for our employees. Full time equivalent employees increased from 47 at June 30 1999, to 66 at June 30, 2000. Occupancy expense increased $63 thousand, or 30.9%, in the three months ended June 30, 2000 as compared to the same period in 1999. Rents at the Melbourne office and new operations center were $27 thousand and $19 thousand, respectively, in the second quarter of 2000 while we did not have these locations in 1999. Increased amortization expense for the leasehold improvements at the Boca Raton office, which was completed late in 1999, also accounted for $7 thousand of the increase in occupancy expense. Goodwill amortization totaled $39 thousand and $40 thousand for the three month periods ended June 30, 2000, and 1999, respectively. We also experienced the following increases in other non-interest expenses related primarily to its growth: postage expense increased $9 thousand, or 71.3%, stationery and supplies expense increased $15 thousand, or 56.6%, business development expense increased $26 thousand, and telephone expense increased $10 thousand, or 38.3%. Legal expenses decreased $43 thousand or 84.1% and we paid $50 thousand to settle a lawsuit during the quarter.

We also expect an increase in non-interest expense as a result of our expansion into the Orlando, Florida area. Our first branch in the area opened for business on September 7, 2000. Expenses resulting from the Orlando expansion will include those associated with rent, staffing, equipping and operating the new branch.

Income Taxes. Income tax expense increased to $166 thousand for the quarter ended June 30, 2000, compared to $75 thousand for the same period last year, primarily due to an increase in pretax income. The effective tax rate for the second quarter of 2000 was 42.5%. Non-deductible goodwill amortization expense contributed to the effective tax rate.

                Six Months Ended June 30, 2000 and June 30 1999.

For the six months ended June 30, 2000, we generated net income of $438 thousand, an increase from net income $57 thousand for the same period in 1999.

Interest and Dividend Income. Total interest and dividend income increased $3.5 million, or 111.0%, to $6.7 million for the six months ended June 30, 2000 from $3.2 million for the same period of 1999. This increase in interest income primarily relates to an increase in our average balance of earning assets and to a lesser extent to higher yield on the portfolio of interest earning assets. Average balances increased by $60.7 million for loans and $23.2 million for investment securities and the average balance of federal funds sold decreased $10.5 million. The average yield on the loan portfolio increased slightly to 9.3% in the first six months of 2000, compared to 9.1% in the second quarter of 1999. The average yield on federal funds sold increased to 6.3% in 2000 from 4.7% in 1999, reflecting higher current market rates of interest. The average yield on investment securities, including Federal Reserve Bank and FHLB stocks, increased to 7.0% in 2000 from 5.8% in 1999, primarily as a result of the purchase of longer term, mortgage-backed securities. During the six months ended June 30, 2000 the yield on our interest earning assets increased to 8.7% from the 7.9% earned during the six months ended June 30, 1999. This increase is due to a shift in the mix of the average earning assets out of federal funds sold and into higher yielding loans and investment securities and to higher market interest rates.

Interest Expense. Our interest expense for the first six months of 2000 increased $1.9 million, or 221.7%, to $2.7 million from $853 thousand for the same period last year. The increase in interest expense reflects a 127.7% increase in average interest bearing liabilities at June 30, 2000, as compared to the same period in 1999. The average balance of time deposits, money market deposits and NOW deposits increased by $19.7 million, $26.8 million and $1.2 million, respectively, for the first six months of 2000 as compared to the same period in 1999. The increase in time deposits includes $15.2 million raised using an Internet based deposit rate listing service. At June 30, 2000, we had $25.2 million in deposits gathered through this program at an average rate of 7.11%. The increase in money market deposit accounts reflects the success of our tiered-rate money market account which offers competitive rates based upon the size of the customer's account balance. In addition, the average balance of our non-interest bearing demand deposits increased by $9.9 million, to $31.0 million for the six months ended June 30, 2000 from $21.1 million for the six months ended June 30, 1999. Our average cost of deposits for the six months ended June 30, 2000, increased to 3.5% from 2.4% for the comparable period of 1999. Additionally, we borrowed funds during the first six months of 2000 while in the same period of 1999 we had no borrowed funds. The average balance of federal funds purchased was $737 thousand, the average balance of securities sold under agreement to repurchase was $9.1 million, and the average balance of advances from the FHLB was $6.6 million at average rates of 6.3%, 6.2% and 6.4%, respectively, during the six months ended June 30, 2000. Federal funds purchased were used primarily to fund loan growth in periods when loan growth out paced deposit growth. The funds obtained through the repurchase agreement and FHLB advances were used to purchase securities under a leveraged growth and interest rate risk reduction strategy. Our average cost of funds, deposits and borrowings, for the six months ended June 30, 2000, increased to 3.8% from 2.4% compared to the comparable period of 1999.

Net-Interest and Dividend Income. Net interest income for the six months ended June 30, 2000, increased by $1.6 million, or 70.1%, over the same period last year. Our net interest spread decreased 62 basis points to 3.87% for the six months ended June 30, 2000, from 4.49% for the comparable period of 1999, reflecting our higher cost of funds.

                       COMPARATIVE AVERAGE BALANCE SHEETS

The following table reflects the components of our net interest income, setting forth for the periods presented herein, (1) average assets, liabilities and shareholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) our net interest spread (i.e., the average yield on interest-earning assets less the average rate on interest-bearing liabilities) and (5) our net yield on interest-earning assets. Rates are computed on a tax equivalent basis.

                                                Six Months Ended                    Six Months Ended
                                                 June 30, 2000                       June 30, 1999
                                        -------------------------------     -------------------------------
                                                                Average                             Average
                                                    Interest     Rates                  Interest     Rates
                                        Average     Income/     Earned/     Average     Income/     Earned/
                                        Balance     Expense      Paid       Balance     Expense      Paid
                                        -------     --------    -------     -------     --------    -------
Assets
Interest-earning assets:
Due from banks..........................$     63    $    2        6.0%      $    10     $    0        4.6%
Loans (1)............................... 116,532     5,391        9.3%       55,875      2,533        9.1%
Taxable investment securities (2).......  34,331     1,193        7.0%       11,114        317        5.8%
Federal funds sold......................   2,950        93        6.3%       13,430        316        4.7%
                                        --------    ------                  -------     ------
Total interest-earning assets........... 153,876    $6,679        8.7%       80,429     $3,166        7.9%
                                                    ------                              ------
Non-interest-earning assets.............  12,564                             11,245
Allowance for possible loan losses......  (1,173)                              (627)
                                        --------                            -------
     Total assets.......................$165,267                            $91,047
                                        ========                            =======
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW deposits............................$ 12,591    $   44        0.7%      $11,376     $   46        0.8%
Savings deposits........................   2,258        25        2.2%        2,597         23        1.8%
Money market deposits...................  42,548       993        4.7%       15,791        288        3.7%
Time deposits...........................  39,878     1,165        5.9%       20,180        496        5.0%
Federal funds purchased.................     737        23        6.3%           --         --        0.0%
Repurchase agreements...................   9,066       282        6.2%           --         --        0.0%
Advances from FHLB......................   6,626       212        6.4%           --         --        0.0%
                                        --------    ------                  -------     ------

Total interest-bearing liabilities...... 113,704    $2,744        4.8%       49,944     $  853        3.4%
                                                    ------                              ------
Non-interest bearing liabilities:
Demand deposits.........................  31,038                             21,126
Other liabilities.......................     710                                484
                                        --------                            -------
Total non-interest bearing liabilities..  31,748                             21,610
                                        --------                            -------
Shareholders' equity....................  19,815                             19,493
                                        --------                            -------
     Total liabilities and
        shareholders' equity............$165,267                            $91,047
                                        ========                            =======
Net interest differential...............                          3.9%                                4.5%
                                                                  ===                                 ===
Net yield on interest-earning assets....            $3,935        5.1%                  $2,313        5.8%
                                                    ======        ===                   ======        ===

SELECTED OPERATING RATIOS
     Return on average assets...........                         0.53%                               0.13%
     Return on average equity...........                         4.45%                               0.59%
     Equity to assets ratio.............                        10.42%                              18.11%

(1) Average loans include non-accrual loans, which were $195 thousand and $109 thousand at June 30, 2000 and June 30, 1999, respectively.
(2) Includes Federal Reserve Bank of Atlanta stock and Federal Home Loan Bank stock.

The following table presents by category the major factors that contributed to the changes in net interest income for the periods presented. Amounts have been computed on a fully tax-equivalent basis.

                                          Six months ended June 30,
                                               2000 versus 1999
                                     Increase (Decrease) Due to Change in:
                                     -------------------------------------
                                        Average     Average
                                        Volume        Rate       Net
                                        ------        ----      ------
                                                 (in thousands)
Interest Income:
Due from banks..........................$    1        $  1      $    2
Loans................................... 2,779          79       2,858
Taxable investment securities...........   668         208         876
Federal funds sold......................  (246)         23        (223)
                                        ------        ----      ------
Total interest income...................$3,202        $311      $3,513
                                        ------        ----      ------
Interest expense:
NOW deposits............................$    5        $ (7)         (2)
Money market deposits...................   491         214         705
Savings deposits........................    (2)          4           2
Time deposits...........................   489         180         669
Federal funds purchased.................    23          --          23
Repurchase agreements...................   282          --         282
FHLB advances...........................   212          --         212
                                        ------        ----      ------
Total interest expense..................$1,500        $391      $1,891
                                        ------        ----      ------
Net interest income.....................$1,702        $(80)     $1,622
                                        ======        ====      ======

Provision for Loan Losses. The increase to $443 thousand from $72 thousand in the provision for loan losses for the six months ended June 30, 2000, compared to the comparable period of 1999 is reflective of the growth in the loan portfolio in the first half of 2000 compared to the same period in the prior year. Our provision for loan losses maintained the reserve at a level management believes appropriate in light of our lending activities, the quality of the loan portfolio, historical experience, volume and type of lending conducted by us, the status of past due and non-performing loans, the general economic conditions of our lending area and other factors affecting collectibility of our loan portfolio. The provision for the six months ended June 30, 2000 was due to growth primarily in the non-residential real estate, residential real estate and commercial and industrial loan portfolios. We had net recoveries of $3 thousand and did not experience any material change in the level of classified loans during the three month period. While our management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.

Non-Interest Income. For the first six months of 2000, total non-interest income decreased by $14 thousand, or 2.7%, over the same period of last year. The decrease includes a $39 thousand increase from additional service charges and fees primarily resulting from growth in the deposit portfolio and a reduction of $50 thousand on gain on sale of loans due to a lower volume of loans sold in the six months ended June 30, 2000 versus the same period in 1999. We also gained $16 thousand by selling stock we received in the de-mutualization of two of our insurance vendors. Other factors affecting non-interest income include $22 thousand less in gain on sale of assets in 2000 and $13 thousand more in gain on sale of other real estate during the first six months of 2000 as compared to the same period in 1999.

Non-Interest Expense. For the six month period ended June 30, 2000, the Company experienced increases in its non-interest expense over non-interest expense for the comparable period of 1999. For the six month period ended June 30, 2000, our total non-interest expense was $3.2 million, compared to total non-interest expense of $2.6 million for the 1999 period. The increase in non-interest expense in the six month period of 2000 reflects increased compensation and employee benefit expense as we hired additional staff to administer growth in our loan and deposit portfolios, and to staff its new full service Melbourne, Florida facility which opened in March 2000. The increase in salary and benefit expenses also reflect salary adjustments for our employees. Full time equivalent employees increased from 47 at June 30 1999, to 66 at June 30, 2000. Occupancy expense increased $69 thousand, or 16.7%, in the six months ended June 30, 2000 as compared to the same period in 1999. Rents at the Melbourne office and new operations center were $34 thousand and $19 thousand, respectively, in the first six months of 2000, while we did not have these locations in 1999. Increased amortization expense for the leasehold improvements at the Boca Raton office, which was completed late in 1999, also accounted for $17 thousand of the increase in occupancy expense. Goodwill amortization totaled $77 thousand and $80 thousand for the six month periods ended June 30, 2000, and 1999, respectively. We experienced a net increase of $168 thousand, or 20.0%, in other non-interest expenses in the first six months of 2000 compared to the same period in 1999. This increase is related primarily to our growth. The net change in other non-interest expense includes the following: postage expense increased $18 thousand, or 67.3%, stationery and supplies expense increased $26 thousand, or 49.5%, business development expense increased $31 thousand, or 125.4%, and State and FDIC assessments increased $15 thousand, or 116.5%. We paid $50 thousand to settle a lawsuit during 2000. Legal expenses decreased $41 thousand, or 61.7%, insurance expense decreased $21.5 thousand, or 40.4%, and consulting costs decreased $34 thousand or 100%.

Income Taxes. Income tax expense increased to $322 thousand for the six months ended June 30, 2000, compared to $111 thousand for the same period last year, primarily due to an increase in pretax income. The effective tax rate for the six months ended June 30, 2000 was 42.4%. Non-deductible goodwill amortization expense contributed to the effective tax rate.

                               FINANCIAL CONDITION

                   June 30, 2000 compared to December 31, 1999

Total assets increased to $192.2 million, an increase of $52.2 million, or 37.3%, from total assets of $140.0 million at December 31, 1999. Increases in total assets included increases of $4.2 million in federal funds sold, $37.2 million in net loans, $4.4 million in investment securities held to maturity, $4.0 million in investment securities available for sale, $505 thousand in Federal Reserve Bank and Federal Home Loan Bank stock, $641 thousand in net premises and equipment and $516 thousand in other assets.

The $37.2 million increase in net loans is comprised primarily of $4.1 million in commercial loans, $30.2 million in non-residential real estate loans, $4.0 million in residential real estate loans, and a reduction of $1.0 million in construction loans. The net increase is the result of the management team's efforts to attract new business and expand relationships with existing customers.

The following schedule presents the components of loans, net of unearned income, by type, as of June 30, 2000 and December 31, 1999:

                                           June 30, 2000     December 31, 1999
                                        ------------------   ------------------
                                                (Dollars in thousands)
                                         Amount    Percent    Amount    Percent
                                        --------   -------   --------   -------

Commercial and Industrial...............$ 24,430     18%     $ 20,380     20%
Real Estate Non-Residential Properties..  91,659     66%       61,416     60%
Residential Properties..................  14,866     11%       10,824     11%
Construction............................   6,117      4%        7,148      7%
Consumer................................   1,935      1%        1,534      2%
                                        --------    ---      --------    ---
Gross Loans............................. 139,007    100%      101,302    100%
less:  net deferred fees................     488                  445
                                        --------             --------
Total loans............................. 138,519              100,857
less:  allowance for loan losses........   1,463                1,017
                                        --------             --------
Net loans...............................$137,056             $ 99,840
                                        ========             ========

The following table sets forth, in terms of interest rate sensitivity, certain components of the Company's loan portfolio as well as its fixed and adjustable rate loans within that portfolio at June 30, 2000.

                                        Within 1 Year   1 to 5 Years   After 5 Years   Total
                                        -------------   ------------   -------------   -----
                                                                (in thousands)
Commercial and Industrial...............  $17,105          $6,550          $775       $24,430
Construction Loans......................    6,117               0             0         6,117
                                          -------          ------          ----       -------
     Total (1)..........................  $23,222          $6,550          $775       $30,547
                                          =======          ======          ====       =======
Fixed Rate Loans........................                                              $ 7,569
Variable Rate Loans.....................                                               22,978
                                                                                      -------
     Total (1)..........................                                              $30,547
                                                                                      =======

(1) Includes Commercial and Industrial and Construction loans only.

At June 30, 2000, cash and due from banks increased $522 thousand reflecting our growth. Federal funds sold increased by $4.2 million from December 31, 1999. The increase is attributable primarily to growth in deposits and borrowings outpacing loan and investment portfolio growth during the period. Accrued interest receivable increased $237 thousand as a result of growth in the loan and investment portfolios. Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock increased $505 thousand, primarily as the result of purchases of additional FHLB stock in compliance with the FHLB's membership requirements. Our net investment in premises and equipment increased $641 thousand, including $292 thousand for our Melbourne office, $130 thousand to build out the new operations center, $150 thousand for data processing equipment and $30 thousand in leasehold improvements at the Boca Raton office. Other assets increased $458 thousand, including $407 thousand for software for the in-house operating system, $75 thousand in prepaid insurance, $19 thousand in security deposits, $17 thousand in deferred expenses, and a decrease of $108 thousand in other real estate owned.

Total deposits increased 39.1%, from $110.3 million at December 31, 1999, to $153.4 million at June 30, 2000.

Deposits are summarized as follows:

                                      June 30, 2000     December 31, 1999
                                      -------------     -----------------
                                               (in thousands)
Non-interest bearing demand.............$ 30,917           $ 29,235
Savings, NOW and money market...........  69,769             46,884
Time deposits, under $100,000...........  34,884             20,187
Time deposits, $100,000 and over........  17,865             13,967
                                        --------           --------
                                        $153,435           $110,273
                                        ========           ========

Money market accounts increased $23.2 million in the first six months of 2000. This increase reflects the market's acceptance of two, tiered money market account products, which pay increased rates as the balance in the account increases. These accounts contributed to an increase in the average rate paid on money market accounts from 4.34% in December 1999 to 5.12% in June 2000. Of the total increase in money market accounts, $16.5 million was raised in our Boca Raton office.

Time deposits increased $18.6 million in the first six months of 2000. We subscribe to a deposit listing service on the internet which allows us to post time deposit rates on a web site which is available to other subscribers who use the site as an information source for investing in time deposits. The deposits raised through this program are primarily deposits of credit unions, savings banks and commercial banks at terms from ninety days to three years. We raised $15.2 million with this program in the first six months of 2000. At June 30, 2000, we had $25.2 million in deposits raised through this program compared to $10.0 million at December 31, 1999. The weighted average rate of the internet portfolio at June 30, 2000 was 7.11% and the weighted average life was eight months.

The following table sets forth the average amounts of various types of deposits for each of the periods indicated:

                                          June 30, 2000    December 31, 1999
                                        -----------------  -----------------
                                                  Average           Average
                                         Amount    Yield   Amount    Yield
                                        --------  -------  -------  -------
                                               (dollars in thousands)
Non-Interest Bearing Demand.............$ 31,038    0.0%   $23,823    0.0%
Interest-Bearing Demand.................  12,591    0.7%    11,535    0.8%
Money Market Deposits...................  42,548    4.7%    26,107    4.1%
Savings Deposits........................   2,258    2.2%     2,300    1.8%
Time Deposits...........................  39,878    5.9%    22,308    5.0%
                                        --------           -------
Total...................................$128,313           $86,073
                                        ========           =======

The increased average yield on money market accounts is attributable to increased volume of higher yielding tiered money market accounts. The increased average yield on time deposits is primarily attributable to the growth in the internet deposit portfolio which tends to require higher interest rates than the local time deposit portfolio. We offered these two higher yielding products to attract deposits to fund the growth in the loan portfolio.

The following table summarizes the maturity distribution of time deposits of denominations of $100,000 or more as of June 30, 2000, (in thousands):

Time deposits ($100,000 and over)
Three months or less....................$ 5,122
Over three months through nine months...  7,056
Over nine months through twelve months..  3,611
Over twelve months......................  2,076
                                        -------
     Total..............................$17,865
                                        =======


FHLB advances totaled $9.0 million at June 30, 2000. There were no FHLB advances at December 31, 1999. The funds obtained in this borrowing were used toward the purchase of a $10 million GNMA II mortgage-backed security, of which $5 million par value is carried available for sale and $5 million par value is carried in the held to maturity portfolio. The security is pledged to secure the borrowing line and we are required to maintain a specified margin between the market value of the security and the amount advanced under the line.

The following table sets forth information regarding our short-term borrowing at and for the periods indicated:

                                                     6/30/00     12/31/99
                                                     -------     --------
FHLB advances
  Balance outstanding..............................   9,000          0
  Weighted average interest rate at period end.....     6.8%       0.0%
  Maximum balance at any month-end.................   9,400          0
  Average amount outstanding during period.........   6,626          0
  Weighted average interest rate during period.....     6.4%       0.0%


Accrued interest payable increased $117 thousand, or 54.7%, due to an increased volume of interest paying liabilities, including other borrowings, and a higher average cost of the interest bearing liabilities. Other liabilities increased $102 thousand, or 30.9%, due primarily to an $86 thousand dollar increase in accrued expenses payable related to the Company's growth.

Asset Quality. Our principal earning assets are loans. Inherent in the lending function is the risk of the borrower's inability to repay their loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations and other real estate.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is classified as non-accrual, interest accruals discontinue and all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan losses and all interest accrued applicable to the current year is backed out of current period income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines the financial condition of the borrower and other factors merit recognition of such payments as interest.

We attempt to minimize overall credit risk through loan diversification and loan approval procedures. Our due diligence begins at the time the borrower begins to discuss with us the origination of the loan. Documentation, including the borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic review.

Non-accrual loans increased to $195 thousand at June 30, 2000 from $154 thousand at December 31, 1999. The balance represents two loans, one with a balance of $154 thousand which was placed on non-accrual status during October 1999. The balance of this loan represents the unguaranteed portion of a Small Business Administration loan. The bank has initiated foreclosure. Management believes proper reserves have been established for this loan. The second loan, with a balance of $41 thousand, was placed on non-accrual status during February 2000. The loan is secured by business equipment and a second mortgage on the residence of the principal of the company. Management believes that this loan is adequately reserved.

The Company has no other real estate owned at June 30, 2000. The one property the Company acquired through foreclosure in December 1999 that was carried on the books at $108 thousand was sold during June 2000 at a gain of $17 thousand.

The following table sets forth information concerning risk elements in our portfolio:

                                               (unaudited)
                                                 June 30,         December 31,
                                           --------------------   ------------
        (Dollars in thousands)               2000         1999        1999
                                             ----         ----        ----

Non-accrual loans.......................     $195          $109        $154
Other real estate owned.................        0             8         108
                                             ----          ----        ----
Total non-performing assets (1).........     $195          $117        $262
                                             ====          ====        ====

Non-accrual loans to total loans........     0.14%         0.15%       0.15%

Non-performing assets to total assets...     0.10%         0.11%       0.19%

Allowance for possible loan losses as
a percentage of non-performing assets...   750.26%       596.58%     388.17%

(1) Excludes loans past due more than 90 days and still accruing interest of $41 thousand at December 31, 1999. No loans were past due more than 90 days and still accruing interest at the other periods presented.

If the above described non-accruing loans had been current, our interest income would have increased by $11 thousand and $5 thousand for the six month periods ended June 30, 2000 and 1999, respectively, and $8 thousand for the year ended December 31, 1999.

Allowance For Loan Losses. We attempt to maintain an allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery is credited to the allowance. Risks within the portfolio are analyzed on an ongoing basis by our officers, by outside independent loan review auditors and by our Directors' Loan Committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess the risk and appropriate reserves. We segregate the loan portfolio for loan loss purposes into segments based upon the underlying collateral. We provide for a general allowance for losses inherent in the portfolio by the collateral categories. General loss percentages are calculated based upon historical analyses as well as estimates of the inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons. Specific allowances are provided in the event that the specific analysis on each classified loan indicates that the probable loss would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above. Along with the risk system, our management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs (i.e., loans judged to be uncollectible and charged against the reserve, less any recoveries on such loans). Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require that we take additional provisions based on their judgments about information available to them at the time of their examination.

At June 30, 2000, the allowance for loan losses was $1.5 million, an increase of $446 thousand from December 31, 1999. During the six months ended June 30, 2000, we had no charge-offs and recoveries of $3 thousand and provided a loan loss provision of $443 thousand.

The following is a summary of the reconciliation of the allowance for loan losses for the periods presented:

                                               Six months ended June 30,
                                              --------------------------
                                               2000                 1999
                                              ------                ----
                                                (dollars in thousands)
Balance at beginning of period..........      $1,017                $602
CHARGE-OFFS
Real estate.............................           0                   0
Instalment..............................           0                   0
Commercial..............................           0                   1
                                              ------                ----
     Total Charge-offs..................           0                   1
RECOVERIES
Real estate.............................           0                   4
Instalment..............................           0                   0
Commercial..............................           3                  21
                                              ------                ----
     Total Recoveries...................           3                  25
Net recoveries..........................           3                  24
Provision charged to expense............         443                  72
                                              ------                ----
Balance of allowance at end of period...      $1,463                $698
                                              ======                ====
Ratio of net charge-offs to
  average loans outstanding.............        0.00%              -0.04%
Balance of allowance at period end
  as a percent of total loans
  at period end.........................        1.06%               0.98%

The following table sets forth, for each of our major lending areas, the amount and percentage of our allowance for loan losses attributable to that category, and the percentage of total loans represented by that category, as of the periods indicated.

                                           June 30, 2000        December 31, 1999
                                        --------------------   --------------------
                                                    % of                   % of
                                        Amount   Total Loans   Amount   Total Loans
                                        ------   -----------   ------   -----------
                                                (dollars in thousands)
Balance applicable to:
Commercial and industrial...............$  242       18%       $  175       20%
Real estate:
 Non-residential properties.............   810       66%          596       60%
 Residential properties.................   124       11%           66       11%
 Construction...........................   181        4%          134        7%
Consumer................................    30        1%           14        2%
                                        ------      ---        ------      ---
Subtotal................................ 1,387      100%          985      100%
Unallocated reserves....................    76       --            32       --
                                        ------      ---        ------      ---
     Total..............................$1,463      100%       $1,017      100%
                                        ======      ===        ======      ===

Investment Securities. At June 30, 2000, our investment securities portfolio, including both held to maturity and available for sale, totaled $35.3 million, an increase of $8.4 million, from total investment securities of $26.9 million at December 31, 1999. At June 30, 2000, $12.9 million of our investment securities were classified as available for sale and $22.4 million were classified as held to maturity. At December 31, 1999, $8.9 million and $18.0 million of securities were classified as available for sale and held to maturity, respectively. As the mortgage-backed securities have paid down, the funds have been reinvested primarily in the loan portfolio.

The following table sets forth, as of June 30, 2000, the maturity distribution of our investment portfolio.

                   MATURITY SCHEDULE OF INVESTMENT SECURITIES

                                                   After One But       After Five But
                            Within One Year      Within Five Years    Within Ten Years      After Ten Years            Total
(Dollars in thousands)      ------------------   ------------------   ------------------   ------------------   ------------------
                            Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average
Held to Maturity              Value     Yield      Value     Yield      Value     Yield      Value     Yield      Value     Yield
----------------            --------   -------   --------   -------   --------   -------   --------   -------   --------   -------
U.S. Government and
  Agency Obligations.........$    0     0.00%     $1,000     5.94%     $    0     0.00%     $    0     0.00%     $ 1,000    5.94%
Mortgage-Backed Securities... 1,347     7.22%      5,387     7.22%      6,026     7.30%      8,638     7.48%      21,398    7.35%
                             ------     ----      ------     ----      ------     ----      ------     ----      -------    ----
                             $1,347     7.22%     $6,387     7.02%     $6,026     7.30%     $8,638     7.48%     $22,398    7.29%
                             ======               ======               ======               ======               =======

Mortgage-backed securities maturities are based on current prepayment speeds.

                   MATURITY SCHEDULE OF INVESTMENT SECURITIES

                                                   After One But       After Five But
                            Within One Year      Within Five Years    Within Ten Years      After Ten Years            Total
(Dollars in thousands)      ------------------   ------------------   ------------------   ------------------   ------------------
                            Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average   Carrying   Average
Available for Sale            Value     Yield      Value     Yield      Value     Yield      Value     Yield      Value     Yield
------------------          --------   -------   --------   -------   --------   -------   --------   -------   --------   -------
U.S. Government and
  Agency Obligations.........$  495     6.90%     $5,798     7.09%     $    0     0.00%     $    0     0.00%     $ 6,293    7.07%
Mortgage-Backed Securities...   653     7.55%      2,058     7.88%      2,034     7.93%      1,824     8.00%       6,569    7.90%
Other Securities                  0     0.00%          0     0.00%          0     0.00%      1,291     6.94%       1,291    6.94%
                             ------     ----      ------     ----      ------     ----      ------     ----      -------    ----
                             $1,148     7.27%     $7,856     7.29%     $2,034     7.93%     $3,115     7.56%     $14,153    7.44%
                             ======               ======               ======               ======               =======

Mortgage-backed securities maturities are based on current prepayment speeds.

Other securities include Federal Reserve Bank Stock of $535 thousand and Federal Home Loan Bank Stock of $742 thousand that the Bank must own as a condition of membership. The Bank does not anticipate that it will discontinue its memberships and, therefore, these stocks are classified as more than ten years. Other securities also includes $14 thousand in Bankers' Bancorporation of Florida stock.

Liquidity. Net cash provided by our operating activities was $451 thousand in the first six months of 2000 compared to $130 thousand for the six months ended June 30, 1999, resulting primarily from the increase in net income.

Net cash used in investing activities was $47.2 million in the period ended June 30, 2000 compared to $29.0 million in the comparable period of 1999. We used $8.3 million for net investment securities in 2000, while in 1999 we used $5.0 million for our securities portfolio. Additionally, we used $37.7 million and $23.3 million for net loans and loan sales in the first six months of 2000 and 1999, respectively.

Net cash provided by our financing activities was $51.6 million in the first six months of 2000, and $26.7 million in the comparable period of 1999. The increase in 2000 was due to a $43.2 million increase in deposits and net increase of $8.4 million in federal funds purchased and other borrowed money. Net deposits provided an increase $43.2 million in 2000 compared to $26.7 million in the six months ended June 30, 1999.

As a state chartered commercial bank, the bank is required to maintain a daily liquidity position equal to at least 15 percent of its total transaction accounts and 8 percent of its total nontransaction accounts, less those deposits of public funds for which security has been pledged. As of June 30, 2000, the bank had a liquidity ratio of 17.2 percent which was adequate to meet the statutory requirement. The primary source of the bank's liquidity is federal funds sold - overnight loans to major commercial banks. At June 30, 2000, federal funds sold totaled $4.2 million. Funds not required to meet loan and deposit demand were invested primarily in mortgage-backed, U.S. Government and Agency securities. The bank considers these investments to be secondary sources of liquidity. The bank's investment securities classified as available for sale had a carrying value of $12.9 million at June 30, 2000.

An additional external source of liquidity is an unsecured $4 million federal funds overnight borrowing line of credit and a secured line of credit with a correspondent bank. Our unencumbered investment securities are the collateral for the secured line of credit and serve to determine the total amount available under the line. At June 30, 2000, no funds were drawn under either the secured or unsecured line. During the six months ended June 30, 2000 we drew on the unsecured line to $4 million several times and drew on the secured line up to $2.8 million when loan growth outpaced deposit growth. We also maintain a line of credit at the Federal Home Loan Bank of Atlanta secured by first lien residential mortgages. The total credit available under this line is based on the market value of the collateral. At June 30, 2000, $3.1 million was available. No draws have been made under this line.

Capital Resources. Total shareholders equity increased to $20.0 million at June 30, 2000 from $19.6 million at December 31, 1999. June 30, 2000 equity was affected by net income of $438 thousand and a decrease of $21 thousand in net unrealized losses on available for sale securities.

At June 30, 2000, we exceeded all regulatory capital requirements as follows:

                                CAPITAL ADEQUACY
                             (dollars in thousands)

ADMIRALTY BANCORP, INC.

                                                                                To be well capitalized
                                                                 For capital    under prompt corrective
                                               Actual         adequacy purposes   action provisions
                                        ------------------   ------------------ -----------------------
                                        Amount ($)   Ratio   Amount ($)   Ratio   Amount ($)   Ratio
                                        ----------   -----   ----------   -----   ----------   -----
                                                           (Dollars in thousands)
Total Capital
  (to risk weighted assets).............  17,759     11.68%    >12,163    >8.00%   >15,204     >10.00%
                                                               -          -        -           -
Tier I Capital
  (to risk weighted assets).............  16,296     10.72%    > 6,082    >4.00%   > 9,123     > 6.00%
                                                               -          -        -           -
Tier I Capital
  (to average assets)...................  16,296      9.31%    > 7,000    >4.00%   > 8,750     > 5.00%
                                                               -          -        -           -

As of December 31, 1998, the most recent notification from the Florida Department of Banking characterized the bank as well capitalized under the regulatory framework for prompt corrective action.

The following table sets forth capital levels for the bank at June 30, 2000:

                                CAPITAL ADEQUACY
                             (dollars in thousands)
ADMIRALTY BANK

                                                                                To be well capitalized
                                                                 For capital    under prompt corrective
                                               Actual         adequacy purposes   action provisions
                                        ------------------   ------------------ -----------------------
                                        Amount ($)   Ratio   Amount ($)   Ratio   Amount ($)   Ratio
                                        ----------   -----   ----------   -----   ----------   -----
                                                           (Dollars in thousands)
Total Capital
  (to risk weighted assets).............  16,070     10.57%    >12,162    >8.00%   >15,202     >10.00%

Tier I Capital
  (to risk weighted assets).............  14,607      9.61%    > 6,081    >4.00%   > 9,121     > 6.00%

Tier I Capital
  (to average assets)...................  14,607      8.35%    > 7,000    >4.00%   > 8,750     > 5.00%

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                              RESULTS OF OPERATIONS

                      For the Year Ended December 31, 1999

For the year ended December 31, 1999 we generated net income of $252 thousand or $0.09 per share compared to a net loss of $444 thousand in 1998 which equates to earnings per share of $0.44 per Class A share and a loss of $1.06 per Class B share.

At December 31, 1999, our total assets reached $140.0 million, an increase of 73.3% over total assets at December 31, 1998, our net loans totaled $99.8 million, an increase of 113.3% over net loans at December 31, 1998 and our deposits totaled $110.3 million, an increase of 81.6% over total deposits at December 31, 1998. The increases are generally due to the aggressive return to and penetration of our service area, both through our management team (which came to us in the second half of 1998) and through our new office locations.

During 1999, management undertook an analysis of our arrangement with an outside service provider to continue to provide data processing services and items processing services to the bank. Management determined we would benefit by bringing these processes in house in order to gain economies of scale as the bank grows which would not have been available as a serviced institution. In order to accommodate this transition, we will lease a larger operations center, purchase computer equipment, communications equipment and items processing equipment, and buy licensing to the banking software package on which it currently operates. The costs of designing, acquiring and operating in the in-house environment are not expected to significantly impact net income in 2000 and we should begin to benefit from the economies of scale in the following years as the total footings and the volume of transactions increase. As part of the migration to the in-house system additional features will be added to the current system to provide enhanced services to our customers. The most significant addition will be the addition of internet banking capabilities which will allow customers to review their accounts and transfer between loan and deposit accounts through the internet. The internet banking module will be complemented by a bill paying module which will allow customers to pay bills through the internet. Many members of our management team have experience with in house data and items processing and do not expect this migration to disrupt business.

               Years ended December 31, 1999 and December 31, 1998

Our results of operations depend primarily on net interest income, which is the difference between the interest earned on interest-earning assets and fees earned servicing loans which we have sold and the interest paid on funds borrowed to support those assets, such as deposits. In addition, we realize gains in connection with sales of the guaranteed portion of loans originated under the Small Business Administration guaranteed loan program. Net interest margin is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-bearing assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and operating expenses.

Net Income. For the year ended December 31, 1999, we produced a net profit of $252 thousand, an increase of $696 thousand from a pro forma net loss of $444 thousand for the year ended December 31, 1998. The period to period increase in reported net income is attributable to an increase in our net interest income partially offset by an increase in non-interest expense as we incurred costs to enhance the value of our franchise and a reduction in the gain on sales of loans from those recognized in 1998.

Interest and Dividend Income. Total interest and dividend income increased $3.7 million, or 86.6%, to $7.9 million for the year ended December 31, 1999 from $4.2 million in 1998. This increase in interest income primarily relates to an increase in our average balance of earning assets, partially offset by a decrease in average rates. Average balances increased by $42.5 million for loans, $1.4 million for investment securities and $3.5 million for federal funds sold. The average yield on the loan portfolio decreased to 9.1% from 10.7%, the average yield on investment securities, including Federal Reserve Bank and FHLB stock, increased to 6.1% from 5.8% and the average yield on federal funds sold decreased to 4.8% from 5.1% in 1999 as compared to 1998 reflecting lower market rates of interest on loans. During 1999, as our asset mix continued to shift toward a greater percentage of loans newly originated in the current rate environment, our yield on interest earning assets decreased to 8.2% from the 8.6% earned during 1998.

Interest Expense. Our interest expense for the year ended December 31, 1999 increased $1.3 million, or 110.1%, to $2.4 million from $1.1 million for 1998. The increase in interest expense reflects a 98.4% increase in average interest bearing liabilities during 1999 coupled with an increase in the average rate paid on interest bearing liabilities to 3.8% from 3.6%, partially offset by a shift in our deposit gathering philosophy away from time deposits and toward lower rate transactional accounts. The average balance of time deposits, money market deposits and NOW deposits increased by $7.1 million, $18.6 million and $4.4 million, respectively, in 1999, as compared to 1998. During 1999, the average rate paid by us on our money market accounts increased to 4.1% from 2.8% in 1998. In addition, the average balance of our non-interest bearing demand deposits increased by $10.8 million, to $23.8, from $13.0 million at December 31, 1998. We also entered into a repurchase agreement in 1999. The average balance of the repurchase agreement was $1.8 million at an average cost of 6.2%. The changes to our deposit portfolio and entry into the repurchase agreement increased our average cost of interest bearing liabilities to 3.8% for 1999 compared to 3.6% in 1998.

Net-Interest Income. Net interest income increased by $2.4 million, or 77.8%, over 1998. Our net interest spread decreased 61 basis points to 4.4% for 1999 from 5.0% in 1998. Our net yield on interest earning assets decreased to 5.6% in 1999 from 6.2% in 1998.

                       COMPARATIVE AVERAGE BALANCE SHEETS

The following table reflects the components of our net interest income, setting forth for the periods presented herein, (1) average assets, liabilities and shareholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) the company's net interest spread (i.e., the average yield on interest-earnings assets less the average rate on interest-bearing liabilities) and (5) the company's net yield on interest-earning assets. Rates are computed on a tax equivalent basis.

                                                                Year Ended December 31,
                                         -------------------------------------------------------------------
                                                       1999                             1998 (1)
                                         ---------------------------------  --------------------------------
                                                                   Average                           Average
                                                     Interest       Rates               Interest      Rates
                                          Average     Income/      Earned/   Average     Income/     Earned/
                                          Balance     Expense       Paid     Balance     Expense      Paid
                                         ---------   ---------   --------   ---------   ---------   ---------
                                                                 (dollars in thousands)
Assets
Interest earning assets:
Due from banks .......................   $      14   $       1       5.1%   $       0   $       0       0.0%
Loans (2) ............................      71,470       6,479       9.1%      28,925       3,084      10.7%
Taxable investment securities (3) ....      16,213         994       6.1%      14,842         866       5.8%
Federal funds sold ...................       9,425         456       4.8%       5,882         299       5.1%
                                         ---------   ---------              ---------   ---------
Total interest earning assets ........      97,122   $   7,930       8.2%      49,649   $   4,249       8.6%
                                                     ---------                          ---------
Non-interest earning assets ..........      11,838                              8,190
Allowance for possible loan losses ...        (743)                              (434)
                                         ---------                          ---------
       Total Assets ..................   $ 108,217                          $  57,405
                                         =========                          =========
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW deposits .........................   $  11,535   $      87       0.8%   $   7,102   $      84       1.2%
Savings deposits .....................       2,299          42       1.8%       2,315          42       1.8%
Money market deposits ................      26,108       1,074       4.1%       7,541         212       2.8%
Time deposits ........................      22,308       1,115       5.0%      15,247         813       5.3%
Federal funds purchased ..............         291          17       5.8%         241          14       5.8%
Repurchase agreements ................       1,819         113       6.2%           0           0       0.0%
                                         ---------   ---------              ---------   ---------
Total interest-bearing liabilities ...      64,360   $   2,448       3.8%      32,446   $   1,165       3.6%
                                                     ---------                          ---------
Non-interest bearing liabilities:
Demand deposits ......................      23,823                             13,028
Other liabilities ....................         528                                732
                                         ---------                          ---------
Total non-interest bearing liabilities      24,351                             13,760
                                         ---------                          ---------
Shareholders' equity .................      19,506                             11,199
                                         ---------                          ---------
Total liabilities and shareholders'
   equity ............................   $ 108,217                          $  57,405
                                         =========                          =========
Net interest differential ............                               4.4%                               5.0%
                                                                 =======                            =======
Net yield on interest earning assets .               $   5,482       5.6%               $   3,084       6.2%
                                                     =========   =======                =========   =======

SELECTED OPERATING RATIOS
         Return on average assets .........    0.23%                     (0.77%)
         Return on average equity .........    1.29%                     (3.96%)
         Equity to assets ratio ...........    18.02%                    19.51%

(1) Financial information for the year ended December 31, 1998 is based upon the pro forma consolidated income statement for that time period which assumes the change in control occurred on January 1, 1998.

(2) Average loans include non-accrual loans, which were $154 thousand and $109 thousand at December 31, 1999 and December 31, 1998, respectively.

(3) Includes Federal Reserve Bank of Atlanta stock and Federal Home Loan Bank Stock.

The following table presents by category the major factors that contributed to the changes in net interest income for the periods presented. Amounts have been computed on a fully tax-equivalent basis.

                                            Volume     Rate        Net
                                            -------   -------    -------
                                                   (in thousands)
    Interest Income:
    Due from banks ......................   $     0   $     1    $     1
    Loans ...............................     4,536    (1,141)     3,395
    Taxable investment securities........        80        48        128
    Federal funds sold ..................       180       (23)       157
                                            -------   -------    -------
    Total interest income ...............   $ 4,796   $(1,115)   $ 3,681
                                            -------   -------    -------
    Interest expense:
    Federal funds purchased .............   $     2   $     0          2
    NOW deposits ........................        52       (49)         3
    Money market deposits ...............       523       340        863
    Time deposits .......................       377       (75)       302
    Repurchase agreements ...............       113         0        113
                                            -------   -------    -------
    Total interest expense ..............   $ 1,067   $   216    $ 1,283
                                            -------   -------    -------
    Net interest income .................   $ 3,729   $(1,331)   $ 2,398
                                            =======   =======    =======

(1) Financial Information for the year ended December 31, 2000 is based upon the pro form consolidated income statement for that time period which assumes the change in control of the company occurred on January 1, 1998

Provision for Loan Losses. The increase in the provision for loan losses for 1999 compared to 1998 is reflective of the significant growth in the loan portfolio during 1999 as compared to the prior year. Our provision for loan losses maintained the reserve at a level management believes appropriate in light of our lending activities, the quality of the loan portfolio, historical experience, volume and type of lending conducted by us, the status of past due and nonperforming loans, the general economic conditions of our lending area and other factors affecting collectibility of our loan portfolio. We had net charge-offs of $110 thousand and did not experience any material change in its level of classified loans during 1999. While our management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.

Non-Interest Income. Total non-interest income increased by $222 thousand, or 26.0%, over last year. The increase includes a $304 thousand increase in service charges and fees. The significant changes in the service charges and fees is primarily composed of the following: a $319 thousand, or 126%, increase in service charges on deposits of which $240 thousand represents increased non-sufficient funds and overdraft charges, a $30 thousand, or 187%, increase in wire transfer fees, a reduction of $29 thousand, or 11%, in serviced loan fees and a reduction of $26 thousand, or 100%, in loan funding fees due to the cessation of a residential loan origination and sale program. The company also experienced a $39 thousand loss on sale of securities in 1998 compared to no losses on sales of securities in 1999, a reduction of $144 thousand in gains from the sales of loans due to a lower volume of SBA loan sales in 1999 and a $23 thousand gain on sale of other assets in 1999 compared with no gains in 1998.

Non-Interest Expense. Our non-interest expense for 1999 increased over non-interest expense for 1998. For 1999, our total non-interest expense was $5.4 million, compared to total non-interest expense of $4.0 million for 1998. The increase in non-interest expense reflects increased compensation and employee benefit expense as we hired a new senior management team, including Ward Kellogg, our new president and his team of community bankers. Full time equivalent employees increased from 45 at December 31, 1998 to 51 at December 31, 1999, reflecting increases necessary both to administer our growing loan and deposit portfolios and to staff the Boca Raton office. We experienced an increase in occupancy and furniture and equipment expenses as we opened our fourth office in Boca Raton, Florida, and relocated our Jupiter office to larger, more modern quarters. Goodwill amortization totaled $154 thousand and $147 thousand for 1999 and 1998, respectively. We also experienced the following changes in other non-interest expenses related primarily to growth: insurance expense increased $51 thousand, or 96%, data processing fees increased $73 thousand, or 28%, legal fees increased $18 thousand, or 16%, telephone expense increased $23 thousand, or 28%, stationery and supplies increased $45 thousand, or 56%, audit expense increased $91 thousand, or 147%, dues, subscriptions and publications expense decreased $12 thousand or 38%, Y2K expenses were $19 thousand compared to no such expenses in 1998 and amortization of SBA loan servicing assets was $20 thousand or 44% lower in 1999 due to fewer loans paying off early during 1999 compared to 1998.

Income Taxes. Income tax expense increased to $384 thousand for 1999, from no income tax expense for 1998, primarily due to an increase in pretax accounting income. Non-deductible expenses for goodwill amortization and the establishment of a deferred tax valuation allowance have resulted in the unusually high effective tax rate for the year of 60%.

At December 31, 1999, we had unused net operating loss carry-forwards of approximately $1.1 million for federal and Florida Income Tax purposes expiring through 2008. These loss carry-forwards reflect the maximum benefit that can be obtained from the net operating losses due to limitation under the Internal Revenue Code of 1986.

                               FINANCIAL CONDITION

                 December 31, 1999 compared to December 31, 1998

At December 31, 1999, our total assets were $140.0 million, compared to $80.7 million at December 31, 1998. Increases in total assets included increases of $53.0 million in net loans, $18.0 million in investment securities held to maturity, and $728 thousand in premises and equipment, net of accumulated depreciation. Federal funds sold decreased $13.3 million. Total deposits were $110.3 million at December 31, 1999 compared to $60.7 million at December 31, 1998.

Cash and Due From Banks. At December 31 1999, cash and due from banks increased $1.1 million to accommodate our growth and as a result of the accumulation of cash in preparation for the year 2000 calendar date change. Federal funds sold decreased by $13.3 million from December 31, 1998. The decrease is attributable primarily to our loan and investment portfolio growth outpacing deposit growth during the period.

Loan Portfolio. The $53.0 million increase in net loans is comprised primarily of $9.8 million in commercial loans, $30.7 million in non-residential real estate loans, $7.1 million in residential real estate loans, and $5.2 million in construction loans. The increase is the result of the new management team's efforts to attract new business and expand relationships with existing customers.

Our loan portfolio consists primarily of loans secured by real estate, and, to a lesser extent, commercial and consumer loans. Real estate loans consist of loans secured by commercial or residential real property and loans for the construction of commercial or residential property. Consumer loans are made for the purpose of financing the purchase of consumer goods, home improvements, and other personal needs, and are generally secured by the property being purchased. Our loans are primarily to businesses and individuals located in Palm Beach, Broward and Brevard Counties, Florida. We have not made loans to borrowers outside of the United States. Commercial lending activities are focused primarily on lending to small business borrowers. We believe that our strategy of customer service, competitive rate structures and selective marketing have enabled the company to gain market entry to local loans. Bank mergers by larger banks competing with the company have also contributed to the company's efforts to attract borrowers.The following schedule presents the components of loans, by type, as of December 31, 1999 and December 31, 1998.

                                                                  December 31,
                                                          1999                    1998
                                                   -------------------    -------------------
                                                    Amount    Percent      Amount    Percent
                                                   --------   --------    --------   --------
                                                      (in thousands, except percentages)
Commercial and Industrial ......................   $ 20,380         20%   $ 10,701         22%
Real Estate Non-Residential Properties .........     61,416         60%     30,465         64%
Residential Properties .........................     10,824         11%      3,694          8%
Construction ...................................      7,148          7%      1,912          4%
Consumer .......................................      1,534          2%        963          2%
                                                   --------   --------    --------   --------
Gross loans ....................................    101,302        100%     47,735        100%
                                                              ========               ========
less:  net deferred fees .......................        445                    321
                                                   --------               --------
Total loans ....................................    100,857                 47,414
less:  allowance for loan losses ...............      1,017                    602
                                                   --------               --------
Net loans ......................................   $ 99,840               $ 46,812
                                                   ========               ========


The following table sets forth, in terms of interest rate sensitivity, certain components of our loan portfolio as well as our fixed and adjustable rate loans within that portfolio at December 31, 1999.

                                        Within    1 to 5     After
                                        1 Year     Years    5 Years    Total
                                        -------   -------   -------   -------
                                                    (in thousands)
Commercial and Industrial ...........   $ 4,182   $12,288   $ 3,910   $20,380
Construction Loans ..................     3,387     1,356     2,405     7,148
                                        -------   -------   -------   -------
     Total (1) ......................   $ 7,569   $13,644   $ 6,315   $27,528
                                        =======   =======   =======   =======
Fixed Rate Loans ....................                                 $ 8,483
Variable Rate Loans .................                                  19,045
                                                                      -------
     Total (1) ......................                                 $27,528
                                                                      =======

(1) Includes Commercial and Industrial and Construction loans only.

                                  ASSET QUALITY

Our principal earning assets are loans. Inherent in the lending function is the risk of the borrower's inability to repay their loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations and other real estate owned.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan losses and all interest accrued applicable to the current year is backed out of current period income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments as interest.

We attempt to minimize overall credit risk through loan diversification and its loan approval procedures. Our due diligence begins at the time we begin to discuss with a borrower the origination of a loan. Documentation, including a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic review.

During 1999, our non-accrual loans increased by $45 thousand to $154 thousand at December 31, 1999 from $109 thousand at December 31, 1998. This balance represents one loan placed in non-accrual status during October 1999. This loan is subject to a workout agreement, and management believes that the loan is adequately secured and does not anticipate that we will incur a material loss on this credit. Other real estate owned increased to $108 thousand at December 31, 1999 from $8 thousand at December 31, 1998. The balance represents one single family residence acquired through foreclosure in December 1999. The foreclosed loan was covered by mortgage insurance. Management does not anticipate the company will incur a material loss upon liquidation of the property.

The following table sets forth information concerning our non-performing assets as of the dates indicated:

                              Non-Performing Loans
                                                         December 31,
                                                      ------------------
                                                        1999      1998
                                                      -------    -------
                                                    (dollars in thousands)
Non-accrual loans ..............................      $   154    $   109
Other real estate owned ........................          108          8
                                                      -------    -------
Total non-performing assets (1) ................      $   262    $   117
                                                      =======    =======
Non-accrual loans to total loans ...............         0.15%      0.23%
Non-performing assets to total assets ..........         0.19%      0.14%
Allowance for possible loan losses as a
   percentage of non-performing assets .........       388.17%    514.94%

(1) Excludes loans past due 90 days or more and still accruing interest of approximately $41 thousand and $0 at December 31, 1999 and 1998, respectively.

If the above described non-accruing loans had been current, our interest income would have increased by $8 thousand and $7 thousand for the years ended December 31, 1999 and 1998, respectively. At the dates indicated in the above table, there were no concentration of loans exceeding 10% of our total loans and we had no foreign loans.

Allowance for Loan Losses. We attempt to maintain an allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery is credited to the allowance.

Risks within the loan portfolio are analyzed on a continuous basis by the company's officers, by outside, independent loan review auditors and by our Directors' Loan Committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. We segregate the loan portfolio for loan loss purposes into segments based upon the underlying collateral. We provide for a general allowance for losses inherent in the portfolio by the collateral categories. General loss percentages are calculated based upon historical analyses as well as estimates of the inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons. Specific allowances are provided in the event that the specific analysis on each classified loan indicates that the probable loss would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs (i.e., loans judged to be uncollectible and charged against the reserve, less any recoveries on such loans). Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review the company's allowance for loan losses. These agencies may require us to take additional provisions based on their judgments about information available to them at the time of their examination.

Our allowance for possible loan losses totaled $1.0 million and $602 thousand at December 31, 1999 and 1998, respectively.

The following is a summary of the reconciliation of the allowance for loan losses for the periods presented.

                                                         Year Ended December 31,
                                                            ----------------
                                                             1999      1998
                                                            ------    ------
                                                         (dollars in thousands)

Balance at beginning of period ..........................   $  602    $  378
CHARGE-OFFS
Real estate .............................................        0        58
Instalment ..............................................        1         0
Commercial ..............................................      177       141
                                                            ------    ------
     Total Charge-offs ..................................      178       199
RECOVERIES
Real estate .............................................        4         0
Instalment ..............................................        0        13
Commercial ..............................................       64        25
                                                            ------    ------
     Total Recoveries ...................................       68        38
Net Charge-offs .........................................      110       161
Provision charged to expense ............................      525       385
                                                            ------    ------
Balance of allowance at end of period ...................   $1,017    $  602
                                                            ======    ======
Ratio of net charge-offs to average loans outstanding ...     0.15%     0.56%
Balance of allowance at period end as
    a percent of total loans at period end ..............     1.01%     1.27%



The following table sets forth, for each of our major lending areas, the amount and percentage of our allowance for loan losses attributable to such category, and the percentage of total loans represented by such category, as of the periods indicated:


             Allocation of the Allowance for Loan Losses By Category

                                                December 31,
                                    ----------------------------------
                                          1999              1998
                                    ----------------------------------
                                              % of              % of
                                              Total             Total
                                    Amount    Loans    Amount   Loans
                                    ------   ------    ------   ------
                                          (dollars in thousands)
Balance applicable to:
Commercial and industrial .......   $  175       20%   $  123       22%
Real estate:
 Non-residential properties .....      596       60%      306       64%
 Residential properties .........       66       11%       59        8%
 Construction ...................      134        7%       19        4%
Consumer ........................       14        2%        8        2%
                                    ------   ------    ------   ------
Subtotal ........................      985      100%      515      100%
Unallocated reserves ............       32       --        87       --
                                    ------   ------    ------   ------
     Total ......................   $1,017      100%   $  602      100%
                                    ======   ======    ======   ======

             Allocation of the Allowance for Loan Losses By Category

Investment Portfolio. We maintain an investment portfolio to fund increased loan demand or decreased deposits and other liquidity needs and to provide an additional source of interest income. The portfolio is composed primarily of U.S. treasury securities and obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and to a lesser extent collateralized mortgage obligations issued by non-public entities. The bank also owns shares in the Bankers' Bancorporation of Florida, Inc. As a Federal Reserve Member Bank, the bank also holds stock in the Federal Reserve Bank of Atlanta and, as a member of the Federal Home Loan Bank of Atlanta, the bank also owns Federal Home Loan Bank Stock. For purposes of the following discussion, the company does not consider the Federal Reserve Bank stock and Federal Home Loan Bank stock to be investment securities.

We classify our investment securities as either held to maturity or available for sale. Investment securities are classified as securities held to maturity based on management's intent and the company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses and gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of shareholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirement.

Management determines the appropriate classification of securities at the time of purchase. At December 31, 1999 we had $8.9 million and $18.0 million of our investment portfolio classified as available for sale and held to maturity, respectively. At December 31, 1998, our entire investment securities portfolio of $9.4 million was classified as available for sale.

The $18.0 million increase in the investment held to maturity portfolio is comprised of purchases of mortgage-backed securities to augment the overall portfolio as the bank grows and other mortgage-backed securities pay down, and the purchase of a $10 million, 20 year FHLMC mortgage-backed security purchased in a transaction leveraged by borrowing $9.0 million under a repurchase agreement. As part of the Change in Control of the company, we restructured our securities portfolio including the sale of $2.9 million of investment securities in early 1998 which resulted in a net loss of $39 thousand.

The following table sets forth the carrying value of our securities portfolio as of the dates indicated. A comparative summary of investment securities available for sale for the periods presented is as follows (in thousands):

                                                   Gross       Gross
          Available for sale          Amortized  Unrealized  Unrealized   Fair
                                        Cost       Gains       Losses     Value
                                       ------      -----       ------    -------
December 31, 1999
U.S. Government and Agency Securities  $6,997      $   0       $ (218)    $6,779
Mortgage-Backed Securities              2,155          0          (63)     2,092
Other Securities                           14          0            0         14
                                       ------      -----       ------     ------
Total                                  $9,166      $   0       $ (281)    $8,885
                                       ======      =====       ======     ======

                                                   Gross       Gross
                                      Amortized  Unrealized  Unrealized   Fair
                                        Cost       Gains       Losses     Value
                                       ------      -----       ------    -------
December 31, 1998
U.S. Government and Agency Securities  $4,500      $   1       $   (4)    $4,497
Mortgage-Backed Securities              4,870         11           (1)     4,880
Other Securities                           14          0            0         14
                                       ------      -----       ------     ------
Total                                  $9,384      $  12       $   (5)    $9,391
                                       ======      =====       ======     ======

A comparative summary of investment securities held to maturity for the periods presented is as follows (in thousands):

                                                   Gross       Gross
          Held to maturity            Amortized  Unrealized  Unrealized   Fair
                                        Cost       Gains       Losses     Value
                                       ------      -----       ------    -------
December 31, 1999
U.S. Government and Agency Securities  $ 1,000     $   0       $  (28)   $   972
Mortgage-Backed Securities              17,025         0         (276)    16,749
                                       ------      -----       ------    -------
Total                                  $18,025     $   0       $ (304)   $17,721
                                       =======     =====       ======    =======


At December 31, 1998, we had no investment securities classified as held to maturity.

The following tables sets forth as of December 31, 1999, the maturity distribution of our investment portfolio.

                   MATURITY SCHEDULE OF INVESTMENT SECURITIES

                          Within One        After One But       After Five But        After Ten
(Dollars in thousands)       Year         Within Five Years    Within Ten Years         Years                Total
                       ---------------     ---------------     ----------------     ---------------     ---------------
Available for Sale    Carrying   Average  Carrying  Average   Carrying   Average  Carrying   Average  Carrying   Average
                       Value      Yield    Value     Yield      Value     Yield     Value     Yield     Value     Yield
                       ------     ----     ------     ----     -------     ----     ------     ----     ------     ----
U.S. Government and
Agency Obligations     $  497     7.35%    $6,282     6.89%    $     0     0.00%    $    0     0.00%    $6,779     6.92%

Mortgage-Backed
Securities                666     6.34%       437     7.48%        546     7.48%       443     7.48%     2,092     6.16%

Other Securities            0     0.00%         0     0.00%          0     0.00%       786     6.38%       786     6.38%
                       ------     ----     ------     ----     -------     ----     ------     ----     ------     ----
                       $1,163     6.77%    $6,719     6.92%    $   546     7.48%    $1,229     6.78%    $9,657     6.92%
                       ======              ======              =======              ======              ======

Mortgage-backed securities are based on current prepayment speeds.

Other securities include Federal Reserve Bank Stock of $530 thousand and Federal Home Loan Bank Stock of $242 thousand that the bank must own as a condition of membership. The bank does not anticipate that it will discontinue its memberships and, therefore, these stocks are classified as more than ten years. Other securities also includes $14 thousand in Bankers' Bancorporation of Florida stock.

                   MATURITY SCHEDULE OF INVESTMENT SECURITIES

                          Within One        After One But       After Five But        After Ten
(Dollars in thousands)       Year         Within Five Years    Within Ten Years         Years                Total
                       ---------------     ---------------     ----------------     ---------------     ---------------
Held to Maturity      Carrying   Average  Carrying  Average   Carrying   Average  Carrying   Average  Carrying   Average
                       Value      Yield    Value     Yield      Value     Yield     Value     Yield     Value     Yield
                       ------     ----     ------     ----     -------     ----     ------     ----     ------     ----
U.S. Government and
Agency Obligations     $    0     0.00%    $1,000     5.94%    $     0     0.00%    $    0     0.00%   $ 1,000     5.94%

Mortgage-Backed
Securities              1,116     6.89%     4,466     6.89%      3,526     7.03%     7,917     7.38%    17,025     7.15%
                       ------     ----     ------     ----     -------     ----     ------     ----    -------     ----
                       $1,116     6.89%    $5,466     6.72%    $ 3,526     7.03%    $7,917     7.38%   $18,025     7.08%
                       ======              ======              =======              ======             =======

Mortgage-backed securities are based on current prepayment speeds.

Proceeds from the sales of securities available for sale during the years ended December 31, 1999 and 1998 were $0 and $2.9 million, respectively. Gross gains of $3 thousand and gross losses of $42 thousand were realized on those sales in 1998. Securities pledged to secure public funds on deposit or for other purposes required or permitted by law amounted to $21.9 million at December 31, 1999 and no securities were pledged at December 31, 1998.

Other Assets. Accrued interest receivable increased $376 thousand as a result of growth in the loan and investment portfolios. Federal Reserve Bank (FRB) stock and Federal Home Loan Bank (FHLB) stock increased as the result of purchases of additional FHLB stock in compliance with the FHLB's membership requirements. Our net investment in premises and equipment increased $728 thousand primarily as a result of the build out and opening of our Boca Raton branch.

Deposits. Deposits are our primary source of funds. During 1999, our deposits increased by $49.6 million, or 81.6%, to $110.3 million at December 31, 1999 from $60.7 million at December 31, 1998. During 1999, our deposit portfolio shifted away from time deposits and toward transaction and money market accounts. This shift reflected our increased emphasis on business accounts. At December 31, 1999 and 1998, average demand deposits were $23.8 million and $13.0 million representing 27.7% and 28.8%, respectively, of average total deposits. Average money market deposits were $26.1 million and $7.5 million representing 30.3% and 16.7% of average total deposits in 1999 and 1998, respectively. Average time deposits were $22.3 million and $15.2 million, representing 25.9% and 33.7%, of average total deposits in 1999 and 1998, respectively. Our cost of deposits for 1999 was 2.69%, compared to 2.54% for the year ended December 31, 1998.

The following table sets forth the average amounts of various types of deposits for each of the periods indicated:

                                              December 31,
                               ----------------------------------------
                                       1999                1998
                                          Average               Average
                                Amount     Yield    Amount       Yield
                               --------   -------  --------     -------
                                       (dollars in thousands)

Non-Interest Bearing Demand    $23,823      0.0%    $13,028      0.0%
Interest-Bearing Demand         11,535      0.8%      7,102      1.2%
Money Market Deposits           26,107      4.1%      7,541      2.8%
Savings Deposits                 2,300      1.8%      2,315      1.8%
Time Deposits                   22,308      5.0%     15,247      5.3%
                               -------              -------
Total                          $86,073              $45,233
                               =======              =======


We do not actively solicit short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits. The following table summarizes the maturity distribution of certificates of deposits of denominations of $100,000 or more as of December 31, 1999 (in thousands):

Time deposits ($100,000 and over)
Three months or less ............................    $ 3,814
Over three months through nine months ...........      7,201
Over nine months through twelve months ..........      2,577
Over twelve months ..............................        375
                                                     -------
     Total ......................................    $13,967
                                                     =======

Federal Funds Purchased and Securities Sold Under Agreement to Repurchase. We had federal funds purchased of $571 thousand at December 31, 1999 and no federal funds purchased at December 31, 1998. Growth in the loan and investment portfolios in excess of growth in the deposit portfolio resulted in our purchasing these overnight funds. We entered into a $9.0 million repurchase agreement during the fourth quarter of 1999. The funds received in the repurchase transaction were used toward the purchase of a $10.1 million, 20 year, FHLMC mortgage-backed security. The borrowings under the repurchase agreement mature as follows: $3.1 million in one year, $3.0 million in two years and $2.9 million in three years. The cost of the one year borrowing is 6.04%, the two year borrowing is at 6.25% and the three year borrowing is at 6.45%. At each maturity date management will evaluate whether to replace the borrowings or pay them off using company funds.

Other Liabilities. Accrued interest payable increased $156 thousand, or 269.0%, to $214 thousand as a result of an increased volume and rates paid on interest bearing liabilities including the repurchase agreement. Payables due to shareholders of White Eagle Financial Group, Inc., the predecessor company from which Admiralty Bancorp was acquired on January 22, 1998, were extinguished during 1999.

Shareholders' Equity. Class B common stock increased $3.2 million. The change is the result of two stock dividends, totaling $2.8 million, and the conversion of 45 thousand shares of Class A stock to Class B stock totaling $376 thousand. In January 1999, the Board of Directors declared a stock dividend paid to the Class A shareholders in Class B stock. In December 1999, the Board of Directors declared a stock dividend payable to all Class A and Class B shareholders of record on December 31, 1999 payable in Class B common stock.

Interest Rate Risk Management. Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Our net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the company seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

One of our major objectives when managing the rate sensitivity of our assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of our Asset/Liability Committee ("ALCO"), which is comprised of four Board members. The process to review interest rate risk management is a regular part of our management. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

To manage the interest sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of our interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. We employ computerized interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rates changes will have upon the net interest spread.

At December 31, 1999, we maintained a one year negative cumulative gap of $16.6 million or -11.83% of total assets.

                                                             Interest Sensitivity Gap at December 31, 1999
                                                      ------------------------------------------------------------
                                                      3 Month     3 Through    1 Through      Over
                                                      or Less     12 Months     3 Years      3 Years       Total
                                                      --------     --------     --------     --------     --------
                                                                        (dollars in thousands)
Investment securities, at amortized cost (1) .....    $  1,034     $  1,556     $  9,951     $ 15,424     $ 27,965
Loans ............................................      57,900        5,488        5,909       31,560      100,857
                                                      --------     --------     --------     --------     --------
Total earning assets .............................    $ 58,934     $  7,044     $ 15,860     $ 46,984     $128,822
Interest bearing transaction deposits ............    $ 12,791     $      0     $      0     $      0     $ 12,791
Interest bearing non-transaction accounts ........      34,093            0            0            0       34,093
Time deposits ....................................       7,818       24,167        1,925          244       34,154
Federal funds purchased ..........................         571            0            0            0          571
Securities sold under agreement
   to repurchase .................................           0        3,100        5,900            0        9,000
                                                      --------     --------     --------     --------     --------
Total interest bearing liabilities ...............    $ 55,273     $ 27,267     $  7,825     $    244     $ 90,609
                                                      --------     --------     --------     --------     --------
Interest sensitivity gap .........................    $  3,661     $(20,223)    $  8,035     $ 46,740     $ 38,213
                                                      ========     ========     ========     ========     ========
Cumulative gap ...................................    $  3,661     $(16,562)    $ (8,527)    $ 38,213
                                                      ========     ========     ========     ========
Cumulative gap to total assets ...................        2.62%      -11.83%       -6.09%       27.30%

(1) Investment securities include Federal Reserve Bank stock and Federal Home Loan Bank stock, totalling $772 thousand, which have been included in the over three year column.

Liquidity. Our liquidity is a measure of our ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost effective manner. Our principal sources of funds are deposits, scheduled amortization and prepayments of loan principal, sales and maturities of investment securities and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Through our investment portfolio we generally have sought to obtain a safe yet slightly higher yield than would have been available to us as a net seller of overnight Federal funds while still maintaining liquidity. Through our investment portfolio, we also attempt to manage our maturity gap by seeking maturities of investments which coincide as closely as possible with maturities of deposits.

As an additional source of liquidity we have a $4 million unsecured Federal funds overnight borrowing line of credit and a secured line of credit with a corresponding bank. At December 31, 1999 we had a balance of $571 thousand drawn on the unsecured line of credit. Our unencumbered investment securities are the collateral for the secured line of credit and serve to determine the total amount available under the line. During 1999 we drew the unsecured Federal funds line to $4 million several times and drew on the secured line up to $2.5 million when loan growth outpaced deposit growth.

We entered into a $9.0 million repurchase agreement during October 1999. The funds received in the repurchase transaction were used toward the purchase of a $10.1 million, 20 year, FHLMC mortgage-backed security which is the security sold under the agreement. The borrowings under the repurchase agreement mature as follows: $3.1 million in one year, $3.0 million in two years and $2.9 million in three years. The cost of the one year borrowing is 6.04%, the two year borrowing is at 6.25% and the three year borrowing is at 6.45%. At each maturity date management will evaluate whether to replace the borrowings or pay them off using company funds.

Net cash provided by our operating activities was $1.3 million in 1999 compared to a use of cash of $353 thousand in 1998 resulting primarily from the increase in net income during the year.

Net cash used in investing activities was $72.6 million in 1999 compared to $17.9 million in 1998. We used $17.9 million for net investment securities and Federal Reserve Bank and Federal Home Loan Bank stock in 1999, while in 1998 it received cash of $9.3 million from our securities portfolio. Additionally, we used $53.6 million and $22.1 million for net loans and loan sales in 1999 and 1998, respectively. Also during 1998, we used $4.4 million for the purchase of the Predecessor Company.

Net cash provided by our financing activities was $59.1 million in 1999 and $27.8 million in 1998. The increase in 1999 was primarily due to a net increase in deposits and $9 million received in a repurchase agreement. Net deposits provided an increase $49.6 million in 1999 compared to $21.2 million in 1998. Additionally, in 1998 we used $4.6 million to repay borrowings and received $11.3 million in net proceeds on the sale of common stock.

As a state chartered commercial bank, the bank is required to maintain a daily liquidity position equal to at least 15 percent of its total transaction accounts and eight percent of its total nontransaction accounts, less those deposits of public funds for which security has been pledged. As of December 31, 1999, the bank had a liquidity ratio of 20 percent which was adequate to meet the statutory requirement. The primary source of the bank's liquidity is cash and cash equivalents including federal funds sold - overnight loans to major commercial banks. At December 31, 1999, cash and cash equivalents totaled $5.1 million. Funds not required to meet loan and deposit demand were invested primarily in mortgage-backed, U.S. Government and Agency securities. The bank considers these investments to be secondary sources of liquidity. The bank's investment securities classified as available for sale had a carrying value of $8.9 million at December 31, 1999. The unrealized loss on the securities held available for sale at December 31, 1999 was $283 thousand.

Capital. A significant measure of the strength of a financial institution is its capital base. Our federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain certain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets.) A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, the federal regulators require that a financial institution which meets the regulators' highest performance and operation standards maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 3%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased by at least 100 to 200 basis points. Minimum leverage ratios for each bank are evaluated through the ongoing regulatory examination process.

Our federal regulators impose capital standards on bank holding companies which are substantially similar to those imposed upon the bank.

As of December 31, 1998, the most recent notification from our regulators categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the bank's category.

Impact Of Inflation And Changing Prices. Our financial statements and the notes to those financial statements, included in this prospectus, were prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date of Statement 133 was delayed by Statement 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133." In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" (Statement 138). Statement 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply Statement 133. Statement 133 is now effective for all quarters of all fiscal years beginning after June 15, 2000, with an early adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on January 1, 2001, and that Statement 133 will not have a significant financial statement impact upon adoption.

                                   THE COMPANY

General

         Admiralty Bancorp, Inc. is a financial holding company under the Bank Holding Company Act of 1956, as amended. We are the holding company for Admiralty Bank, a Florida state chartered commercial bank and member of the Federal Reserve System. The bank is a full service commercial bank, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of south and central Florida. The bank operates through its main office located in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida.

         We also own a fifty percent interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services, LLC. is a joint venture among the company and USI Florida, a provider of insurance services in Florida, created to market a full range of insurance products to customers of the bank and to the public.

         The bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The operations of the bank are subject to the supervision and regulation of the Federal Reserve Bank and the Florida Department of Banking. The principal executive offices of the bank are located at 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410 and the telephone number is (561) 624-4701.

         It is our strategic plan to grow our franchise into the Orlando, Florida area. We have recently opened a new full service branch of the bank in Orlando, and have retained a team of veteran bankers from the Orlando area to lead our expansion. The Orlando team includes Eddie Gerrits, Charlie Lowe, Don Grace, Joanne Sweeney, Matt Ravenscroft, Doug Russell and Wally Stoney, and will be headed by Mr. Randy Burden, who will become Managing Director of the bank for the Orlando area. We also intend to appoint Messers Burden, Patrick Mathes and Douglas Hooker to the boards of directors of the bank and the company. Messrs. Burden, Mathes and Hooker are local businessmen in the Orlando area who have extensive contacts, and have experience in the operation of financial institutions in the Orlando area. These new directors and officers of the bank previously worked together at Citrus Bank in Orlando, an independent community bank, which grew by over $300 million in four years before it was acquired by a larger bank. We expect Messrs. Burden, Mathes and Hooker to play an active role in the development and management of our Orlando branch expansion.

Business of the Company

         We conduct a traditional commercial banking business and offer services including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. We structure our specific services and charges in a manner designed to attract the business of (i) small and medium-sized businesses, and the owners and managers of these entities; (ii) professionals and middle managers of locally-based corporations; and (iii) individuals residing, working and shopping in the Palm Beach, Broward and Brevard Counties, Florida trade area that we serve. We engage in a wide range of lending activities and offer commercial, consumer, residential and non-residential mortgage and construction loans.

         On March 11, 2000, the company became a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "Modernization Act"). See "Recent Regulatory Enactments and Proposals." This status permits us to undertake financial activities which need not be closely related to banking, such as insurance brokerage activities. Under the Modernization Act, our bank subsidiary must remain "well capitalized" (i.e., have a leveraged capital ratio of 5% or greater and a risk based capital ratio of 10% or greater) and well managed, or we could be required to divest ourself of our non-banking activities. In addition, we must maintain a rating of "satisfactory" or better under the Community Reinvestment Act. In April, 2000, we entered into a joint venture with USI Florida and created Admiralty Insurance Services, LLC.

Service Area

         Our service area primarily consists of Palm Beach, Broward and Brevard Counties, Florida, although we make loans throughout Florida. We operate through our main office in Palm Beach Gardens, Florida and branch offices in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida.

         Our first branch office in Orlando, Florida, opened for business on September 7, 2000. We have leased premises located at 2 South Orange Avenue, Orlando. We intend to open 3 branches in the Orlando area over the next year, and have begun investigating the location for our second Orlando branch.

Competition

         We operate in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than the company. Many large financial institutions compete for business in our service area. Certain of these institutions have significantly higher lending limits than we do and provide services to their customers which we do not offer.

         Management believes we are able to compete favorably with our competitors because we provide responsive personalized services through management's knowledge and awareness of our service area, customers and business.

Employees

         At June 30, 2000, we employed 66 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and we believe that our employee relations are good.

                           SUPERVISION AND REGULATION

         Financial holding companies, bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or Regulation may have a material effect on the business and prospects of the company and the bank.

Financial Holding Company Regulation

         As a financial holding company registered under the Bank Holding Company Act, the company is subject to the regulation and supervision applicable to bank holding companies by the Board of Governors of the Federal Reserve System. The company is required to file with the Federal Reserve Bank annual reports and other information regarding its business operations and those of its subsidiaries.

         The Bank Holding Company Act requires, among other things, the prior approval of the Federal Reserve Bank in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such company's voting shares) or (iii) merge or consolidate with any other bank holding company. The Federal Reserve Bank will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Bank also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

         The Bank Holding Company Act has been substantially amended by the Gramm-Leach-Bliley Financial Modernization Act of 1999. See "Recent Regulatory Enactments and Proposals." The portion of the Gramm-Leach-Bliley Financial Modernization Act effecting the powers of the company become effective March 11, 2000. Prior to the Gramm-Leach-Bliley Financial Modernization Act, the Bank Holding Company Act prohibited a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the Federal Reserve Bank with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

Recent Regulatory Enactments and Proposals.

         On November 12, 1999, the President signed the Gramm-Leach-Bliley Financial Modernization Act of 1999 into law. The Modernization Act among other things:

         o allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than previously permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies;

         o allows insurers and other financial services companies to acquire banks or bank holding companies;

         o removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

         o established the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

This part of the Modernization Act became effective on March 11, 2000. The Modernization Act also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions will generally prohibit financial institutions, including us, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to "opt out" of the disclosure.

Capital Adequacy Guidelines for Financial Holding Companies and Bank Holding Companies.

         In January 1989, the Federal Reserve adopted risk-based capital guidelines for bank holding companies, which are also applicable to financial holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) non-qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case by case basis or as a matter of policy after formal rule-making).

         Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting and loans secured by deposits in the Bank which carry a 20% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% risk-weighting. Transaction related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk-weighting. Short term commercial letters of credit have a 20% risk-weighting and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

         In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

Bank Regulation

         As a Florida chartered commercial bank, the bank is subject to the regulation, supervision, and control of the Florida Department of Banking. As a member of the Federal Reserve System, the bank is subject to regulation, supervision and control of the Federal Reserve. As an FDIC-insured institution, the bank is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the Federal Reserve, the FDIC and the Department impact virtually all activities of the bank, including the minimum level of capital the bank must maintain, the ability of the bank to pay dividends, the ability of the bank to expand through new branches or acquisitions and various other matters.

Insurance of Deposits.

         The deposits of the bank are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the FDIC. Accordingly, the bank is subject to deposit insurance assessments to maintain the BIF. Under the FDIC's insurance premium assessment system, each institution is assigned to one of nine assessment risk classifications based on its capital ratios and supervisory evaluations. The lowest risk institutions do not pay any insurance premium, while the highest risk institutions pay a premium assessed at the rate of .27% of domestic deposits. Each institution's classification under the system is re-examined semiannually. In addition, the FDIC is authorized to increase or decrease such rates on a semiannual basis. In addition to insurance premium assessments, under the Deposit Insurance Funds Act of 1996 (the "Deposit Act"), commercial banks like the bank are required to pay a portion of the interest and principal owed on bonds issued by the Federal Financing Corporation ("FICO") to assist the thrift bailout in the mid- 1980's. BIF insured commercial banks like the bank are assessed 2.12 basis points of their assessed deposits in satisfaction of this FICO payment, in addition to deposit insurance premiums. The Deposit Act also calls for the federal banking agencies to study the various financial institution charters and propose a single standard federal charter, thereby doing away with the separate bank and thrift charters. Management of the company is not able to predict at this time whether the federal regulators will adopt a unified charter nor to predict the impact of any proposed change upon the bank.

Dividend Rights

         Pursuant to the provisions of the Florida Banking Code, a Florida state chartered bank may quarterly, semi-annually or annually declare a dividend out of the company's net profits for the dividend period and retained net profits from the preceding two years. In addition, with the approval of the Florida Department of Banking and Finance, a bank may declare a dividend from retained profits which have accrued in periods prior to the preceding two years, provided that in this circumstance the bank must make an addition to its surplus fund equal to at least 20% of its net profits from the preceding period. No Florida state chartered bank may declare a dividend if it has incurred a loss for its current period plus the two preceding years, or which would cause the capital account of the bank to fall below the minimum amount required by law or regulation.

Description of Property

         The bank leases its main office in Palm Beach Gardens and its branch offices in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. In addition, the bank maintains an operations center in Lake Worth, Florida. The bank presently sub-lets office property in North Palm Beach, Florida, where it formerly maintained its operations center. The bank's lease on this property expires July 31, 2001. The following table sets forth certain information regarding these leases:

Location                  Square Feet   Monthly Rental      Term
--------------------------------------------------------------------------------
Boca Raton                5,000         $ 12,643            November 30, 2008
Juno Beach                2,508            4,348            December 31, 2002
Jupiter                   4,067            8,487            August 31, 2008
Lake Worth                5,600            4,900            March 31, 2005
Melbourne                 4,845            5,822            March 12, 2001
North Palm Beach          1,800            1,837            July 31, 2001
Orlando(1)                6,500           14,165            January 31, 2011
Palm Beach Gardens        7,930           16,851            October31, 2003

(1) The square footage and monthly rental are estimated. We are awaiting a final measurement of the premises. We have the right to terminate the lease at our option if we do not raise a minimum of $7 million in this offering.

Legal Proceedings

         The company and the bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of the company and the bank. Management does not believe that there is any pending or threatened proceeding against the company or the bank which, if determined adversely, would have a material effect on the business or financial position of the company.

                                   MANAGEMENT

  The direction and control of the company is vested in the board of directors. The term of each director is three years. Directors are divided into three classes and elections are staggered so that the term for one class of directors expires each year. The following table sets forth information with respect to the directors and certain executive officers, including their ages, a brief description of their recent business experience, certain directorships held by each, the year in which each became a director of the company and the year in which their terms as director of the company expire.

Current Board of Directors and Executive Officers

                                        Five Years Professional                                 Term of Office
Name, Age, Position                     Experience                                              Since - Expires
-------------------------------------   -----------------------------------------------------   ------------------
Sidney Hofing, 66, Director             President of the Eagle Group, Inc.                      1998     2001
                                        (Real Estate Development)

Peter L. A. Pantages, 45, Director      President of McCay Real Estate                          1998     2001
                                        Group (Real Estate Development)

Ward Kellogg, 41, President, Chief      President and Chief Executive Officer of the            1999     2001
Executive Officer and Director          Bank and the Company; formerly, Executive
                                        Vice President and Chief Credit Officer of 1st
                                        United Bank, Boca Raton, Florida

Joseph Veccia, 43, Director             Partner, VPC Development (Real Estate                   1999     2001
                                        Development) and past Chairman of the Greater
                                        Boca Raton Chamber of Commerce

William Berger, 56, Director            Senior Partner, Greenspoon, Marder, Hirschfeld          2000     2002
                                        Rafkin, Ross & Berger, PA.

David B. Dickenson, 58, Director        Senior Partner, Dickenson, Murdoch,                     1998     2002
                                        Rex and Sloan (Attorneys)

Thomas L. Gray, 55, Director            Chairman of the Board of Grand Bancorp, Inc.            1998     2002
                                        and Grand Bank, N.A.; Formerly President and
                                        CEO of Carnegie Bancorp

Leslie E. Goodman, 57, Director         Executive Officer of the Eagle Group, Inc.              1998     2002
                                        (Real Estate Development)

George Zoffinger, 52, Director          President and CEO of Constellation Capital Corp.;       1998     2002
                                        Director of MFN Financial Corp.;  Director of Atlas
                                        Steel Corp.; Director of Commercial Federal Corp.;
                                        Director of N.J. Resourcing

Bruce A. Mahon, 70, Chairman            Chairman of the Board of the Company and the            1998     2003
of the Board                            Bank; Formerly Chairman of the Board of
                                        Carnegie Bancorp, Inc. and Carnegie Bank

Craig Spencer, 39, Director             President and CEO of The Arden Group, Inc.              1998     2003
                                        (Real Estate Development)

Richard Rosa, 49, Director              Chief Financial Officer and Director of Grand           1998     2003
                                        Bancorp, Inc. and Grand Bank, N.A.; Formerly
                                        Chief Financial Officer of Carnegie
                                        Bancorp and Carnegie Bank, N.A.

Mark Wolters, 40, Director              President of Grand Bancorp, Inc. and Grand              1998     2003
                                        Bank, N.A.; Director of Grand Bank, N.A.;
                                        Formerly Executive Vice President of
                                        Carnegie Bancorp

Thomas J. Hanford, 61, Director,        Private Investor                                        1998     2003

William Burke, 41,                      Chief Operating Officer of the bank;                    1998     N/A
Chief Operating Officer                 Formerly Senior Vice President and Senior
                                        Lending Officer of 1st United Bank

Edward Gerrits, 42,                     Executive Vice President of the bank;                   2000     N/A

Executive Vice President                formerly Director and Executive Vice
                                        President Citrus Bank, formerly President,
                                        Gerrits-Citrus, Inc., Real Estate Development &
                                        Sales

Stock Ownership of Management and Controlling Shareholders

         The following tables set forth, as of July 28, 2000, certain information concerning the ownership of the company's common stock by (i) each person who is known by the company to own beneficially more than five percent (5%) of the issued and outstanding common stock, (ii) each director of the company and each director of the bank, (iii) each named executive officer and
(iv) all directors and officers of the company as a group. Since the Class A Stock and the Class B Stock vote together as a single class, the following table presents the classes together.

                                           Number of Shares
                                             of Class A
Name and Position                            and Class B               Percent
With Company                            Beneficially Owned (1)         of Class
------------                            ----------------------         --------

Bruce A. Mahon, 70(2)                          161,941                   5.81
Chairman of the Board

Craig Spencer, 39                              157,888                   5.67
Director(3)(4)

Richard Rosa, 49, Director(5)                   66,515                   2.39

Mark Wolters, 40, Director (6)                  43,841                   1.57

Sidney Hofing, 66, Director (7)                179,648                   6.45

Peter L. A. Pantages, 45, Director (8)          99,077                   3.56

Thomas L. Gray, 55, Director (9)               113,219                   4.06

Leslie E. Goodman, 57, Director (10)           110,237                   3.96

George Zoffinger, 52, Director (11)             60,371                   2.17

Ward Kellogg, 41, President (12)                69,618                   2.50

David Dickenson, 58, Director (13)              18,372                   *

Thomas Hanford, 61, Director (14)               68,041                   2.44

Joseph Veccia, 43, Director (15)                39,519                   1.42

William Berger, 56, Director                     1,129                   *

Directors and Executive Officers of
the Company as a Group (18 persons)          1,258,102                  45.16

* Less than 1%
------------------------

(1) The address of all persons is c/o Admiralty Bancorp, Inc., 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410.

(2) Includes 45,165 shares of Class B stock purchasable upon the exercise of stock options and 30,345 shares of Class B stock purchasable upon the exercise of warrants. Also includes 4,000 shares of Class A stock, 8,162 shares of Class B stock all held by members of Mr. Mahon's family.

(3) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options.

(4) Includes 80,120 shares of Class B stock held jointly with Mr. Spencer's wife, and 56,456 shares of Class B stock purchasable upon the exercise of warrants held jointly with Mr. Spencer's wife.

(5) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options and 16,937 shares of Class B stock purchasable upon the exercise of warrants. Also includes 5,000 shares of Class A stock and 2,258 shares of Class B stock and 5,646 shares of Class B stock purchasable upon the exercise of warrants held by Mr. Rosa's self-directed IRA.

(6) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options and 16,937 shares of Class B stock purchasable upon the exercise of warrants. Also includes 5,592 shares of Class B stock held by Mr. Wolters as custodian for his children.

(7) Includes 50,810 shares of Class B stock purchasable upon the exercise of warrants, and 21,312 shares of Class B stock purchasable upon the exercise of stock options. Of the reported shares, 28,980 shares and 22,582 Warrants are held by a limited partnership of which Mr. Hofing is a member. Also includes 3,000 shares of Class B stock held by members of Mr. Hofing's family.

(8) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options and 30,910 shares of Class B stock purchasable upon the exercise of warrants. Also includes 2,728 shares of Class B stock and 2,258 shares of Class B stock purchasable upon the exercise of warrants held in trust. Also includes 15,201 shares of Class B stock held by members of Mr. Pantages' family.

(9) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options, 19,195 shares purchasable upon the exercise of warrants and 1,915 shares of Class B stock held in Mr. Gray's self directed IRA.

(10) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options and 45,164 shares of Class B stock purchasable upon the exercise of warrants.

(11) Includes 21,312 shares of Class B stock purchasable upon the exercise of stock options and 16,937 shares of Class B stock purchasable upon the exercise of warrants. Also includes 6,823 shares and warrants to purchase 5,646 shares of Class B stock held by a limited partnership of which Mr. Zoffinger is a member.

(12) Includes 51,939 shares of Class B stock purchasable upon the exercise of stock options.

(13) Includes 5,646 shares of Class B stock purchasable upon the exercise of stock options and 3,726 shares of Class B stock held by Mr. Dickenson's wife.

(14) Includes shares of Class B stock held as follows: 4,618 shares by an investment partnership of which Mr. Hanford is a member and 5,646 shares by an investment corporation in which Mr. Hanford has a controlling interest and 6,516 held by Mr. Hanford's family.

(15) Includes 5,646 shares of Class B stock purchasable upon the exercise of stock options. Also includes 11,291 shares of Class B stock held by Mr. Veccia's IRA. Also includes 22,582 shares of Class B stock held by a limited partnership in which members of Mr. Veccia's immediate family has a membership interest.

Executive Compensation

         The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the company and each of the four most highly compensated executive officers of the company or the bank whose individual remuneration exceeded $100,000 for the last fiscal year.

                           SUMMARY COMPENSATION TABLE
                 Cash and Cash Equivalent Forms of Remuneration

                                                                                   Long-Term
                                                                                  Compensation
                                                                                ----------------
                                                                                      Awards
                                                                                ----------------
                                     Annual Compensation                            Securities
                                     --------------------       Other Annual        Underlying
Name and Principal Position   Year   Salary($)      Bonus($)   Compansation($)   Options/SARs(#)
---------------------------   ----   ---------      --------   ---------------   ---------------
Ward Kellogg                  1999   $125,000       $17,659         (3)               18,066
                              1998   $ 62,500(1)        -0-         (3)               33,873

William Burke                 1999   $100,000       $11,796         (3)                7,904
Chief Operating Officer       1998   $ 50,000(2)    $25,000         (3)               11,291

------------
(1) Mr. Kellogg was hired as President on July 1, 1998 at an annual salary of $125,000.

(2) Mr. Burke was hired on July 2, 1998 at an annual salary of $100,000.

(3) The company believes the value of these perquisites and other benefits to be less than 10% of the salary and bonus reported in the table above.

Employment Agreements

         Mr. Kellogg serves as President and Chief Executive Officer of the company and the bank pursuant to an employment agreement dated July 1, 1998. Pursuant to this agreement, Mr. Kellogg initially received an annual salary of $125,000, subject to annual increases. In addition, Mr. Kellogg may receive a cash bonus based upon the company's return on average assets. Mr. Kellogg's employment agreement has a term of 3 1/2 years. If Mr. Kellogg is terminated other than for cause (as defined in the agreement), he is to receive his then current base compensation for the remaining term of the agreement, or 24-months, whichever is longer. If Mr. Kellogg's employment is terminated following a change in control (as defined in the agreement) or if he voluntarily terminates his employment following a change in control under certain circumstances, Mr. Kellogg will be entitled to receive his then current based compensation for a period of 24-months.

Management Option Plan

         As disclosed above under the caption "Executive Compensation", the company maintains the Management Option Plan. Members of management of the company are permitted to participate in the Management Option Plan. The following table lists grants of options under the Management Option Plan to the executive officers named in the "Summary Compensation Table" above for 1999 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the company's Class B Stock over the life of the option.

                             EXECUTIVE COMPENSATION
                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                             Individual Grants
                          ----------------------------------------------------------------------------------------
                            Number of          % of Total
                           Securities         Options/SARs                                           Present
                           Underlying          Granted to       Exercise or                         Value of
                          Options/SARs        Employees in      Base Price       Expiration         Grant on
   Name                     Granted            Fiscal Year       ($/Share)          Date         Grant Date ($)(1)
------------              ------------        ------------      -----------      ----------      -----------------
Ward Kellogg                 5,646                7.3%              9.30          1/31/09            $25,576
                            12,420               16.1%              7.59         10/21/09            $53,033

William Burke                7,904               10.2%              7.59         10/21/09            $33,750

(1) The present value has been estimated using the Black-Scholes option pricing model using the following assumptions: divided yield of -0-%; expected volatility of 60% and a risk free interest rate of 6.04%.

         The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of the company named in the table above. No stock options were exercised by such executive officers during 1999 or during the first two quarters of 2000.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                             YEAR AND FY-END OPTION

                                          Number of Securities
                  Shares                  Underlying Unexercised       Value of Unexercised
                Acquired on     Value     Options/SARs at FY-End(#)   In-the-Money Options/
    Name        Exercise (#)   Realized   Exercisable/Unexercisable      SARs at FT-End
------------    ------------   --------   -------------------------   ---------------------
Ward Kellogg         0           $0            39,519/12,420               $        (1)

William Burke        0           $0            19,195/0                    $        (1)

(1) These options were not in the money at year end.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

Capital Stock

         General. Admiralty Bancorp, Inc. is incorporated under the laws of the State of Delaware. Therefore, the rights of holders of our stock will be governed by the Delaware General Corporation Law and our Certificate of Incorporation. Our Certificate of Incorporation provides for an authorized capitalization of 7,000,000 shares of capital stock, consisting of 5,000,000 shares of common stock, in two classes, and 2,000,000 shares of preferred stock, to be issued in series as determined by the Board of Directors.

Class B Stock

         As of June 30, 2000, there were 2,329,561 shares of Class B stock outstanding.

         Dividend Rights. The holders of our Class B common stock will be entitled to dividends, when, as, and if declared by our Board of Directors, subject to the restrictions imposed by Delaware law. The only statutory limitation applicable to the company is that dividends must be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or out of the preceding year's net profit. However, as a practical matter, unless we expand our activities, our primary source of income will be the bank.

         Voting Rights. Except as discussed under "Anti-Takeover Provisions", each share of our Class B stock is entitled to one vote per share. Cumulative voting is not permitted. The Class B stock will vote with the Class A stock as a single class on all matters on which a vote is required or permitted. Under our Certificate of Incorporation, certain matters require an 80% stockholder vote. See "Anti-Takeover Provisions".

         Preemptive Rights. Under Delaware law, shareholders may have preemptive rights if these rights are provided in the certificate of incorporation. Our Certificate of Incorporation does not provide for preemptive rights.

         Appraisal Rights. Under Delaware law, dissenting shareholders of the company have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. Appraisal rights are not available in any such transaction if shares of the company are listed for trading on a national securities exchange or designated as a national market system security on the NASDAQ system or held of record by more than 2,000 holders.

         Directors. Under Delaware law and our Certificate of Incorporation, the company is to have a minimum of 3 directors and a maximum of 25, with the number of directors at any given time to be fixed by the Board of Directors. We currently have fourteen (14) members of our Board of Directors.

Class A Stock

         Our Class A stock has the same basic rights as the Class B stock, with the exceptions listed below. Therefore, the voting rights, preemptive rights, and appraisal rights of the Class A stock are the same as for the Class B stock. As of June 30, 2000, there were 454,250 shares of the Class A stock outstanding. The following is a discussion of the additional rights of the Class A stock:

         Dividends. The holders of the Class A stock are entitled to receive annual Class A stock dividends equal to 10% of the stated value of a share of Class A stock, $10.00 per share. The dividend may be paid either in cash or in market value of Class B stock, at the discretion of the Board of Directors. Dividends may be paid semi-annually or otherwise as the Board may determine, and the form of the dividend will be determined before each payment period. No dividends may be paid on the Class B stock if the company has failed to pay the most recently required dividend payment on the Class A stock, in cash or in shares of Class B stock. After receipt of the required 10% dividend, the Class A stock is not legally entitled to share in any dividends paid upon the Class B stock, although the Board of Directors may permit such participation.

         Conversion Rights. Each share of Class A stock is convertible, at the option of the holder, into 1.1291 shares of the company's Class B stock. The conversion rate is subject to adjustment in the manner provided in the company's Certificate of Incorporation in the event of payment of certain stock dividends, stock split-ups or combinations or other similar recapitalizations. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in that rate; however, any adjustment not made is carried forward.

         In addition to the voluntary conversion rights described above, the company will have the right to require a holder of Class A stock to convert the Class A stock into Class B stock, at the rate of 1.1291 shares of Class B stock for each share of Class A stock held, in the event that the Class B stock trades at $13.28 or higher and does not trade below $13.28 for the next 20 consecutive trading days. Upon the end of such 20 consecutive trading day period, the company may issue a notice of mandatory conversion requiring the conversion of shares of the Class A stock to Class B stock within 20 days.

         Voting Rights. The holders of Class A stock have the same voting rights as the Class B stock. Both the Class A stock and the Class B stock will vote together as a single class on all matters.

         Liquidation Rights. The holders of Class A stock are entitled to share ratably with the holders of the Class B stock in the available proceeds of any liquidation or dissolution of the company. The Class A stock has no preference upon a liquidation of the company.

Preferred Stock

         Our certificate of incorporation authorizes the company to issue up to 2,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors. No shares of preferred stock have been issued.

Warrants

         The company currently has issued and outstanding stock purchase warrants which, in the aggregate, entitle the holders of those warrants to purchase 1,089,594 shares of Class B stock. Each warrant entitles the holder to purchase one share of Class B stock at a purchase price of $9.74, as adjusted for Class B stock dividends during a period commencing on January 22, 1999 and expiring on January 21, 2002 although the expiration date of the warrants is subject to acceleration as provided below. Any warrant not exercised on or before the expiration date shall expire and will not thereafter be exercisable. Warrant holders do not have the rights and privileges of holders of common stock.

         The company has the right to accelerate the expiration date of the warrants in the event that (i) the Class B stock is traded on a nationally recognized securities exchange or the NASDAQ National or SmallCap Market, and
(ii) the Class B stock has traded at $13.28 per share or above and has not traded below $13.28 per share for 20 consecutive trading days. In the event these conditions are met, the company may, but is not obligated to, issue a notice of acceleration to each warrant holder. Upon issuance of the notice, the warrants will expire 30 days after the date of the notice. To the extent the company issues the notice of acceleration, it will be required to redeem each outstanding but unexercised warrant for a price of $0.09 per warrant, as adjusted upon the expiration of the warrants.

                            ANTI-TAKEOVER PROVISIONS

Bank Regulatory Requirements. Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the Federal Reserve Bank ("FRB") determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended ("BHCA"), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

Delaware Law. Certain provisions of Delaware law are designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined in Section
203) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with the corporation at any time during the three-year period following the date such "Person" came to own 15% or more of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding for this purpose calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of

Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

Classified Board of Directors. Pursuant to the company's Certificate of Incorporation, the Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws provide that the size of the board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the company.

Stockholder Vote Required to Approve Business Combinations. The Certificate of Incorporation requires the approval of the holders of at least 80% of the company's outstanding shares of voting stock to approve certain "Business Combinations," and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any Business Combination except in cases where the proposed transaction has been approved in advance by a majority of the company's Board of Directors. This provisions of the Certificate of Incorporation applies to any "Business Combination," which is defined to include
(i) any merger or consolidation of the company or any of its subsidiaries with or into any other person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any other person of substantially all of the assets of the company or combined assets of the company and its subsidiary, or (iii) any offer for the exchange of securities of another entry for the securities of the company.

Evaluation of Offers. The Certificate of Incorporation further provides that the Board of Directors, when evaluating any offer of another "Person", to (i) make a tender or exchange offer for any equity security of the company, (ii) merge or consolidate the company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the company, may, in connection with the exercise of its judgment in determining what is in the best interest of the company, the bank and the shareholders of the company, give due consideration (to the extent permitted by law) to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the company's customers and the bank's present and future account holders, borrowers and employees; on the communities in which the company and the bank operate or are located; and on the ability of the company to fulfill its corporate objectives as a bank holding company and on the ability of the bank to fulfill the objectives of a state chartered stock bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the company, the Board of Directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of the company, even if the price offered is significantly greater than the then market price of any equity security of the company.

Amendment of Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by a majority vote of the company's Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights and the provisions relating to approval of certain business combinations.

Certain Bylaw Provisions The Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors to give at least 90 days advance notice in writing to the Secretary of the company. The notice provision requires a stockholder wishing to nominate any person or election as a director provide the company with certain information concerning the nominee and the proposing stockholder.

                                 TRANSFER AGENT

         We have recently switched from one transfer agent to another. Our transfer agent until September 10, 2000 was Stocktrans, Inc., 7 East Lancaster Avenue, Ardmore, Pennsylvania. As of September 11, 2000 our transfer agent is National City Bank, Shareholder Services, P. O. Box 92301, Cleveland, Ohio 44193-0900.


                                  LEGAL MATTERS

         The validity of the shares of the Class B common stock offered by this prospectus will be passed upon for us by Jamieson, Moore, Peskin & Spicer, P.C., Morristown, New Jersey.

                                     EXPERTS

         Our financial statements as of December 31, 1998 and for year then ended included in this prospectus or in the registration statement, of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants. Grant Thornton LLP's report appears in this prospectus and elsewhere in this registration statement. The financial statements as of December 31, 1998 and for year then ended are included in reliance upon the report of Grant Thornton LLP, given upon the authority of that firm as experts in accounting and auditing.

         Our financial statements as of December 31, 1999 and for year then ended included in this prospectus or in the registration statement, of which this prospectus forms a part, have been audited by KPMG LLP, independent certified public accountants. KPMG LLP's report appears in this prospectus and elsewhere in this registration statement. The financial statements as of December 31, 1999 and for year then ended are included in reliance upon the report of KPMG LLP, given upon the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. For further information with respect to the company and the shares of common stock, reference is made to the Registration Statement and the exhibits and schedules attached hereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Website that contains copies of such material. The address of the Securities and Exchange Commission's Website is (http://www.sec.gov). Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

         The company is subject to the informational requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in Chicago, Illinois and New York, New York.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
         Condensed Consolidated Balance Sheets -
           At June 30, 2000 (unaudited) and at December 31, 1999........... F-2

         Condensed Consolidated Statements of Operations (unaudited) -
           Three months ended June 30, 2000 and 1999....................... F-3

         Condensed Consolidated Statements of Operations (unaudited) -
           Six months ended June 30, 2000 and 1999......................... F-4

         Condensed Consolidated Statements of Cash Flows (unaudited) -
           Six months ended June 30, 2000 and 1999......................... F-5

         Notes to Consolidated Financial Statement......................... F-6

         Independent Auditors' Reports..................................... F-11

         Consolidated Balance Sheets
           At December 31, 1999 and 1998................................... F-13

         Consolidated Statements of Operations
           Years ended December 31, 1999 and 1998 and
           the Period January 1, 1998 to January 22, 1998.................. F-14

         Consolidated Statement of Changes in Stockholders' Equity
           At December 31, 1999, 1998 and 1997............................. F-15

         Consolidated Statements of Cash Flows
           Years ended December 31, 1999 and 1998.......................... F-16

         Notes to Consolidated Financial Statements........................ F-17

                     Admiralty Bancorp, Inc. and subsidiary

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                           June 30,     December 31,
                                                                             2000           1999
                                                                         -----------    ------------
                                                                         (Unaudited)
ASSETS
Cash and cash equivalents
        Cash and due from banks .....................................     $   5,637      $   5,115
        Interest bearing due from banks .............................           205             21
        Federal funds sold ..........................................         4,161             --
                                                                          ---------      ---------
              Total cash and cash equivalents .......................        10,003          5,136
Investment securities available for sale,
        at fair market value ........................................        12,876          8,885
Investment securities held to maturity, at cost
        (fair market value of $21,998 and $17,721 at
        June 30, 2000 and December 31, 1999, respectively) ..........        22,398         18,025
Loans, net ..........................................................       137,056         99,840
Accrued interest receivable .........................................           879            642
Federal Reserve Bank and FHLB stock .................................         1,277            772
Premises and equipment, net .........................................         2,482          1,841
Goodwill, net .......................................................         3,463          3,540
Other assets ........................................................         1,797          1,281
                                                                          ---------      ---------
              Total assets ..........................................     $ 192,231      $ 139,962
                                                                          =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits ............................................................     $ 153,435      $ 110,273
Federal funds purchased .............................................            --            571
Securities sold under agreement to repurchase .......................         9,000          9,000
Advances from FHLB ..................................................         9,000             --
Accrued interest payable ............................................           331            214
Other liabilities ...................................................           432            330
                                                                          ---------      ---------
        Total liabilities ...........................................       172,198        120,388
                                                                          ---------      ---------
SHAREHOLDERS' EQUITY
Preferred stock, no par value, 2,000,000 shares
        authorized, no shares issued or outstanding .................            --             --
Common stock, Class A, no par value, 1,000,000 shares
        authorized, 454,250 and 844,254 shares issued and outstanding
        at June 30, 1999 and December 31, 1999, respectively ........         3,828          7,114
Common stock, Class B, no par value, 4,000,000 shares authorized,
        2,329,561 and 1,889,205 shares issued and outstanding
        at June 30, 2000 and December 31, 1999, respectively ........        19,359         16,073
Accumulated deficit .................................................        (2,999)        (3,437)
Accumulated other comprehensive loss, net ...........................          (155)          (176)
                                                                          ---------      ---------
        Total shareholders' equity ..................................        20,033         19,574
                                                                          ---------      ---------
        Total liabilities and shareholders' equity ..................     $ 192,231      $ 139,962
                                                                          =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                     Admiralty Bancorp, Inc. and subsidiary

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per-share data)
                                   (unaudited)

                                                           Three Months      Three Months
                                                              Ended             Ended
                                                             June 30,          June 30,
                                                               2000              1999
                                                            ----------        ----------
Interest and dividend income
        Loans ......................................        $    2,936        $    1,412
        Mortgage-backed securities .................               519                54
        Other debt securities ......................               107               107
        Federal funds sold .........................                82               174
        Dividends from FRB and FHLB stock ..........                22                12
        Other ......................................                 1                --
                                                            ----------        ----------
              Total interest and dividend income ...             3,667             1,759
                                                            ----------        ----------
Interest expense
        Deposits ...................................             1,272               516
        Federal funds purchased ....................                10                --
        Securities sold under repurchase agreement .               142                --
        Advances from FHLB .........................               150                --
                                                            ----------        ----------
              Total interest expense ...............             1,574               516
                                                            ----------        ----------
              Net interest and dividend income .....             2,093             1,243
Provision for loan losses ..........................               244                57
                                                            ----------        ----------
              Net interest and dividend income after
              provision for loan losses ............             1,849             1,186
                                                            ----------        ----------
Non-interest income
        Service charges and fees ...................               221               210
        Gain on sale of loans ......................                 9                --
        Gain on sale of other real estate ..........                17                 4
        Other income ...............................                 1                23
                                                            ----------        ----------
              Total non-interest income ............               248               237
                                                            ----------        ----------
Non-interest expense
        Salaries and employee benefits .............               742               544
        Occupancy ..................................               267               204
        Furniture and equipment ....................                97                86
        Amortization of goodwill ...................                39                40
        Other expense ..............................               561               447
                                                            ----------        ----------
              Total non-interest expense ...........             1,706             1,321
                                                            ----------        ----------
              Income before income tax expense .....               391               102
Income tax expense .................................               166                75
                                                            ----------        ----------
        Net income .................................        $      225        $       27
                                                            ==========        ==========
Per share data
  Net income per share - basic and diluted .........        $     0.08        $     0.01
                                                            ==========        ==========
  Weighted average shares outstanding ..............         2,842,452         2,848,214
                                                            ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                     Admiralty Bancorp, Inc. and subsidiary

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per-share data)
                                   (unaudited)

                                                             Six Months        Six Months
                                                              Ended             Ended
                                                             June 30,          June 30,
                                                               2000              1999
                                                            ----------        ----------
Interest and dividend income
        Loans ......................................        $    5,391        $    2,533
        Mortgage-backed securities .................               936               110
        Other debt securities ......................               218               184
        Federal funds sold .........................                93               316
        Dividends from FRB and FHLB stock ..........                39                23
        Other ......................................                 2                --
                                                            ----------        ----------
              Total interest and dividend income ...             6,679             3,166
                                                            ----------        ----------
Interest expense
        Deposits ...................................             2,227               853
        Federal funds purchased ....................                23                --
        Securities sold under repurchase agreement .               282                --
        Advances from FHLB .........................               212                --
                                                            ----------        ----------
              Total interest expense ...............             2,744               853
                                                            ----------        ----------
              Net interest and dividend income .....             3,935             2,313
Provision for loan losses ..........................               443                72
                                                            ----------        ----------
              Net interest and dividend income after
              provision for loan losses ............             3,492             2,241
                                                            ----------        ----------
Non-interest income
        Service charges and fees ...................               455               416
        Gain on sale of securities .................                16                --
        Gain on sale of loans ......................                 9                59
        Gain on sale of other real estate ..........                17                 4
        Other income ...............................                 4                36
                                                            ----------        ----------
              Total non-interest income ............               501               515
                                                            ----------        ----------
Non-interest expense
        Salaries and employee benefits .............             1,487             1,071
        Occupancy ..................................               482               413
        Furniture and equipment ....................               181               186
        Amortization of goodwill ...................                77                80
        Other expense ..............................             1,006               838
                                                            ----------        ----------
              Total non-interest expense ...........             3,233             2,588
                                                            ----------        ----------
              Income before income tax expense .....               760               168
Income tax expense .................................               322               111
                                                            ----------        ----------
        Net income .................................        $      438        $       57
                                                            ==========        ==========
Per share data
  Net income per share - basic and diluted .........        $     0.15        $     0.02
                                                            ==========        ==========
  Weighted average shares outstanding ..............         2,842,452         2,848,214
                                                            ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                     Admiralty Bancorp, Inc. and subsidiary

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)
                                   (unaudited)

                                                                              Six Months        Six Months
                                                                                Ended             Ended
                                                                               June 30,          June 30,
                                                                                 2000              1999
                                                                               ---------        ----------
Operating activities
        Net income ....................................................        $    438         $     57
        Adjustments to reconcile net income to net cash provided by
          (used in) operating activities
          Provision for loan losses ...................................             443               72
          Depreciation and amortization ...............................             264              277
          Gain on sales of securities .................................             (16)              --
          Gain on sales of loans ......................................              (9)             (59)
          Gain on sales of premises and equipment .....................              --              (22)
          Gain on sales of other real estate owned ....................             (17)              (4)
          Increase in accrued interest receivable .....................            (237)            (214)
          (Increase) decrease in other assets .........................            (634)              46
          Increase in accrued interest payable ........................             117               20
          Increase (decrease) in other liabilities ....................             102              (43)
                                                                               --------         --------
              Net cash provided by operating activities ...............             451              130
                                                                               --------         --------
Investing activities
        Proceeds from maturities of investment securities
          available for sale ..........................................           1,040            2,022
        Proceeds from maturities of investment securities
          held to maturity ............................................             620               --
        Proceeds from sales of investment securities available for sale              17               --
        Purchases of investment securities available for sale .........          (4,998)          (2,000)
        Purchases of investment securities held to maturity ...........          (4,998)          (5,002)
        Purchase of Federal Reserve Bank & FHLB stock .................            (505)             (89)
        Net loan originations and principal collections on loans ......         (37,939)         (24,149)
        Proceeds from loan sales ......................................             289              878
        Proceeds from sale of premises and equipment ..................              --               24
        Proceeds from sales of other real estate owned ................             123                4
        Purchase of premises and equipment, net .......................            (824)            (651)
                                                                               --------         --------
          Net cash used in investing activities .......................         (47,175)         (28,963)
                                                                               --------         --------
Financing activities
        Net increase in deposits ......................................          43,162           26,656
        Net increase in federal funds purchased, securities sold under
          agreements to repurchase and advances from FHLB .............           8,429               --
                                                                               --------         --------
          Net cash provided by financing activities ...................          51,591           26,656
                                                                               --------         --------
Net increase (decrease) in cash and cash equivalents ..................           4,867           (2,177)
Cash and cash equivalents, beginning of period ........................           5,136           17,296
                                                                               --------         --------
Cash and cash equivalents, end of period ..............................        $ 10,003         $ 15,119
                                                                               ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                     Admiralty Bancorp, Inc. and subsidiary

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated interim financial statements of Admiralty Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Admiralty Bank (the "Bank") reflect all adjustments (including normal recurring accruals) which, in the opinion of management, are necessary to present fairly the Company's consolidated financial condition and the consolidated results of operations and the consolidated cash flows for interim periods. Certain prior year amounts have been reclassified to conform to the 2000 presentation. The results for interim periods are not necessarily indicative of trends or results to be expected for the full year. These condensed consolidated interim financial statements and notes should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

The Company is incorporated in the state of Delaware and is registered with the Board of Governors of the Federal Reserve Bank as a financial holding company. The Bank is a Florida state chartered commercial bank, with its main office in Palm Beach Gardens, Florida, and branches in Boca Raton, Juno Beach, Jupiter, and Melbourne, Florida. On March 11, 2000, the Company converted from a one bank holding company to a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "Modernization Act"). This status permits the Company to undertake financial activities which need not be closely related to banking, such as insurance brokerage activities. Under the Modernization Act, the Company's bank subsidiary must remain "well capitalized" (i.e., have a leveraged capital ratio of 5% or greater and a risk based capital ratio of 10% or greater) and well managed, or the Company could be required to divest itself of its non-banking activities. In addition, the Company must maintain a rating of "satisfactory" or better under the Community Reinvestment Act. The Company has entered into a joint venture to sell insurance, and may seek alliances with other financial service providers, as a way to enhance non-interest income.

The Company has formed Admiralty Insurance Services, LLC ("AIS") as a joint venture with USI Florida ("USI") to offer a wide range of insurance products, primarily to customers of the Bank. USI and the Company are each 50 percent owners of AIS. USI and AIS will share equally in commissions on policies sold, and the Company is entitled to 50 percent of the net income of AIS. Under the agreement, USI Florida will absorb all costs incurred by AIS for operating expenses. AIS did minimal business during the six months ended June 30, 2000 and no revenue was recognized during the period.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date of Statement 133 was delayed by Statement 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133." In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" (Statement 138). Statement 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply Statement 133. Statement 133 is now effective for all quarters of all fiscal years beginning after June 15, 2000, with an early adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on January 1, 2001, and that Statement 133 will not have a significant financial statement impact upon adoption.

NOTE 3 - COMPREHENSIVE INCOME

The following table sets forth the components of the Company's comprehensive income:

                                                              Six months ended
                                                            --------------------
                                                            June 30,    June 30,
                      (Unaudited)                             2000        1999
                     (in thousands)                         ---------  ---------
Net Income                                                   $ 438       $  57

Other comprehensive income (loss), net of tax -
    Change in net unrealized gain on securities
      held available for sale, net of taxes of $(12)
      and $62 in 2000 and 1999, respectively ............       21        (103)
                                                             -----       -----
Comprehensive income                                         $ 459       $ (46)
                                                             =====       =====

NOTE 4 - NET INCOME PER SHARE

The Company calculates net income per share in accordance with SFAS No. 128, "Earnings Per Share." Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods presented. Using this method, adjustments are to be made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options and warrants, all of which are considered common stock equivalents.

The following table illustrates the reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the six months ended June 30, 2000, and 1999:

                                                      Six Months Ended
                                                 --------------------------
                                                June 30, 2000   June 30, 1999
                                                 ----------      ----------
                                                   (dollars in thousands,
                                                   except per share data)

Net income ..................................    $      438     $       57
                                                 ----------     ----------
Weighted average shares .....................     2,842,452      2,848,214
                                                 ----------     ----------
Basic and diluted earnings per share .........   $     0.15     $     0.02
                                                 ----------     ----------

On January 22, 1999 the Board of Directors declared a 4.4% dividend paid to Class A shareholders in shares of the Company's Class B common stock. Due the different dividend rights of the two classes of stock and the preferential nature of this dividend, the issuance of the Class B share dividend has been reflected in earnings per share from the date of issuance.

On December 17, 1999 the Board of Directors declared a dividend of $1.00 per Class A share, payable in Class B common stock to all shareholders of record of Class A common stock as of December 31, 1999. In order to treat the holders of Class B common stock similarly as the holders of the Class A common stock, the Board of Directors declared a 12.91% stock dividend on the Company's Class B common stock to be paid to the holders of the Class B common stock as of December 31, 1999. For purposes of the earnings per share, the issuance of this Class B stock dividend has been effected as of January 1, 1999. The basic and diluted weighted average number of shares outstanding and net earnings per share information for 1999 has been restated to reflect the effects of this stock dividend.

The basic and diluted weighted average number of shares outstanding and net earnings per share information for 1998 and 1999 have been restated to reflect a 1:1.1291 conversion ratio for discretionary conversions of Class A shares to Class B shares, reflecting the change in the Class A conversion ratio caused by the 1999 stock dividend on the Class B shares. During the three and six month periods ended June 30, 2000, 241,944 and 390,004 Class A shares were converted to 273,181 and 440,357 shares of Class B common stock, respectively. As of June 30, 2000, 454,250 shares of Class A Common stock remain outstanding.

NOTE 5 - INVESTMENT AND MORTGAGE BACKED SECURITIES

The amortized cost and fair value of investment securities and mortgage-backed securities are as follows:

                                                                  Gross       Gross
                                                   Amortized    Unrealized  Unrealized     Fair
                                                      Cost        Gains       Losses       Value
                                                    --------     --------    --------     --------
                                                                    (In thousands)
June 30, 2000
AVAILABLE FOR SALE:

U.S. Government and Agency
securities .....................................    $  6,500     $      0    $   (207)    $  6,293

Mortgage-backed securities .....................       6,610           22         (63)       6,569

Other  securities ..............................          14            0           0           14
                                                    --------     --------    --------     --------
Sub-total ......................................    $ 13,124     $     22    $   (270)    $ 12,876
                                                    --------     --------    --------     --------

HELD TO MATURITY:

U.S. Government and Agency
securities .....................................    $  1,000     $      0    $    (29)    $    971

Mortgage-backed securities .....................      21,398           22        (393)      21,027
                                                    --------     --------    --------     --------
Sub-total ......................................    $ 22,398     $     22    $   (422)    $ 21,998
                                                    --------     --------    --------     --------
TOTAL ..........................................    $ 35,522     $     44    $   (692)    $ 34,874
                                                    ========     ========    ========     ========

The amortized cost and fair value of investment and mortgage-backed securities are as follows:

                                                                 Gross       Gross
                                                    Amortized  Unrealized  Unrealized    Fair
                                                       Cost      Gains       Losses      Value
                                                     -------    -------     -------     -------
                                                                  (In thousands)
December 31, 1999
AVAILABLE FOR SALE:

U.S. Government and Agency ......................    $ 6,997    $     0    $  (218)    $ 6,779
securities

Mortgage-backed securities ......................      2,155          0        (63)      2,092

Other securities ................................         14          0          0          14
                                                     -------    -------    -------     -------
Sub-total .......................................    $ 9,166    $     0    $  (281)    $ 8,885
                                                     -------    -------    -------     -------

HELD TO MATURITY:

U.S. Government and Agency ......................    $ 1,000    $     0    $   (28)    $   972
securities

Mortgage-backed securities ......................     17,025          0       (276)     16,749
                                                     -------    -------    -------     -------
Sub-total .......................................    $18,025    $     0    $  (304)    $17,721
                                                     -------    -------    -------     -------
TOTAL ...........................................    $27,191    $     0    $  (585)    $26,606
                                                     =======    =======    =======     =======

The carrying value of securities pledged to secure deposits and for other purposes required or permitted by law amounted to approximately $21.9 million and $10.6 million at June 30, 2000 and December 31, 1999, respectively.

NOTE 6 - LOANS

The following schedule presents the components of loans, net of unearned income, by type, as of June 30, 2000 and December 31, 1999:

                                              June 30, 2000          December 31, 1999
                                          --------------------     --------------------
                                                     (Dollars in thousands)
                                           Amount     Percent       Amount     Percent
                                          --------    --------     --------    --------
Commercial and Industrial ............    $ 24,430          18%    $ 20,380          20%

Real Estate Non-Residential Properties      91,659          66%      61,416          60%

Residential Properties ...............      14,866          11%      10,824          11%

Construction .........................       6,117           4%       7,148           7%

Consumer .............................       1,935           1%       1,534           2%
                                          --------    --------     --------    --------
Gross Loans ..........................     139,007         100%     101,302         100%

less:  net deferred fees .............         488                      445
                                          --------                 --------
Total loans ..........................     138,519                  100,857

less: allowance for loan losses ......       1,463                    1,017
                                          --------                 --------
Net loans ............................    $137,056                 $ 99,840
                                          ========                 ========

         Changes in the allowance for loan losses are as follows:

                                                Six months ended
                                             ---------------------
                                            June 30,       June 30,
                                              2000           1999
                                             ------         ------
                                             (Dollars in thousands)

       Balance at beginning of year          $1,017         $  602
       Provision for loan losses                443             72
       Charge-offs                               --             (1)
       Recoveries                                 3             25
                                             ------         ------
       Ending Balance                        $1,463         $  698
                                             ======         ======
       Ratio of net charge-offs to
       average loans outstanding               0.00%        -0.04%

       Balance of allowance as a % of
       total loans at period end               1.06%          0.98%

Loans with unpaid principal balances of $195 thousand were 90 days or more contractually delinquent or on nonaccrual status at June 30, 2000 and December 31, 1999.

                          Independent Auditors' Report

The Board of Directors and Shareholders
Admiralty Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Admiralty Bancorp, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Admiralty Bancorp, Inc. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ KPMG LLP


West Palm Beach, Florida
January 14, 2000

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
Admiralty Bancorp, Inc. and subsidiary

        We have audited the accompanying consolidated balance sheet of Admiralty Bancorp, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining , on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Admiralty Bancorp, Inc. and subsidiary as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year ended, in conformity with generally accepted accounting principles.

/s/  Grant Thornton LLP


Philadelphia, Pennsylvania
February 19, 1999

                     Admiralty Bancorp, Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                          December 31,
                                                                                    -----------------------
                                                                                       1999          1998
                                                                                    ---------     ---------
ASSETS Cash and cash equivalents:
        Cash and due from banks ................................................    $   5,115     $   3,996
        Interest bearing due from banks ........................................           21             6
        Federal funds sold .....................................................           --        13,294
                                                                                    ---------     ---------
              Total cash and cash equivalents ..................................        5,136        17,296
Investment securities available for sale,
        at fair market value ...................................................        8,885         9,391
Investment securities held to maturity, at cost
        (fair market value of $17,721 at December 31, 1999) ....................       18,025            --
Loans, net .....................................................................       99,840        46,812
Accrued interest receivable ....................................................          642           266
Federal Reserve Bank and FHLB stock ............................................          772           683
Premises and equipment, net ....................................................        1,841         1,113
Deferred tax asset, net ........................................................          464           436
Goodwill (net of accumulated depreciation of $301 thousand
        and $147 thousand at December 31, 1999 and 1998, respectively) .........        3,540         3,834
Other assets ...................................................................          817           917
                                                                                    ---------     ---------
              Total assets .....................................................    $ 139,962     $  80,748
                                                                                    =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits .......................................................................    $ 110,273     $  60,718
Federal funds purchased ........................................................          571            --
Securities sold under agreement to repurchase ..................................        9,000            --
Accrued interest payable .......................................................          214            58
Due under purchase contract ....................................................           --           202
Other liabilities ..............................................................          330           268
                                                                                    ---------     ---------
        Total liabilities ......................................................      120,388        61,246
                                                                                    ---------     ---------
SHAREHOLDERS' EQUITY
Preferred stock, no par value, 2,000,000 shares
        authorized, no shares issued or outstanding ............................           --            --
Common stock, Class A, no par value, 1,000,000 shares
        authorized, 844,254 and 888,881 shares issued and outstanding at December 31, 1999 and 1998, respectively.  Class A
        shares are convertible to Class B common stock .........................        7,114         7,490
Common stock, Class B, no par value, 4,000,000 shares
        authorized, 1,889,205 and 1,492,759 shares issued and
        outstanding at December 31, 1999 and 1998 respectively .................       16,073        12,884
Accumulated deficit ............................................................       (3,437)         (876)
Accumulated other comprehensive income (loss), net .............................         (176)            4
                                                                                    ---------     ---------
Total shareholders' equity .....................................................       19,574        19,502
                                                                                    ---------     ---------
Total liabilities and shareholders' equity .....................................    $ 139,962     $  80,748
                                                                                    =========     =========

See accompanying notes to consolidated financial statements.

                     Admiralty Bancorp, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per-share data)

                                                           Admiralty Bancorp, Inc.      Predecessor
                                                               and Subsidiary              Company
                                                         ---------------------------     -----------
                                                                                        For the Period
                                                                                        January 1, 1998
                                                          Year Ended      Year Ended       Through
                                                         December 31,    December 31,    January 21,
                                                             1999            1998           1998
                                                         -----------     -----------     -----------
                                                                                         (unaudited)
Interest and dividend income
        Loans .......................................    $     6,479     $     2,937     $       147
        Mortgage-backed securities ..................            538             646              62
        Other debt securities .......................            408             135               5
        Federal funds sold ..........................            456             298               1
        Dividends from Federal Reserve Bank
          and FHLB stock ............................             48              17               1
        Other .......................................              1              --              --
                                                         -----------     -----------     -----------
              Total interest and dividend income ....          7,930           4,033             216
                                                         -----------     -----------     -----------
Interest expense
        Deposits ....................................          2,318           1,079              71
        Federal funds purchased .....................             17              10               5
        Securities sold under repurchase
          agreement .................................            113              --              --
                                                         -----------     -----------     -----------
              Total interest expense ................          2,448           1,089              76
                                                         -----------     -----------     -----------
              Net interest and dividend income ......          5,482           2,944             140
Provision for loan losses ...........................            525             385              --
                                                         -----------     -----------     -----------
              Net interest and dividend income
              after provision for loan losses .......          4,957           2,559             140
                                                         -----------     -----------     -----------
Non-interest income
        Service charges and fees ....................            925             608              13
        Net loss on sale of securities ..............             --             (39)             --
        Gain on sale of loans .......................            100             244              --
        Other income ................................             50              --              27
                                                         -----------     -----------     -----------
              Total non-interest income .............          1,075             813              40
                                                         -----------     -----------     -----------
Non-interest expense
        Salaries and employee benefits ..............          2,271           1,441              39
        Occupancy ...................................            820             525              29
        Furniture and equipment .....................            355             273              11
        Amortization of goodwill ....................            154             147              --
        Other expense ...............................          1,796           1,473              52
                                                         -----------     -----------     -----------
              Total non-interest expense ............          5,396           3,859             131
                                                         -----------     -----------     -----------
              Income (loss) before income tax
               expense and minority interest ........            636            (487)             49
Income tax expense ..................................            384              --              --
                                                         -----------     -----------     -----------
        Income (loss) before minority interest ......            252            (487)             49
Minority interest ...................................             --              (4)             (2)
                                                         -----------     -----------     -----------
        Net income (loss) ...........................    $       252     $      (491)    $        47
                                                         ===========     ===========     ===========
Per share data
  Net income (loss) per share - basic and diluted ...    $      0.09
                                                         ===========
        Class A Common Stock ........................                    $      0.44
                                                                         ===========
        Class B Common Stock ........................                    $     (1.12)
                                                                         ===========
  Weighted average shares outstanding ...............      2,847,915       1,840,414
                                                         ===========     ===========

See accompanying notes to consolidated financial statements.

                     Admiralty Bancorp, Inc. and Subsidiary

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                               Accumulated
                                                       Common Stock                               Other
                                       --------------------------------------------  Retained    Compre-       Total
                             Stock           Class A               Class B           Earnings/   hensive      Share-      Compre-
(Dollars in thousands)    Subscription ---------------------   --------------------    Accum.    Income/      holders'    hensive
                           Receivable    Number        $        Number        $      (Deficit)    (Loss)      Equity      Income
                           ---------   ---------   ---------   ---------  ---------  ---------   ---------   ---------   ---------
Balance at
   December 31, 1997       $    (205)    888,881   $   8,060     133,320  $      90  $      59   $      --   $   8,004   $      --

Issuance of Class B
   Common Stock                   --          --          --   1,315,000     12,350         --          --      12,350

Cost of Issuance of
   Class A Common Stock           --          --        (570)         --         --         --          --        (570)

Collection of Subscription
   Receivable                    205          --          --          --         --         --          --         205

Class A Common
   Stock Dividend                 --          --          --      44,439        444       (444)         --          --

Net loss for year ended
   December 31, 1998              --          --          --          --         --       (491)         --        (491)       (491)

Other comprehensive income:
  Change in net unrealized
   gain on securities held
   available for sale, net
   of taxes of $(3)               --          --          --          --         --         --           4           4           4
                           ---------   ---------   ---------   ---------  ---------  ---------   ---------   ---------   ---------
Comprehensive income                                                                                                     $    (487)
                                                                                                                         =========
Balance at
   December 31, 1998              --     888,881       7,490   1,492,759     12,884       (876)          4      19,502

Class A shares converted
   to Class B shares              --     (44,627)       (376)     44,627        376         --          --          --

Stock Dividends                   --          --          --     351,819      2,813     (2,813)         --          --

Net income for year ended
   December 31, 1999              --          --          --          --         --        252          --         252         252

Other comprehensive income:
  Change in net unrealized
   loss on securities
   held available for sale,
   net of taxes of $108           --          --          --          --         --         --        (180)       (180)       (180)
                           ---------   ---------   ---------   ---------  ---------  ---------   ---------   ---------   ---------
Comprehensive income                                                                                                     $      72
                                                                                                                         =========
Balance at
   December 31, 1999       $      --     844,254   $   7,114   1,889,205  $  16,073  $  (3,437)  $    (176)  $  19,574
                           =========   =========   =========   =========  =========  =========   =========   =========

See accompanying notes to consolidated financial statements.

                     Admiralty Bancorp, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                 Year Ended         Year Ended
                                                                              December 31, 1999  December 31, 1998
                                                                              -----------------  -----------------
Operating activities
        Net income (loss) .................................................        $    252         $   (491)
        Adjustments to reconcile net income to net cash provided by
          (used in) operating activities
          Minority interest ...............................................              --                4
          Provision for loan losses .......................................             525              385
          Depreciation and amortization ...................................             512              429
          Amortization, net of accretion, of investment securities ........              21              140
          Deferred income tax provision ...................................              80               --
          Loss on sales of securities .....................................              --               39
          Gain on sales of loans ..........................................            (100)            (244)
          Gain on sales of premises and equipment .........................             (21)              --
          Gain on sales of other real estate owned ........................              (4)              --
          Change in accrued interest receivable ...........................            (376)            (229)
          Change in accrued interest payable ..............................             156               58
          Change in other assets ..........................................             200               72
          Change in other liabilities .....................................              62             (516)
                                                                                   --------         --------
              Net cash provided by (used in) operating activities .........           1,307             (353)
                                                                                   --------         --------
Investing activities
        Proceeds from maturities of investment securities
          available for sale ..............................................           2,698           16,125
        Proceeds from maturities of investment securities
          held to maturity ................................................             309               --
        Proceeds from sales of investment securities available for sale ...              --            2,955
        Purchases of investment securities available for sale .............          (2,499)          (9,171)
        Purchases of investment securities held to maturity ...............         (18,336)              --
        Purchase of Federal Reserve Bank & FHLB stock .....................             (89)            (569)
        Net loan originations and principal collections on loans ..........         (55,277)         (24,724)
        Proceeds from loan sales ..........................................           1,716            2,653
        Proceeds from sale of premises and equipment ......................              24               --
        Proceeds from sales of other real estate owned ....................              12               --
        Purchase of premises and equipment, net ...........................          (1,091)            (776)
        Payment for purchase of Company, net of cash acquired .............             (60)          (4,440)
                                                                                   --------         --------
          Net cash used in investing activities ...........................         (72,593)         (17,947)
                                                                                   --------         --------
Financing activities
        Net chnage in deposits ............................................          49,555           21,206
        Net change in securities sold under agreements to
          repurchase and other borrowings .................................           9,571           (4,582)
        Collection of subscription receivable .............................              --              205
        Payment to purchase minority interest .............................              --             (358)
        Proceeds from issuance of common stock - net of costs .............              --           11,280
                                                                                   --------         --------
          Net cash provided by financing activities .......................          59,126           27,751
                                                                                   --------         --------

Net (decrease) increase in cash and cash equivalents ......................         (12,160)           9,451

Cash and cash equivalents, beginning of period ............................          17,296            7,845
                                                                                   --------         --------
Cash and cash equivalents, end of period ..................................        $  5,136         $ 17,296
                                                                                   ========         ========
Supplemental disclosures:
        Cash paid for:
          Interest ........................................................        $  2,292         $  1,164
          Taxes ...........................................................             115              321
        Noncash investing and financing activities:
          Change in unrealized gain (loss) on available for sale securities        $   (288)        $      7
          Change in deferred taxes related to available for sale securities             108               (3)
          Transfer of loans to other real estate ..........................             108               --

See accompanying notes to consolidated financial statements.

                     Admiralty Bancorp, Inc. and Subsidiary
                           December 31, 1999 and 1998

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

Nature of Business

Admiralty Bancorp, Inc., successor company to White Eagle Financial Group, Inc., is a one bank holding company incorporated in the state of Delaware. The consolidated financial statements include the accounts of Admiralty Bancorp, Inc. ("Admiralty"), and its wholly owned subsidiary, Admiralty Bank ("the Bank"), collectively referred to as "the Company". The Bank is a state-chartered independent community bank with its main office in Palm Beach Gardens, Florida, and branches in Boca Raton, Juno Beach, Jupiter and Melbourne, Florida.

The Bank operates as a commercial bank offering a wide variety of commercial loans and, to a lesser degree, consumer credits. The Bank originates small business loans which are partially guaranteed by the Small Business Administration. The Bank sells the guaranteed portion to unrelated third parties. The Bank continues to service these loans. Its primary future strategic aim is to establish a reputation and market presence as the "small and middle market business bank" in its principal market. The Bank funds its loans primarily by offering time, savings and money market, and demand deposit accounts to both commercial enterprises and individuals. Additionally, the Bank originates residential mortgage loans. Principal markets include southern and central Florida.

The Bank competes with other banking and financial institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

On January 22, 1998, Admiralty Bancorp, Inc. acquired White Eagle Financial Group, Inc. ("WEFG" or "the Predecessor Company"). In connection with the transaction, Admiralty Bancorp, Inc. (N.J. corporation) was merged into WEFG (the Change In Control) and WEFG then changed its name to Admiralty Bancorp, Inc. In connection with the transaction, a new board of directors was elected and new management was subsequently hired. The transaction was accounted for under the purchase method of accounting and accordingly the results of operations for the period ended December 31, 1998, include only the results of operations of the Company from the date of acquisition, January 22, 1998. Prior to the Change In Control and the Company's Public Offering, the Predecessor Company was a privately held institution. Accordingly, the Predecessor Company's operations for the first 21 days of 1998 are presented separately.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Admiralty Bancorp, Inc. and its wholly owned subsidiary, Admiralty Bank.

The accounting policies of the Company conform with generally accepted accounting principles and predominant practices within the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes, among other factors, an analysis of historical loss rates, by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from estimated loss percentages, which are established based upon a limited number of potential loss classifications.

As of December 31, 1999, substantially all of the Company's real estate loans are secured by real estate in Palm Beach and Broward counties. Accordingly, the ultimate collectibility of a substantial portion of the Company's real estate loan portfolio is susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Investment Securities

The Bank accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires investments in securities to be classified in one of three categories: held to maturity, trading, or available for sale. Investments in debt securities, for which management has both the ability and intent to hold to maturity, are carried at cost, adjusted for the amortization of premiums and accretion of discounts computed by the interest method. Investments in debt securities, which management believes may be sold prior to maturity due to changes in interest rates, prepayment risk and equity, liquidity requirements or other factors, are classified as available for sale. Net unrealized gains and losses for such securities, net of tax effect, are recognized as a component of comprehensive income included in shareholders' equity and excluded from the determination of net income. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value with the related write-downs included in earnings as realized losses. The Bank does not engage in security trading. Security transactions are accounted for on a trade date basis. Gains or losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

The Company does not purchase, sell or utilize off-balance sheet derivative financial instruments or derivative commodity instruments.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of deferred fees or costs on originated loans and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense.

Loan principal considered to be uncollectible by management is charged against the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb inherent losses which probably exist as of the evaluation date due to the inherent risks in the loan portfolio even though they might not have been identified by the objective loan review process. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Loss estimates for specified problem loans are also detailed.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, "Accounting for Contingencies", and SFAS No. 114 "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into segments based upon the underlying collateral. The Company provides for a general allowance for losses inherent in the portfolio by the collateral categories. General loss percentages are calculated based upon historical analyses as well as estimates of the inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific analysis on each classified loan indicates that it is probable that the Bank will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Bank measures impairment based on either (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Bank measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable, applicable to periods prior to the current year, is charged off to the allowance for loan losses. Interest which had accrued in the current year is reversed out of current period income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments as interest at which time the loan is returned to accruing status. Loans 90 days or more past due and still accruing interest must have both principal and accruing interest adequately secured and must be in the process of collection.

Bank Premises And Equipment

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation.

Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.

Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower carrying amount of fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Mortgage Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Goodwill

Goodwill, representing the excess of the purchase price over the fair value of the net assets acquired from WEFG, is being amortized on a straight-line basis over its estimated useful life of 25 years. The Company, at each balance sheet date, evaluates the recovery of the carrying amount of goodwill by determining if any impairment indicators are present. These indicators include duplication of resources resulting from acquisitions, income derived from businesses acquired and other factors. If this review indicates that goodwill will not be recoverable, as principally determined based on the estimated undiscounted cash flows of the acquired entity over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of discounted future cash flows.

Transfers Of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Long-Lived and Intangible Assets

The Bank accounts for long-lived and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The Statement requires that long-lived and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Restrictions On Cash And Due From Banks

The Bank is required to maintain reserves against customer demand deposits by keeping cash on hand or balances with the Federal Reserve Bank in a non-interest bearing account. The reserve balances required to be maintained in cash on hand and/or in balances at the Federal Reserve Bank were $918 thousand and $426 thousand at December 31, 1999 and 1998, respectively.

Statement Of Cash Flows

Cash and cash equivalents are defined as cash on hand, cash items in the process of collection, amounts due from banks and federal funds sold with an original maturity of three months or less.

Management Stock Option Plan

SFAS No. 123, "Accounting for Stock- Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB Opinion) No. 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's management stock option plan have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation is recognized for them. The Company has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Retirement Plan

The Company has a savings plan pursuant to the provisions of section 401(k) of the Internal Revenue Code for all eligible employees. An eligible employee may elect to contribute to the 401(k) plan in the form of deferrals of between 1% and 15% of the total base compensation that would otherwise be payable to the employee. Employee contributions are fully vested and non-forfeitable at all times. The 401(k) plan permits contributions by the Company. In 1999 the Company matched 50% of the employees' contributions up to 6% of the participant's base salary. The Company did not make a matching contribution in 1998. The Company accrues costs as incurred. Expenses accrued toward contributions to this plan amounted to $34,000 and $-0- for the years ended December 31, 1999 and 1998, respectively.

Earnings (Loss) Per Common Share

The Company computes basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing the net income (loss) to common shareholders for the year by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing the net income (loss) available to common shareholders for the year by the weighted-average number of common stock and potential common stock outstanding during the year, to the extent that such potential common stock is dilutive. Potential common stock consists of the shares issuable pursuant to the exercise of stock options. Since the potential common stock for the year ended December 31, 1999 and for the period from January 22, 1998 through December 31, 1998 is antidilutive, basic earnings (loss) per share is equal to the diluted net earnings (loss) per share for each year.

Prior to January 1, 1999, the capital structure of the Company provided for the dividend rights of Class A common shareholders to be different than the dividend rights of the Class B common shareholders. Accordingly, the "two class" method of computing earnings per share was used. Under the "two class" method, net earnings is allocated based on a formula that determines earnings per share for each class of common stock according to dividends declared. Effective January 1, 1999, the Company adopted a new dividend policy whereby the Class A and Class B common shareholders will be treated equally in the amount and terms of dividends declared and the form of payment of dividends. Earnings per share for the year ended December 31, 1999 are not presented under the "two class" method.

On January 22, 1999 the Board of Directors declared a 4.4% dividend paid to Class A shareholders in shares of the Company's Class B common stock. Due the different dividend rights of the two classes of stock and the preferential nature of this dividend, the issuance of the Class B share dividend has been reflected in earnings (loss) per share from the date of issuance.

On December 17, 1999 the Board of Directors declared and annual dividend of $1.00 per Class A share, payable in Class B common stock to all shareholders of record of Class A common stock as of December 31, 1999. In order to treat the holders of Class B common stock similarly as the holders of the Class A common stock, the Board of Directors declared a 12.91% stock dividend on the Company's Class B common stock to be paid to the holders of the Class B common stock as of December 31, 1999. For purposes of the earnings (loss) per share, the issuance of this Class B stock dividend has been effected as of January 1, 1998. The basic and diluted weighted average number of shares outstanding and net earnings
(loss) per share information for 1998 has been restated to reflect the effects of this stock dividend.

The basic and diluted weighted average number of shares outstanding and net earnings per share information for 1998 and 1999 have been restated to reflect a 1:1.1291 conversion ratio for discretionary conversions of Class A shares to Class B shares, reflecting the change in the Class A conversion ratio caused by the 1999 stock dividend on the Class B shares.

The following table presents the computation of basic and diluted earnings per share:


                                                 Year Ended
(In thousands, except shares and                 December 31,             Year Ended
     per share information)                         1999               December 31, 1998
                                                 ----------     ------------------------------
                                                                 Class A     Class B    Total
                                                                ----------   --------   -----
Net Income (loss)..............................  $      252                             $(491)
                                                 ==========
Less:  Class A dividend........................                 $      444                 (444)
                                                                ==========                ------
Loss attributable to Class B shareholders......                              $   (935)  $(935)
                                                                             ========   =====
Weighted average number of shares
     of common stock...........................   2,847,915      1,003,636    836,778
Additional dilutive shares related
     to stock options                                    --             --         --
                                                 ----------     ----------  ---------
Total weighted average common shares
    and equivalents outstanding for dilutive
    earnings per share computation.............   2,847,915      1,003,636    836,778
                                                 ==========     ==========   ========
Basic earnings (loss) per share................  $     0.09     $     0.44   $  (1.12)

Diluted earnings (loss) per share..............  $     0.09     $     0.44   $  (1.12)

Earnings per share for the period from January 1, 1998 through January 21, 1998 for the Predecessor Company has not been presented because it is not considered meaningful.

Comprehensive Income

On January 1, 1998, the Company adopted SFAS No. 130 which establishes standards to provide prominent disclosure of comprehensive income items. Other comprehensive income consists of net unrealized gains on investment securities available for sale. The components of other comprehensive income are as follows:


                                                 December 31, 1999
                                        -------------------------------------
                                        Before Tax       Tax      Net of Tax
        (In thousands)                    Amount        Effect      Amount
                                        -----------     ------    -----------
Unrealized loss on securities:
  Unrealized holding loss arising
    during period.......................   $(288)        $108        $(180)
  Less reclassification adjustment
    for losses realized in net income...      --           --           --
                                           -----         ----        -----
Other comprehensive loss, net...........   $(288)        $108        $(180)
                                           =====         ====        =====


                                                 December 31, 1998
                                        -------------------------------------
                                        Before Tax       Tax      Net of Tax
        (In thousands)                    Amount        Effect      Amount
                                        -----------     ------    -----------

Unrealized gains on securities:
  Unrealized holding loss arising
    during period.......................   $ (32)        $ 12        $ (20)
  Less reclassification adjustment
    for losses realized in net income...      39          (15)          24
                                           -----         ----        -----
Other comprehensive income, net.........   $   7         $ (3)       $   4
                                           =====         ====        =====

Advertising Costs

The Bank expenses advertising costs as incurred. Advertising costs were $34 thousand and $26 thousand in 1999 and 1998 respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Reclassifications

Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date of Statement 133 was delayed by Statement 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133." In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" (Statement 138). Statement 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply Statement 133. Statement 133 is now effective for all quarters of all fiscal years beginning after June 15, 2000, with an early adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on January 1, 2001, and that Statement 133 will not have a significant financial statement impact upon adoption.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities as of December 31, 1999 are as follows:

                                        Gross          Gross
December 31, 1999       Amortized     Unrealized     Unrealized
                           Cost         Gains          Losses       Fair Value
                        ---------   -----------------------------   ----------
                                           (In thousands)
AVAILABLE FOR SALE:

U.S. Government and
Agency securities.....   $ 6,997          $ 0          $(218)         $ 6,779

Mortgage-backed
securities............     2,155            0            (63)           2,092

Other  securities.....        14            0              0               14
                         -------          ---          -----          -------
SUB-TOTAL.............   $ 9,166          $ 0          $(281)         $ 8,885
                         -------          ---          -----          -------

                                        Gross          Gross
December 31, 1999       Amortized     Unrealized     Unrealized
                           Cost         Gains          Losses       Fair Value
                        ---------   -----------------------------   ----------
                                           (In thousands)

HELD TO MATURITY:

U.S. Government and
Agency securities.....   $ 1,000          $ 0          $ (28)         $   972

Mortgage-backed
securities............    17,025            0           (276)          16,749
                         -------          ---          -----          -------
SUB-TOTAL.............    18,025            0           (304)          17,721
                         -------          ---          -----          -------
TOTAL SECURITIES......   $27,191          $ 0          $(585)         $26,606
                         -------          ---          -----          -------

The amortized cost and fair value of investment securities as of December 31, 1998 are as follows:

                                        Gross          Gross
December 31, 1998       Amortized     Unrealized     Unrealized
                           Cost         Gains          Losses       Fair Value
                        ---------   -----------------------------   ----------
                                           (In thousands)
AVAILABLE FOR SALE:

U.S. Government and      $ 4,500          $ 1          $  (4)         $ 4,497
Agency securities.....

Mortgage-backed
securities............     4,870           11             (1)           4,880

Other securities......        14            0              0               14
                         -------          ---          -----          -------
TOTAL.................   $ 9,384          $12          $  (5)         $ 9,391
                         =======          ===          =====          =======

At December 31, 1998, the Company had no investment securities classified as held to maturity.

The carrying value of securities pledged to secure deposits and for other purposes required or permitted by law amounted to approximately $10,554 thousand and $-0- at December 31, 1999 and December 31, 1998, respectively.

The amortized cost and estimated fair value of the Company's investment and mortgaged backed securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               December 31, 1999
                                            -------------------------
                                               Available for Sale
                                            -------------------------
                    (In thousands)          Amortized           Fair
                                              Cost              Value
                                            ---------          ------
Due in one year or less.................        500               497
Due from one year to five years.........      6,497             6,282
Mortgage-backed securities..............      2,155             2,092
Other securities........................         14                14
                                              9,166             8,885
                                             ======            ======

                                                 Held to Maturity
                                            -------------------------
                    (In thousands)          Amortized           Fair
                                              Cost              Value
                                            ---------          ------
Due from one year to five years.........      1,000               972
Mortgage- backed securities.............     17,025            16,749
                                             ------            ------
                                             18,025            17,721
                                             ======            ======

Proceeds from the sales of securities classified as available for sale were $2,916 thousand in 1998 while no securities were sold during 1999. The Company realized no securities gains in 1999 and $3 thousand in the year ended December 31, 1998. The Company realized no securities losses in 1999 and $42 thousand in the year ended December 31, 1998.

NOTE 4 - LOANS

The following schedule presents the components of loans by type, as of December 31, 1999 and December 31, 1998.

                                                    December 31,
                                              1999                1998
                                        ------------------   -----------------
                                         Amount    Percent   Amount    Percent
                                        --------   -------   -------   -------
                                           (in thousands, except percentages)
Commercial and Industrial...............$ 20,380     20%     $10,701     22%
Real Estate Non-Residential Properties..  61,416     60%      30,465     64%
Residential Properties..................  10,824     11%       3,694      8%
Construction............................   7,148      7%       1,912      4%
Consumer................................   1,534      2%         963      2%
                                        --------    ---      -------    ---
Gross loans.............................$101,302    100%     $47,735    100%
                                                    ===                 ===
less:  net deferred fees................     445                 321
                                        --------             -------
Total loans............................. 100,857             $47,414
less:  allowance for loan losses........   1,017                 602
                                        --------             -------
Net loans...............................$ 99,840             $46,812
                                        ========             =======



Changes in the allowance for loan losses are as follows:

                                            Year Ended            Year Ended
       (Dollars in thousands)            December 31, 1999     December 31, 1998
                                         -----------------     -----------------

Balance at beginning of year............     $  602                 $378
Provision for loan losses...............        525                  385
Charge-offs.............................       (178)                (199)
Recoveries..............................         68                   38
                                             ------                 ----
Ending Balance..........................     $1,017                 $602
                                             ======                 ====

Loans with unpaid principal balances of $195 thousand and $109 thousand were 90 days or more contractually delinquent or on nonaccrual status at December 31, 1999 and December 31, 1998, respectively.

The balance of impaired loans was $154 and $0 at December 31, 1999 and 1998 respectively. The Bank has identified a loan as impaired when it is probable that principal and interest will not be collected according to the contractual terms of the loan agreement. The allowance for loan loss associated with impaired loans was $37 thousand and $0 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans was approximately $37 thousand and $446 thousand for the years ended December 31, 1999 and 1998 respectively. No income was recognized on impaired loans in 1999 and approximately $40 thousand in income was recognized during the year ended December 31, 1998. No cash was collected on impaired loans during 1999. Total cash collected for the year ended December 31, 1998 was approximately $42 thousand, of which approximately $40 thousand was applied to interest and $2 thousand was applied to the principal balance outstanding. Interest which would have been accrued on impaired loans for the years ended December 31, 1999 and 1998, was approximately $1 thousand in each year.

A loan having a carrying value of $108 thousand was transferred to foreclosed real estate in 1999, and no loans were transferred to foreclosed real estate in 1998.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

(In thousands)                                         December 31,
                                                    ------------------
                           Estimated Useful Lives    1999        1998
                           ----------------------  -------     -------
Furniture and equipment...      3 - 7 Years        $ 2,143     $ 1,842
Leasehold improvements....     5 - 15 Years          1,238         621
                                                   -------     -------
                                                     3,381     $ 2,463
Accumulated depreciation
  and amortization........                          (1,540)     (1,350)
                                                   -------     -------
                                                   $ 1,841     $ 1,113
                                                   =======     =======

NOTE 6 - DEPOSITS

Deposits are summarized as follows:

(In thousands)                                    December 31,
                                              ----------------------
                                                1999          1998
                                              --------       -------
Non-interest bearing demand.............      $ 29,235       $20,129
Savings, NOW and money market...........        46,884        21,239

Time deposits, under $100,000...........        20,187        11,570
Time deposits, $100,000 and over........        13,967         7,780
                                              --------       -------
                                              $110,273       $60,718
                                              ========       =======

At December 31, 1999, the scheduled maturities of time deposits are as follows:
(in thousands)

           2000 .............    $31,985
           2001 .............      1,422
           2002 .............        503
           2003 .............         56
           2004 .............        188
                                 -------
                                 $34,154
                                 =======


NOTE 7 - OTHER BORROWED FUNDS

The Company has a $ 4 million unsecured Federal funds overnight borrowing line of credit and a secured line of credit with a correspondent bank. At December 31, 1999 the Company had a balance of $571 thousand drawn on the unsecured line of credit. The Company's unencumbered investment securities are the collateral for the secured line of credit and serve to determine the total amount available under the line.

The Company entered into a $9.0 million repurchase agreement during the October 1999. The funds received in the repurchase transaction were used toward the purchase of a $10.1 million, 20 year, FHLMC mortgage-backed security which is the security sold under the agreement. The borrowings under the repurchase agreement mature $3.1 million in one year, $3.0 million in two years and $2.9 million in three years. The cost of the one year borrowing is 6.04%, the two year borrowing is at 6.25% and the three year borrowing is at 6.45%. At each maturity date management will evaluate whether to replace the borrowings or pay them off using Company funds.



Information concerning securities sold under agreements to repurchase during the year ended December 31, 1999 is summarized as follows:

                             (Dollars in thousands)

Average balance during the year.........$ 1,819
Average interest rate during the year...   6.24%
Maximum month end balance
  during the year.......................$ 9,000

Mortgage-backed securities underlying
  the agreements at year end:

Carrying value..........................$10,056
Estimated fair value....................$ 9,890


Securities underlying the agreement were held by the counterparty.

NOTE 8 - INCOME TAXES

Income tax expense is comprised of the following:

                      (In thousands)            Years Ended December 31,
                                             -----------------------------
                                             1999                     1998
                                             ----                    -----
Federal.................................     $273                    $ -0-
State...................................       31                      -0-
                                             ----                    -----
                                             $304                    $ -0-
                                             ----                    -----
Federal.................................     $ 72                    $ -0-
State...................................        8                      -0-
                                             ----                    -----
                                             $ 80                    $ -0-
                                             ----                    -----
Total income tax expense...............      $384                    $ -0-
                                             ====                    =====

The income tax provision reconciled to the tax computed at the statutory federal rate was as follows:

                      (In thousands)            Years Ended December 31,
                                             -----------------------------
                                             1999                     1998
                                             ----                    -----
Tax at statutory rate of 34%............     $216                    $(167)
State taxes, net of federal tax benefit.       19                       (9)
Non-deductible goodwill.................       52                       51
Tax exempt income.......................        0                      (24)
Other non-deductible items..............       13                        3
Increase in valuation allowance.........       90                      116
Other...................................       (6)                      30
                                             ----                    -----
Total provision.........................     $384                    $ -0-
                                             ====                    =====

The net deferred tax asset consisted of the following:

                                          Years Ended
                        (In thousands)    December 31,
                                        ---------------
                                         1999      1998
                                        -----      ----
Deferred tax assets (liabilities)
  Net operating loss carryforward.......$ 398      $ 491
  Premises and equipment................   68         17
  Sale of SBA loans.....................  (86)       (81)
  Allowance for loan losses.............  185        117
  Unrealized loss (gain) on securities
    Available for sale..................  105         (3)
  Other.................................    0         11
                                        -----      -----
  Total deferred tax asset..............  670        552
Valuation allowance..................... (206)      (116)
                                        -----      -----
  Net deferred tax asset................  464        436
Less:  asset at beginning of year....... (436)      (439)
Change in unrealized (loss) gain on
  securities available for sale......... (108)         3
                                        -----      -----
Provision for deferred income taxes.....$ (80)     $   0
                                        =====      =====

The valuation allowance for deferred tax assets as of December 31, 1999 and 1998 was $206 thousand and $116 thousand, respectively. The net change in the total valuation allowance for the years ended December 31, 1999 and 1998 was an increase of $90 thousand and $116 thousand, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 1999, the Company had unused net operating loss carryforwards of approximately $1.1 million for Federal and Florida income tax purposes expiring in various amounts from the 2006 through 2008. The loss carryforward reflects the maximum benefit that could be obtained from the net operating losses due to limitations under Internal Revenue Code Section 382.

NOTE 9 - STOCKHOLDERS' EQUITY

The total authorized capital stock of Admiralty consists of 5,000,000 shares of common stock and 2,000,000 shares of preferred stock.

Admiralty established Class A Common Stock which possess all such rights and privileges as are afforded to capital stock by law and shall also possess the following rights, privileges and limitations:

         DIVIDENDS

         The holder of each share of Class A Common Stock shall be entitled to receive out of any funds legally available therefore, when and as declared by the Board of Directors, preferential dividends thereon at the annual rate of ten percent (10%) per annum based upon a $10.00 per share stated value, payable semiannually on June 30 and December 31, or on such other date or dates as may be determined by the

         Board of Directors. The Directors have elected to pay the Class A dividend on an annual basis. Those dividends shall be non-cumulative and may be paid either in cash or in shares of the Company's Class B Common Stock, at the discretion of the Company's Board of Directors. No dividends shall be declared, or paid or set apart for payment on the Company's Class B Common Stock (described below) for any period unless the most recently required dividend is paid on the Class A Common Stock. Holders of shares of the Class A Common Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the non-cumulative dividends, as herein provided, on the Class A Common Stock, unless specially declared by the Board of Directors.

         VOTING RIGHTS

         Holders of Class A Common Stock shall have the right to vote at any meeting of stockholders or otherwise and shall be entitled to notice of any such meeting. Each share of Class A Common Stock is entitled to one vote per share, and unless otherwise required by law, the Class A Common Stock will vote with the Class B Common Stock together as a single class.

         CONVERSION RIGHTS

         VOLUNTARY CONVERSION. Each share of Class A Common Stock is convertible, at the option of the holder, into one share of Class B Common Stock, at any time or from time to time.

         INVOLUNTARY CONVERSION. In addition to the foregoing voluntary conversion rights, the Company has the right to require a holder of Class A Common Stock to convert the Class A Common Stock into Class B Common Stock, at the rate of one share of Class B Common Stock for each share of Class A Common Stock held, in the event that the Class B Common Stock trades at $13.28 or higher and does not trade below $13.28 for the next 20 consecutive trading days. Upon the end of such 20 consecutive trading day period, Company may issue a notice of mandatory conversion requiring the conversion of shares of the Class A Common Stock to Class B Common Stock within 20 days.

         The conversion rate set forth above is subject to adjustment in the event of payment of certain stock dividends, stock split-ups or combinations or other similar recapitalizations, to ensure that a holder of the Class A Common Stock does not have his interests in the Company diluted through such transaction. Due to a 12.91% stock dividend paid in January 2000 to all shareholders of record on December 31, 1999, each share of class A common stock is now convertible into
         1.1291 shares of Class B common stock.

Admiralty also established Class B Common Stock which possess all such rights and privileges as are afforded to capital stock by law. Voting rights, with regard to any items upon which the Class B Common Stock shall be required or entitled to vote, the Class B Common Stock shall vote together with the Class A Common Stock as a single class, except as otherwise required by law.

On March 22, 1999, the Board of Directors resolved to treat both classes of the Company's stock equally, in terms of the amount of dividends declared and the form of payment of dividends. This resolution and new dividend policy was effective January 1, 1999. However, the resolution specifically excepts the January, 1999 dividend paid to Class A shareholders which represented the dividend on Class A shares for the second half of 1998.

The Company also has outstanding 1,089,594 warrants to purchase Class B common stock at $9.74 per share for a period commencing January 22, 1998 and ending January 21, 2002. The expiration date of the warrants is subject to acceleration as described in Note 16 - Plan of Merger and Recapitalization.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Bank utilizes certain office space and equipment under operating leases expiring through 2010. Total rent expense under such operating leases, included in occupancy expense, was approximately $616 thousand and $352 thousand for the years ended December 31, 1999 and 1998, respectively.

Approximate minimum payments under non-cancelable operating leases for the period ending December 31, are as follows:

2000 ..............    $  623,000
2001 ..............       598,000
2002 ..............       599,000
2003 ..............       579,000
2004...............       416,000
Thereafter ........     1,575,000
                       ----------
                       $4,390,000
                       ==========

Other

The Bank is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the outcome of this litigation will not have a significant effect on the accompanying financial statements.

NOTE 11 - MANAGEMENT STOCK OPTION PLAN

In May 1998, the Board of Directors of the Company approved the 1998 Management Stock Option Plan (the Management Plan), which provides for options to purchase up to 372,613 shares (adjusted for the recent stock dividend) of Class B stock to be issued to members of the Board of Directors and management of the Company, the Bank and any other subsidiaries which the Company acquires or incorporates in the future.

The Management Plan provides for the granting of both incentive options and nonstatutory options. Incentive stock options may be granted at an exercise price of not less than 100% of the fair market value of the Class B stock on the date of the grant. The option price for nonstatutory options may not be less than 100% of the fair market value of the Class B stock on the date of grant. The Board of Directors has discretion to set the actual exercise price of any option within the foregoing parameters. The options, which have a term of 10 years when issued, vest either immediately or over a period specified by the Board.

The Management Plan is a fixed stock option plan accounted for under APB Opinion No. 25 and related interpretations. Had compensation cost for the plans been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and earnings per share for the Class B Common Stock would have been reduced to the pro forma amounts indicated below for the periods presented.

  (In thousands, except per share data)             Year ended December 31,
                                                   ------------------------
                                                     1999             1998
                                                   ------           -------
Net income (loss)
  As reported...............................       $  252           $  (491)
  Pro forma.................................       $ (338)          $(1,745)
Basic and diluted loss per share - Class B

  As reported...............................          n/a           $ (1.12)
  Pro forma.................................          n/a           $ (2.62)
Basic and diluted earnings (loss) per share
  As reported...............................       $ 0.09               n/a
  Pro forma.................................       $(0.12)              n/a

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999 and 1998: no dividend yield; expected volatility of 60%; expected lives of five years for all options; and a risk free interest rate of 6.04% and 5.48% for 1999 and 1998, respectively.

A summary of the status of the Company's fixed stock option plans as of December 31, 1999 and 1998, and changes for the years then ended is as follows:

                                                    Years Ended December 31,
                                                    ------------------------
                                             1999                             1998
                                             ----                             ----
                                                    Weighted                         Weighted
                                                    average                          average
                                    Number       exercise price      Number       exercise price
                                    ------       --------------      ------       --------------
Option outstanding at
  beginning of year..............   260,825          $ 9.30              -0-          $  -0-
Options granted..................   139,454            8.59          260,825            9.30
Options exercised................   (27,666)           9.30              -0-             -0-
Options forfeited................       -0-             -0-              -0-             -0-
                                    -------          ------          -------          ------
Options outstanding at
  end of year....................   372,613          $ 9.05          260,825          $ 9.30
                                    =======          ======          =======          ======
Options exercisable at
  end of year....................   357,370          $ 9.11          249,534          $ 9.30
                                    =======          ======          =======          ======
Weighted average fair value of
  options granted during year....                    $ 4.39                           $ 5.24
                                                     ======                           ======

The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                                 Options Outstanding                          Options Exercisable
               -----------------------------------------------------   ----------------------------------
                   Number            Weighted Avg.                         Number
    Exercise    at Outstanding        Remaining        Weighted Avg.    Exercisable at      Weighted Avg.
     Prices    December 31, 1999   Contractual Life   Exercise Price   December 31, 1999   Exercise Price
    --------   -----------------   ----------------   --------------   -----------------   --------------
    $ 9.30          316,154          8.6 years            $ 9.30            316,154            $ 9.30
    $ 9.29            1,130          8.8 years            $ 9.29              1,130            $ 9.29
    $ 7.59           49,118          9.8 years            $ 7.59             36,698            $ 7.59
    $ 7.58              565          9.8 years            $ 7.58                565            $ 7.58
    $ 7.53            5,646         10.0 years            $ 7.53              2,823            $ 7.53
                    -------                                                 -------
                    372,613                                                 357,370
                    =======                                                 =======

NOTE 12 - RELATED PARTY TRANSACTIONS

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates, (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank's business on substantially the same items, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Bank Directors and Officers keep depository balances with the Bank. The aggregate dollar amount of these loans was $5.5 million and $982 thousand at December 31, 1999 and 1998, respectively. For the year ended December 31, 1999, $5.5 million in funds were disbursed and $791 thousand of principal repayments were received.

The Bank's branches in Boca Raton and Jupiter are leased from entities owned by certain members of the Company's Board of Directors. The aggregate rental payment due under these two leases will be approximately $246 thousand per year. The Company believes that these leases represent fair market value, and are comparable to terms which the Bank could have obtained from unaffiliated parties.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISKS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank does not always require collateral or other security to support financial instruments with credit risk. The approximate contract amounts are as follows:

                      (In thousands)               December 31,
                                             ------------------------
                                              1999              1998
                                             ------            ------
Unfunded lines of credit................     $2,230            $1,216
Standby letters of credit...............        399               149
Unfunded construction loan commitments..      2,983             4,145
Unfunded commercial loan commitments....      8,964             9,966

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

The Bank has not been required to perform on any financial guarantees during the past year. The Bank has not incurred any losses on its commitments in 1999 or 1998.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company's general practice and intent to hold its financial instruments to maturity and to not engage in trading or significant sales activities. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values and recorded carrying amounts are as follows:

Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

                 (In thousands)                                  1999                                    1998
                                                       -------------------------------         -------------------------------
                                                        Amount               Value              Amount              Value
                                                       --------         --------------         --------         --------------
Cash and cash equivalents..........................     $ 5,136             $ 5,136             $17,296             $17,296
                                                        =======             =======             =======             =======
Investment securities, including Federal Reserve
Bank and FHLB stock ...............................     $27,682             $27,378             $10,074             $10,074
                                                        =======             =======             =======             =======

The fair value of the total loan portfolio has been estimated using present value cash flows, discounted at the approximate current market rates adjusted for non-interest operating costs, and giving consideration to estimated prepayment risk and credit loss factors.

                 (In thousands)                                  1999                                    1998
                                                       -------------------------------         -------------------------------
                                                        Amount               Value              Amount              Value
                                                       --------         --------------         --------         --------------
Loans...............................................    $99,840             $99,014             $46,812             $46,790
                                                        =======             =======             =======             =======

Fair value of financial instruments with stated maturities has been estimated using present value cash flow, discounted at a rate approximating current market for similar assets and liabilities. Fair value of financial instrument liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand).

                 (In thousands)                                  1999                                    1998
                                                       -------------------------------         -------------------------------
                                                        Amount               Value              Amount              Value
                                                       --------         --------------         --------         --------------
Deposits with stated maturities.........                $34,154             $34,296             $19,350             $19,396
                                                        =======             =======             =======             =======

Deposits with no stated maturities......                $76,119             $76,119             $41,368             $41,368
                                                        =======             =======             =======             =======
Borrowing with stated maturities........                $ 9,000             $ 9,054             $   -0-             $   -0-
                                                        =======             =======             =======             =======
Borrowings with no stated maturities....                $   571             $   571             $   -0-             $   -0-
                                                        =======             =======             =======             =======

The fair value of commitments to originate loans and other off-balance sheet instruments is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, the fair value also considers the difference between current levels of interest and the committed rates. As of December 31, 1999 and December 31, 1998 the fair value of these commitments, which are primarily comprised of floating rate loan commitments priced to market at funding, with notional amounts of $14.6 million and $15.5 million respectively, was immaterial.

The fair value of other financial instruments, including interest receivable and interest payable, approximates the carrying value due to the short term nature of these instruments.

NOTE 15 - REGULATORY MATTERS

The Bank, as a state-chartered, Federal Reserve member bank, is subject to regulatory dividend restrictions. Under such restrictions, the Bank may not, without prior regulatory approval, declare cash dividends.

The Bank is subject to various regulatory and capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Department categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         December 31, 1999                                                                   To Be Well Capitalized
                                                                      For Capital            Under Prompt Corrective
       (dollars in thousands)                  Actual               Adequacy Purposes           Action Provisions
                                          ------------------       --------------------      -----------------------
Total Capital
  (to risk weighted assets).............  $15,131      13.28%      >$9,114      >8.00%      >$11,392      >10.00%
                                                                   -            -            -             -
Tier I Capital
  (to risk weighted assets).............  $14,114      12.39%      >$4,557      >4.00%      >$ 6,835      > 6.00%
                                                                   -            -            -             -
Tier I Capital
  (to average assets)...................  $14,114      10.74%      >$5,258      >4.00%      >$ 6,573      > 5.00%
                                                                   -            -            -             -


         December 31, 1998                                                                   To Be Well Capitalized
                                                                      For Capital            Under Prompt Corrective
       (dollars in thousands)                  Actual               Adequacy Purposes           Action Provisions
                                          ------------------       --------------------      -----------------------
Total Capital
  (to risk weighted assets).............  $14,073      25.41%      >$4.430      >8.00%      >$ 5,538      >10.00%
                                                                   -            -            -             -
Tier I Capital
  (to risk weighted assets).............  $13,471      24.33%      >$2,215      >4.00%      >$ 3,323      > 6.00%
                                                                   -            -            -             -
Tier I Capital
  (to average assets)...................  $13,471      19.21%      >$2,805      >4.00%      >$ 3,507      > 5.00%
                                                                   -            -            -             -

NOTE 16 - PLAN OF MERGER AND RECAPITALIZATION

During September 1997, Admiralty entered into an Agreement and Plan of Merger (the Agreement) with WEFG. Pursuant to the terms of the Agreement, all then existing shareholders of WEFG had their interests in WEFG cancelled in exchange for a cash payment equal to 1.85 times the shareholders' equity of WEFG. The consideration paid to WEFG shareholders upon consummation of the acquisition was $7.5 million. Additionally, Admiralty paid a finder fee of $500 thousand, payable in 50,000 shares of Class B Common Stock, to the former Chairman of the Board of WEFG in conjunction with the sale of WEFG to Admiralty. This fee was considered additional consideration in the purchase WEFG. In connection with this transaction, Admiralty was merged into WEFG and WEFG then changed its name to Admiralty Bancorp, Inc. This transaction was accounted for under the purchase method of accounting and accordingly, the results of operation for the year ended December 31, 1998, include only the results of operations of WEFG from the date of acquisition, January 22, 1998. The acquisition resulted in the Company recording $3.9 million of goodwill which is being amortized on a straight-line basis over 25 years. Amortization expense for the years ended December 31, 1999 and 1998 was $154 thousand and $147 thousand respectively.

The following represents the unaudited pro forma financial information of Admiralty as if the acquisition occurred on January 1, 1998. The pro forma information should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place.

                                           UNAUDITED PRO FORMA
                                           -------------------
                                                Year ended
 (In thousands, except per share data)      December 31, 1998
                                            -----------------
Interest income.........................         $4,249
Interest expense........................          1,165
                                                 ------
Net interest income.....................         $3,084
                                                 ------
Net income (loss).......................         $ (444)
                                                 ======
Net income (loss) per share
  Class A Common Stock..................         $ 0.50
  Class B Common Stock..................         $(1.06)

The organizers of Admiralty recapitalized the Company through $8,000,000 in new capital raised through a private placement of the Company's Class A Units, consisting of one share of Class A Common Stock, no par value (the Class A Stock) and one Class B Common Stock Purchase Warrant (the Class B Stock). Holders of the warrants are entitled to purchase 903,286 shares of the Class B Stock. Each Class A Unit had a purchase price of $10.00. In addition, to compensate directors of the Company for their time and efforts in organizing the Company and consummating the Change in Control, the Board of Directors of the Company awarded warrants to purchase 169,371 shares of Class B common stock in the aggregate to members of the Board of Directors of the Company and, as part of the consideration in the Change in Control, the Company issued warrants to purchase 16,937 shares of common stock to the former majority shareholder of WEFG. Each of these warrants entitles the holder to purchase one share of the Class B Stock, at a purchase price of $9.74 per share, for a period commencing January 22,

1999, and ending January 21, 2002. The expiration date of the warrants is subject to acceleration as provided below and any warrant not exercised on or before the expiration date shall expire and shall not thereafter be exercisable. The Class A Common Stock can also be converted into shares of Class B Common Stock at the option of the holders of the Class A Common Stock. Additionally, in connection with the formation of Admiralty, the organizers received 88,881 shares of Class A Common Stock and 133,320 shares of Class B Common Stock for $150,000 of consideration.

The Company has the right to accelerate the expiration date of the warrants in the event that (i) the Class B stock is traded on a nationally recognized securities exchange or on the NASDAQ National or SmallCap Market, and (ii) the Class B stock has traded at $13.28 or above and has not traded below $13.28 per share for 20 consecutive trading days. In the event these conditions are met, the Company may, but is not obligated, to issue a notice of acceleration to each warrant holder. Upon issuance of the notice, the warrants will expire 30 days after the date of notice. To the extent the Company issues the notice of acceleration, it will be required to redeem each outstanding but unexercised warrant for a price of $0.09 per warrant upon the expiration of the warrants.

The Company completed a public offering in 1998 in which it sold 1.3 million shares of Class B Common Stock at $10.50 per share. After giving effect to offering expenses of $1.4 million, the sale resulted in net cash proceeds of $11.8 million.

No dealer, salesperson or any other
person has been authorized to give
information or make any                      700,000 to
representation not contained in              1,100,000 Shares
this prospectus in connection with           Class B Common Stock
the offer made hereby. If given or
made, such information or
representation must not be relied
upon as having been authorized by            ADMIRALTY BANCORP, INC.
company or underwriter. This
prospectus does not constitute an
offer to sell or a solicitation of
an offer to buy any of the                    P R O S P E C T U S
securities offered hereby in any
jurisdiction to any person to whom
it is unlawful to make such offer
in such jurisdiction. Neither the
delivery of this prospectus nor any
sale made hereunder shall, under
any circumstances, create any
implication that there has been no
change in the affairs of the
company since the date hereof or
that information contained herein
is current as of any time
subsequent to such date.

Until _____________, 2000 (25 days
after the date of the prospectus),
all dealers effecting transactions
in the common stock, whether or not
participating in this distribution,
may be required to deliver a                  _______________, 2000
prospectus. This is in addition to
the obligation of dealers to
deliver a prospectus when acting as
underwriters and with respect to
their unsold allotments or
subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Article EIGHT of the Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its present and former officers and directors and may, by action of its Board of Directors, indemnify its present and former employees and agents and persons serving at its request against expenses, including attorneys' fees, judgments, fines or amounts paid in settlement incurred in connection with any pending, threatened or completed action (civil or criminal) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), the Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met:
(i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

         Section 145 of the DGCL further provides that a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. In advance of the final disposition of a proceeding, the Company may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

         Article EIGHT also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the Company to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the Company would have the power to indemnify him under the provisions of Article EIGHT.

         Article EIGHT of the Company's Certification of Incorporation provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for a breach of any fiduciary duty as director owned to the Company or its shareholders except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement.

         All of such amounts (except the SEC Registration Fee and the NASD Filing Fee) are estimated.

         SEC Registration Fee                                          $  3,194
         Printing and Engraving Costs                                    15,000
         Legal Fees and Expenses                                         35,000
         Accounting Fees and Expenses                                    25,000
         Transfer Agent and Registrar Fees and Expenses                   2,500
         Miscellaneous                                                   19,306
                                                                       --------
                  TOTAL                                                $100,000

Item 26. Recent Sales of Unregistered Securities

         The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         In September, 1997, the Company issued 88,881 shares of Class A stock and 133,320 shares of Class B stock to its founders pursuant to one exemption from registration contained in Section 4(3) of the Securities Act. In January, 1998, the Company consummated a private placement of units (the "Units"). Each Unit consists of one (1) share of Class A Common Stock (the "Class A Stock") and one (1) Class B Common Stock purchase warrant (the "Warrant"). Each Warrant permits the holder thereof to purchase one (1) share of the Company's Class B Common Stock for a purchase price of $9.74 per share. Each Warrant has a term of four (4) years. The sale of the Units was undertaken in accordance with Rule 506 of Regulation D. Approximately 800,000 units were sold to 71 purchasers, all of whom the Company believes are "accredited investors" as defined in Rule 501 of Regulation D, for gross proceeds of $8,000,000.

Item 27.  Exhibits

                                  Exhibits List


Exhibit
Number         Description of Exhibits
-------        -----------------------
  3.1          Restated Certificate of Incorporation of Admiralty Bancorp, Inc.,
               a Delaware corporation(1)
  3.2          Certificate of Incorporation of Admiralty Bank(1)
  3.3          Bylaws of Admiralty Bancorp, Inc., a Delaware corporation(1)
  3.4          Bylaws of Admiralty Bank(1)
  4            Form of Class B Common Stock Certificate(1)
  5            Opinion of Jamieson, Moore, Peskin & Spicer, P.C.(2)
  10.1         Lease Agreement between Two South Orange Street, L.L.C. and
               Admiralty Bank (without exhibits)(2)
  10.2         Employment Agreement with Ward Kellogg(1)
  21           Subsidiaries of the Registrant(2)
  23.1         Consent of Jamieson, Moore, Peskin & Spicer (see Exhibit 5)

  23.2         Consent of KPMG LLP, West Palm Beach, FL as auditor to Admiralty
               Bancorp, Inc.
  23.3         Consent of Grant Thornton, LLP, Philadelphia, PA as auditor to
               Admiralty Bancorp, Inc.
  23.4         Consent of Randy O. Burden(2)
  23.5         Consent of Patrick Mathes(2)
  23.6         Consent of Douglas Hooker(2)
  24           Power of Attorney(2)
  27           Financial Data Schedule(2)
  99           Form of Subscription Agreement(2)


(1) Incorporated by reference from the registration statement on Form SB-2, registration number 333-60307.


(2) Previously filed.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on the 5th day of October, 2000.


                                               ADMIRALTY BANCORP, INC.

                                               /s/ Bruce A. Mahon
                                               ---------------------------------
                                               BRUCE A. MAHON
                                               Chairman of the Board

                                               /s/ William Berger
                                               ---------------------------------
                                               WILLIAM BERGER
                                               Director

                                               /s/ David B. Dickenson
                                               ---------------------------------
                                               DAVID B. DICKENSON
                                               Director

                                               /s/ Leslie E. Goodman
                                               ---------------------------------
                                               LESLIE E. GOODMAN
                                               Director

                                               /s/ Thomas L. Gray, Jr.
                                               ---------------------------------
                                               THOMAS L. GRAY, JR.
                                               Director

                                               /s/ Thomas J. Hanford
                                               ---------------------------------
                                               THOMAS J. HANFORD
                                               Director

                                               /s/ Sidney L. Hofing
                                               ---------------------------------
                                               SIDNEY L. HOFING
                                               Director

                                               /s/ Ward Kellogg
                                               ---------------------------------
                                               WARD KELLOGG
                                               CEO and Director
                                               (Principle Executive Officer)

                                               /s/ Peter L. A. Pantages
                                               ---------------------------------
                                               PETER L. A. PANTAGES
                                               Director

                                               /s/ Richard P. Rosa
                                               ---------------------------------
                                               RICHARD P. ROSA

                                               Director

                                               /s/ Craig A. Spencer
                                               ---------------------------------
                                               CRAIG A. SPENCER
                                               Director

                                               /s/ Joseph W. Veccia, Jr.
                                               ---------------------------------
                                               JOSEPH W. VECCIA, JR.
                                               Director

                                               /s/ Mark A. Wolters
                                               ---------------------------------
                                               MARK A. WOLTERS
                                               Director

                                               /s George R. Zoffinger
                                               ---------------------------------
                                               GEORGE R. ZOFFINGER
                                               Director

                                               /s/ Kevin M. Sacket
                                               ---------------------------------
                                               KEVIN M. SACKET
                                               Treasurer
                                               (Principle Financial Officer)

                                 EXHIBIT INDEX

EXHIBIT       DESCRIPTION
-------       -----------


 23.2 Consent of KPMG LLP, West Palm Beach, FL as auditor to Admiralty Bancorp, Inc.
 23.3 Consent of Grant Thornton, LLP, Philadelphia, PA as auditor to Admiralty Bancorp, Inc.